                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-64721

                           (TEXAS BANK & TRUST LOGO)

                                                                October 27, 1998

Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of T B & T, Inc. ("T B & T"), which will be held on Friday, November 27, 1998, at the offices of Texas Bank & Trust, 717 North Harwood Street, Dallas, Texas, at 8:00 a.m. local time. At the Special Meeting, shareholders of T B & T will be asked to consider and vote on approval of an Agreement and Plan of Merger, dated as of August 6, 1998 (the "Agreement"), between T B & T and The Colonial BancGroup, Inc. ("BancGroup"), pursuant to which T B & T will be merged with BancGroup (the "Merger"). In the Merger, T B & T shareholders will receive 0.6406 shares of BancGroup Common Stock in exchange for each share of T B & T Common Stock held by them. Cash will be paid for any fractional shares. Please see the attached Proxy Statement and Prospectus for a detailed description of the terms of the Merger.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE MERGER AS BEING IN THE BEST INTERESTS OF T B & T AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF THE AGREEMENT.

     Additional information regarding the Agreement, the Merger, T B & T and BancGroup is set forth in the attached Proxy Statement, which also serves as the Prospectus for the shares of BancGroup Common Stock to be issued in connection with the Merger. Please read these materials and carefully consider the information contained in them.

     The affirmative vote of two-thirds of the issued and outstanding shares of T B & T Common Stock is required to approve the Agreement. Whether or not you plan to attend the Special Meeting, you are urged to complete, sign and promptly return the enclosed Proxy Card to assure that your shares will be voted at the Special Meeting. If you attend the Special Meeting, you may vote in person if you wish, and your proxy will not be used.

                                          Sincerely,

                                          /S/ CHARLES B. PHILLIPS
                                                   CHARLES B. PHILLIPS
                                          President and Chief Executive Officer

                                 T B & T, INC.
                               1999 BRYAN STREET
                                   SUITE 100
                              DALLAS, TEXAS 75201
                                 (214) 969-1999

                               ------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON NOVEMBER 27, 1998, AT 8:00 A.M.

                               ------------------

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of T B & T, Inc. ("T B & T") will be held at the offices of Texas Bank & Trust, 717 North Harwood Street, Dallas, Texas on Friday, November 27, 1998, at 8:00 a.m., local time, for the following purposes:

          1. Merger. To consider and vote upon the proposed merger (the "Merger") of T B & T with and into The Colonial BancGroup, Inc. ("BancGroup"), in accordance with an Agreement and Plan of Merger, dated as of August 6, 1998, between T B & T and BancGroup (the "Agreement"). BancGroup will be the surviving corporation in the Merger. Each share of common stock of T B & T outstanding at the time of the Merger will be converted into the right to receive 0.6406 shares of BancGroup Common Stock, with cash paid in lieu of fractional shares as described in greater detail in the accompanying Proxy Statement and Prospectus. The Agreement is attached to the Proxy Statement and Prospectus as Appendix A.

          2. Other Matters. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors of T B & T has fixed the close of business on October 20, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. Only holders of record of the common stock of T B & T at the close of business on that date will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. T B & T shareholders are entitled to assert dissenters' rights of appraisal pursuant to Article 5.11 of the Texas Business Corporation Act. T B & T shareholders who comply with the provisions of applicable Texas law relating to dissenters' rights will be entitled to object to the Agreement and make written demand that BancGroup pay them in cash the fair value of their shares. A copy of the dissenters' rights provisions is attached to the enclosed Proxy Statement and Prospectus as Appendix B.

     You are cordially invited to attend the Special Meeting, but whether or not you plan to attend, please complete and sign the enclosed form of proxy and mail it promptly in the enclosed envelope. The proxy may be revoked at any time by filing a written revocation with the Secretary of T B & T, by executing a later dated proxy and delivering it to the Secretary of T B & T at or prior to the Special Meeting, or by attending the Special Meeting and voting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /S/ CHARLES B. PHILLIPS
                                                   CHARLES B. PHILLIPS
                                          President and Chief Executive Officer

October 27, 1998

                                   PROSPECTUS

                         COMMON STOCK, $2.50 PAR VALUE

                          THE COLONIAL BANCGROUP, INC.
                               ------------------
                                PROXY STATEMENT

                     FOR SPECIAL MEETING OF SHAREHOLDERS OF

                                 T B & T, INC.

                        TO BE HELD ON NOVEMBER 27, 1998

     This Proxy Statement and Prospectus (the "Prospectus") relates to the proposed merger (the "Merger") of T B & T, Inc., a Texas corporation ("T B & T"), with and into The Colonial BancGroup, Inc., a Delaware corporation ("BancGroup"). This Prospectus is being furnished to the shareholders of T B & T in connection with the solicitation of proxies by the Board of Directors of T B & T for use at a special meeting of the shareholders of T B & T to be held on Friday, November 27, 1998, at 8:00 a.m., local time, at the offices of Texas Bank & Trust, 717 North Harwood Street, Dallas, Texas, and any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, shareholders of T B & T will consider and vote upon the matters set forth in the preceding Notice of Special Meeting of the Shareholders, as described in greater detail in this Prospectus.

     The Merger will be consummated pursuant to the terms of a certain Agreement and Plan of Merger dated as of August 6, 1998 by and between BancGroup and T B & T (the "Agreement"). The Agreement provides that, subject to the approval of the Agreement by the shareholders of T B & T at the Special Meeting and the satisfaction (or waiver, to the extent that such waiver is permitted by law) of other conditions contained in the Agreement, T B & T will be merged with and into BancGroup, and BancGroup will be the surviving corporation. Each issued and outstanding share of common stock, par value $1.00 per share, of T B & T (the "T B & T Common Stock"), other than shares held by T B & T or BancGroup other than in a fiduciary capacity, or shares the holders of which properly perfect dissenters' rights of appraisal, will be converted into 0.6406 shares of the common stock, $2.50 par value per share, of BancGroup (the "BancGroup Common Stock"). Assuming (i) 1,949,050 shares of T B & T Common Stock are outstanding on the Effective Date, (ii) that no T B & T shareholders exercise dissenters' rights in the Merger and (iii) that no outstanding options to acquire T B & T Common Stock are exercised or exchanged in the "Cashless Exchange" before the Effective Date, 1,248,561 shares of BancGroup Common Stock will be issued in the Merger. See "The Merger -- Conversion of T B & T Common Stock," "-- Rights of Dissenting Shareholders, "-- Treatment of T B & T Options." BancGroup Common Stock is listed on the New York Stock Exchange ("NYSE"). The closing price per share of the BancGroup Common Stock on the NYSE on October 20, 1998 was $13.0625.

     Consummation of the Merger requires, among other things, the affirmative vote of at least two-thirds of the outstanding shares of T B & T Common Stock.

     BancGroup has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of the BancGroup Common Stock to be issued in connection with the Merger. This document constitutes a Proxy Statement of T B & T in connection with the solicitation of proxies by T B & T for use at the Special Meeting, and any adjournments or postponements thereof, and a Prospectus of BancGroup with respect to the BancGroup Common Stock to be issued in the Merger. This Prospectus and accompanying form of proxy are first being mailed to shareholders of T B & T on or about the date set forth below.

   THE BOARD OF DIRECTORS OF T B & T BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF T B & T AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS APPROVAL OF
                                 THE AGREEMENT.
                               ------------------
    THE SECURITIES TO WHICH THIS PROSPECTUS RELATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------
THE SHARES OF BANCGROUP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                           OTHER GOVERNMENTAL AGENCY.

     The principal office and mailing address of T B & T are 1999 Bryan Street, Suite 100, Dallas, Texas 75201 (telephone 214-969-1999), and the principal office and mailing address of BancGroup are Colonial Financial Center, One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101 (telephone 334-240-5000).
                The date of this Prospectus is October 20, 1998.

                             AVAILABLE INFORMATION

     BancGroup is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by BancGroup, including proxy and information statements, can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain regional offices: 2 World Trade Center, 13th Floor, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as BancGroup, that file electronically with the Commission.

     The BancGroup Common Stock is listed for trading on the NYSE. Reports, including proxy and information statements, of BancGroup and other information may be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

     BancGroup has filed with the Commission a Registration Statement under the Securities Act to register the shares of BancGroup Common Stock being issued in connection with the Merger. This Prospectus omits certain information contained in the Registration Statement and exhibits thereto. Such Registration Statement, including the exhibits thereto, can be inspected at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such Registration Statement can be obtained at prescribed rates from the Commission at that address.

     The information in this Prospectus concerning BancGroup and its subsidiaries has been furnished by BancGroup, and the information concerning T B & T and its subsidiaries has been furnished by T B & T.

     This Prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, and business of BancGroup following the consummation of the Merger and the proposed acquisition of other banking institutions (the "Other Pending Acquisitions"), including statements relating to the expected impact of the Merger and the Other Pending Acquisitions on BancGroup's financial performance. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) expected cost savings from the Merger and the Other Pending Acquisitions, if any or all of such transactions are consummated, cannot be fully realized; (ii) deposit attrition, customer loss, or revenue loss following the Merger and the Other Pending Acquisitions is greater than expected; (iii) competitive pressure in the banking industry increases significantly; (iv) costs or difficulties related to the integration of the businesses of BancGroup and the institutions to be acquired are greater than expected; (v) changes in the interest rate environment reduce margins; (vi) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (vii) changes occur in the regulatory environment; (viii) changes occur in business conditions and the rate of inflation; and (ix) changes occur in the securities markets. Forward looking earnings estimates (if any) included in this Prospectus have not been examined or compiled by the independent public accountants of BancGroup and T B & T, nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. When used in this Prospectus, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to BancGroup (including its subsidiaries), or its management are intended to identify forward-looking statements. Further information on other factors that could affect the financial results of BancGroup after the Merger and the Other Pending Acquisitions is included in the filings with the Commission incorporated by reference herein.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANCGROUP OR T B & T. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANCGROUP OR T B & T SINCE THE DATE OF THIS PROSPECTUS OR THAT INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                      DOCUMENTS INCORPORATED BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS OF BANCGROUP BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM THE PERSONS SPECIFIED BELOW. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY BANCGROUP NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

     The following documents filed by BancGroup with the Commission are hereby incorporated by reference into this Prospectus:

          (1) BancGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (2) BancGroup's Registration Statement on Form 8-A dated November 22, 1994, effective February 22, 1995, containing a description of the BancGroup Common Stock.

          (3) BancGroup's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998;

          (4) BancGroup's Reports on Form 8-K dated March 16, 1998, April 15, 1998, June 2, 1998 and July 17, 1998; and

          (5) The description of the current management and Board of Directors contained in the Proxy Statement distributed pursuant to Section 14(a) of the Exchange Act for BancGroup's Annual Meeting of shareholders held on April 15, 1998.

     All documents filed by BancGroup pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting, shall be deemed incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     BancGroup has entered into the Agreement with T B & T regarding the Merger described herein. Various provisions of the Agreement are summarized or referred to in this Prospectus, and the Agreement is incorporated by reference into this Prospectus and attached hereto as Appendix A.

     BancGroup will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the documents which have been incorporated herein by reference but not delivered herewith (other than the exhibits to such documents unless specifically incorporated herein). Such request, in writing or by telephone, should be directed to W. Flake Oakley, IV, Secretary, The Colonial BancGroup, Inc., One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36192 (telephone 334-240-5000). To obtain timely delivery, such request must be made by November 20, 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     6
THE SPECIAL MEETING.........................................    15
  General...................................................    15
  Record Date; Shares Entitled to Vote; Vote Required for
     the Merger.............................................    15
  Solicitation, Voting and Revocation of Proxies............    15
  Effect of Merger on Outstanding BancGroup Common Stock....    16
THE MERGER..................................................    17
  General...................................................    17
  Background of the Merger..................................    17
  T B & T's Board of Director's Reasons for Approving the
     Merger.................................................    18
  Fairness Opinion..........................................    19
  Recommendation of Board of Directors of T B & T...........    22
  BancGroup's Reasons for the Merger........................    22
  Interests of Certain Persons in the Merger................    22
  Employee Benefits after the Merger........................    23
  Conversion of T B & T Common Stock........................    24
  Surrender of T B & T Common Stock Certificates............    24
  Certain Federal Income Tax Consequences...................    25
  Other Possible Consequences...............................    26
  Conditions to Consummation of the Merger..................    26
  Voting Agreements.........................................    27
  Amendment or Termination of Agreement.....................    28
  Regulatory Approvals......................................    28
  Conduct of Business Pending the Merger....................    30
  No Solicitation...........................................    31
  Related Transactions -- Stock Option......................    31
  Rights of Dissenting Shareholders.........................    32
  Resale of BancGroup Common Stock Issued in the Merger.....    34
  Accounting Treatment......................................    35
  NYSE Reporting of BancGroup Common Stock Issued in the
     Merger.................................................    35
  Treatment of T B & T Options..............................    35
  Closing; Effective Date of Merger.........................    36
  Expenses..................................................    36
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................    37
BANCGROUP CAPITAL STOCK AND DEBENTURES......................    38
  BancGroup Common Stock....................................    38
  Preference Stock..........................................    38
  1986 Debentures...........................................    39
  Other Indebtedness........................................    39
  Changes in Control........................................    40
COMPARATIVE RIGHTS OF SHAREHOLDERS..........................    41
  Director Elections........................................    42
  Removal of Directors......................................    42
  Voting....................................................    42
  Preemptive Rights.........................................    42
  Directors' Liability......................................    42
  Indemnification...........................................    43
  Special Meetings of Shareholders; Action Without a
     Meeting................................................    44
  Mergers, Share Exchanges and Sales of Assets..............    44

                                                              PAGE
                                                              ----
  Amendment of Certificate of Incorporation and Bylaws......    44
  Rights of Dissenting Stockholders.........................    45
  Preferred Stock...........................................    45
  Effect of the Merger on T B & T Shareholders..............    45
THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES...............    47
  Condensed Pro Forma Statements of Condition (Unaudited)...    47
  Completed Business Combinations...........................    48
  Pending Business Combinations.............................    49
  Condensed Pro Forma Statements of Income (Unaudited)......    52
  Pro Forma Adjustments.....................................    54
  Nonrecurring Charges......................................    54
  Selected Financial and Operating Information..............    56
T B & T, INC. SUMMARY CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION...............................................    61
  Management's Discussion and Analysis of Financial
     Condition and Results of Operation.....................    63
BUSINESS OF BANCGROUP.......................................    73
  General...................................................    73
  Recently Completed and Other Proposed Business
     Combinations...........................................    73
  Year 2000 Compliance......................................    73
  Voting Securities and Principal Stockholders..............    74
  Security Ownership of Management..........................    74
  Management Information....................................    76
BUSINESS OF T B & T.........................................    77
  General...................................................    77
  Market Area...............................................    77
  Properties................................................    78
  Competition...............................................    78
  Year 2000 Compliance......................................    78
  Principal Holders of Common Stock.........................    78
ADJOURNMENT OF SPECIAL MEETING..............................    80
OTHER MATTERS...............................................    80
DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS......    80
LEGAL MATTERS...............................................    80
EXPERTS.....................................................    80
INDEX TO FINANCIAL STATEMENTS...............................   F-1
APPENDIX A -- Agreement and Plan of Merger..................   A-1
APPENDIX B -- Dissenters' Rights Statute....................   B-1
APPENDIX C -- Stock Option Agreement........................   C-1
APPENDIX D -- Opinion of Hovde Financial, Inc...............   D-1

                                    SUMMARY

     The following provides a summary of certain information included in this Prospectus. This summary is qualified in its entirety by the more detailed information appearing elsewhere herein, the Appendices hereto and the documents incorporated herein by reference. Shareholders of T B & T are urged to read this Prospectus, including the Appendices, in full.

GENERAL

     This Prospectus relates to the issuance of shares of BancGroup Common Stock in connection with the proposed Merger of T B & T with and into BancGroup.

THE SPECIAL MEETING

     This Prospectus is being furnished to the holders of T B & T Common Stock in connection with the solicitation by the T B & T Board of Directors of proxies for use at the Special Meeting and at any and all adjournments and postponements thereof at which T B & T shareholders will be asked to vote upon (i) a proposal to approve the Agreement and the Merger; and (ii) such other business as may properly come before the meeting. The Special Meeting will be held at the offices of Texas Bank & Trust, 717 North Harwood Street, Dallas, Texas, on Friday, November 27, 1998, at 8:00 a.m., local time, for the purpose of considering and voting upon the Merger and the Agreement. Only holders of record of T B & T Common Stock at the close of business on October 20, 1998 (the "Record Date") are entitled to the notice of and to vote at the Special Meeting. As of the Record Date, 1,950,000 shares of T B & T Common Stock were issued and 1,949,050 shares of T B & T Common Stock were outstanding. See "The Special Meeting."

THE COMPANIES

     BancGroup. BancGroup is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). It was organized in Delaware in 1974 and has operated under its current name and management since 1981. BancGroup operates a wholly owned commercial banking subsidiary, Colonial Bank, in the states of Alabama, Florida, Georgia, Tennessee, Nevada and Texas. Including acquisitions completed since June 30, 1998, Colonial Bank conducts a full service commercial banking business through 134 branches in Alabama, five branches in Tennessee, 19 branches in Georgia, seven branches in Nevada, 84 branches in Florida and one branch in Texas. Colonial Mortgage Company, a subsidiary of the Colonial Bank in Alabama, is a mortgage banking company which services approximately $14.7 billion in residential loans and which originates residential mortgages in 34 states through four divisional offices. At June 30, 1998, BancGroup had consolidated total assets of $8.8 billion and consolidated stockholders' equity of $601.8 million. See "Business of BancGroup."

     T B & T. T B & T is a bank holding company within the meaning of the BHCA and was incorporated on February 8, 1982. T B & T owns all of the outstanding capital stock of T B & T Holdings, Inc., a Delaware corporation, which, in turn, owns all of the outstanding shares of the capital stock of Texas Bank & Trust, a Texas banking corporation (the "Bank"). Currently, the Bank operates two banking offices, which are located in Dallas, Texas. At June 30, 1998, T B & T had total consolidated assets of approximately $104.0 million, total consolidated deposits of approximately $94.1 million, and total consolidated stockholders' equity of approximately $8.7 million. See "Business of T B & T."

THE MERGER

     The Agreement provides for the Merger of T B & T with and into BancGroup, with BancGroup to be the surviving corporation and the subsequent merger of the Bank with and into either Colonial Bank or a Texas-based subsidiary bank of BancGroup. Upon the date of consummation of the Merger (the "Effective Date"), each outstanding share of T B & T Common Stock (except shares as to which dissenters' rights are perfected) will be converted by operation of law and without any action by any holder thereof into 0.6406 shares of BancGroup Common Stock (such number is referred to herein as the "Exchange Ratio"). Cash will be paid in lieu of fractional shares. Assuming (i) 1,949,050 shares of T B & T Common Stock are outstanding on the

Effective Date, (ii) that no T B & T shareholders exercise dissenters' rights in the Merger and (iii) that none of the 38,000 outstanding options to acquire T B & T Common Stock are exercised or exchanged in the "Cashless Exchange" before the Effective Date, 1,248,561 shares of BancGroup Common Stock will be issued in the Merger. The number of shares of BancGroup Common Stock to be issued in the Merger will increase proportionally with each share of T B & T Common Stock issued pursuant to the exercise, before the Effective Date, of certain options to acquire T B & T Common Stock and will further increase depending upon the number of shares of BancGroup Common Stock issued pursuant to a "Cashless Exchange" of options to acquire T B & T Common Stock. See "The
Merger -- Treatment of T B & T Options".

     The closing sales price on the NYSE of BancGroup Common Stock on October 20, 1998 was $13.0625 per share. Shareholders are advised to obtain current market quotations for BancGroup Common Stock. The market price of BancGroup Common Stock at the Effective Date, or on the date on which certificates representing such shares are received by T B & T shareholders, may be higher or lower than the market price of BancGroup Common Stock as of the Record Date or at the time of the Special Meeting.

     No fractional shares of BancGroup Common Stock will be issued in connection with the Merger. Each shareholder of T B & T otherwise entitled to receive a fractional share of BancGroup Common Stock will receive instead a cash payment (without interest) equal to such fractional share multiplied by the "Market Value" of BancGroup Common Stock. The Market Value will be the average of the closing prices of BancGroup Common Stock as reported on the NYSE on each of the ten trading days ending on the trading day five trading days before the Effective Date.

     Promptly after the Effective Date, T B & T shareholders will be given notice of the consummation of the Merger and instructions for the exchange of such shareholders' certificates representing shares of T B & T Common Stock for certificates representing shares of BancGroup Common Stock. Certificates for the shares of BancGroup Common Stock issued will not be distributed, and BancGroup will not pay dividends on such shares until shareholders surrender their certificates representing their shares of T B & T Common Stock in accordance with those instructions. T B & T SHAREHOLDERS SHOULD NOT SEND IN THEIR T B & T STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED THE INSTRUCTIONS. See "The
Merger -- Conversion of T B & T Common Stock," "-- Surrender of T B & T Common Stock Certificates" and "-- Treatment of T B & T Options."

     As of the Effective Date of the Merger, each option outstanding under the T B & T Stock Option Plan shall be converted into an option to purchase the number of shares of BancGroup Common Stock equal to the number of shares of T B & T Common Stock issuable immediately prior to the Effective Date upon exercise of such option multiplied by the Exchange Ratio upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Date, except that the exercise price will be equal to the exercise price of the option prior to the Effective Date divided by the Exchange Ratio. In lieu of this conversion, option holders may elect as part of the Merger to exchange the option to acquire T B & T Common Stock for shares of BancGroup Common Stock based on a formula as provided in the Agreement. See "The Merger -- Treatment of T B & T Options".

     For certain information concerning management of BancGroup and T B & T, see "Business of BancGroup -- Voting Securities and Principal Shareholders,"
"-- Security Ownership of Management," and "Business of T B & T -- Principal Holders of Common Stock."

RECOMMENDATION OF T B & T'S BOARD OF DIRECTORS

     The Board of Directors of T B & T has unanimously approved the Agreement. THE BOARD OF DIRECTORS OF T B & T BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF T B & T AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT AND THE MERGER. For a discussion of the factors considered by the Board of Directors in reaching its conclusions, see "The Merger -- Background of the Merger" and "-- T B & T's Board of Director's Reasons for Approving the Merger."

     The Board of Directors of T B & T has received the written opinion of Hovde Financial, Inc. ("Hovde") that as of the date of such opinion, based upon and subject to the assumptions, factors and limitations set forth therein, the Exchange Ratio to be received by the shareholders of T B & T is fair from a financial point of view. As discussed in "The Merger -- T B & T's Board of Directors' Reasons for Approving the Merger," Hovde's opinion and presentations were among the factors considered by T B & T's Board of Directors in reaching the determination to approve the Agreement and the Merger. Hovde's opinion is updated as of the date of this Prospectus. A copy of Hovde's opinion dated the date of this Prospectus is attached as Appendix D hereto and the description set forth herein is qualified in its entirety by reference to such opinion. See "The Merger -- Fairness Opinion."

RELATED TRANSACTIONS -- STOCK OPTION

     In connection with the Agreement, T B & T has granted to BancGroup an option to purchase up to 368,150 shares of T B & T Common Stock (provided that, in no event, shall the number of shares so acquired exceed 19.9% of the issued and outstanding T B & T Common Stock) at a purchase price of $11.05 per share (the "Option Agreement"). The option will become exercisable upon the occurrence of certain events which are generally related to the potential acquisition of T B & T by another party. The option is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for any third party to acquire control of T B & T while BancGroup is seeking to consummate the Merger. See "The Merger -- Related Transactions -- Stock Option" and Appendix C hereto.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of T B & T's and the Bank's management and Board of Directors have interests in the Merger in addition to their interests as shareholders of T B & T generally. These interests relate to, among other things, provisions in the Agreement regarding indemnification and the conversion of unexercised options to purchase T B & T Common Stock held by directors, officers and employees of T B & T into either options to purchase shares of BancGroup Common Stock or a number of shares of BancGroup Common Stock in accordance with the terms of the Agreement. At the Record Date directors and officers of T B & T held options to purchase 38,000 shares of T B & T Common Stock at an exercise price of $3.00 per share. See "The Merger -- Treatment of T B & T Options." In addition, Guardian Mortgage Company, Inc. ("Guardian"), a mortgage company wholly-owned by Jack D. Sweet, a director of T B & T, and his wife, has, as a condition to BancGroup's willingness to enter into the Agreement entered into an agreement (the "Guardian Agreement") with BancGroup providing for, among other things, the maintenance by Guardian after the Effective Date of certain custodial accounts Guardian holds for its borrowers on behalf of others at Colonial Bank in the form of non-interest bearing deposits and the provision by Colonial Bank of a warehouse line of credit to Guardian for its operational requirements. The Guardian Agreement also gives BancGroup a right of first refusal to acquire the business of Guardian under certain circumstances.

     On the Effective Date, BancGroup anticipates that Colonial Bank will enter into an employment agreement with Charles Phillips, President and CEO of T B &
T. Mr. Phillips' employment agreement is expected to provide that he will, among other things, assist in the post-merger transition of customer services on behalf of Colonial Bank in Dallas County, Texas for compensation based upon his current annual salary of $171,000. The agreement is expected to provide for employment until March 31, 1999, for severance benefits equal to eighteen months of salary, and for a non-competition agreement providing that Mr. Phillips will not compete with Colonial Bank or BancGroup in Dallas and adjoining counties during the terms of the agreement.

     On the Effective Date, BancGroup anticipates that Colonial Bank will enter into an employment agreement with Linda Bridges, Senior Vice President, Cashier and Chief Operating Officer of T B & T. Ms. Bridges' employment agreement is expected to provide that she will assist in post-merger systems conversions on behalf of Colonial Bank for compensation based upon her current annual salary of $90,000. The agreement will expire at the later to occur of February 28, 1999 or 30 days after the completion of the computer systems conversion. The agreement will also provide for severance for Ms. Bridges equal to six months' salary.

     BancGroup also anticipates that Colonial Bank will enter into a one year employment agreement with Kevin F. Smith. The agreement is expected to provide that he will receive initial base annual compensation of $111,700.

     See "The Merger -- Interests of Certain Persons in the Merger."

VOTING AGREEMENTS

     Each of the directors of T B & T has also entered into a separate agreement (the "Voting Agreement") with BancGroup whereby each director has agreed to, among other things, vote all of the shares of T B & T Common Stock over which such director has voting control in favor of the Agreement and the Merger. The Voting Agreement also generally restricts each T B & T director during a two year period following the Effective Date from engaging in or owning a competing banking business, soliciting BancGroup employees for employment or soliciting the banking business of BancGroup.

VOTE REQUIRED

     Under Texas law, the Agreement must be approved by the affirmative vote of two-thirds of the outstanding shares of T B & T Common Stock. Each share of T B & T Common Stock is entitled to one vote on the Agreement. Approval of the Agreement and the Merger by BancGroup shareholders is not required under Delaware, Texas or other applicable law, or the rules of the NYSE on which the BancGroup Common Stock is listed. See "The Special Meeting."

     Only holders of record of T B & T Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of such date, 1,950,000 shares of T B & T Common Stock were issued and 1,949,050 shares of T B & T Common Stock were outstanding. As of the Record Date, the directors and executive officers of T B & T and the Bank held approximately 63.06% of the outstanding shares of T B & T Common Stock. As of the same date, the directors, executive officers and affiliates of BancGroup held no shares of T B & T Common Stock. See "The Special Meeting."

     As of the Record Date, the directors of T B & T and holders of 5% or more of the outstanding T B & T Common Stock owned 1,336,934 shares of T B & T Common Stock representing approximately 70.13% of the outstanding shares and have agreed with BancGroup to vote their shares in favor of the Agreement. See "The Special Meeting." As of June 30, 1998, directors and executive officers of BancGroup beneficially owned in the aggregate 9,967,304 shares of BancGroup Common Stock representing approximately 10.06% of BancGroup's outstanding shares.

     Proxies should be returned to T B & T in the envelope enclosed herewith. Shareholders of T B & T submitting proxies may revoke their proxies by (i) giving notice of such revocation in writing to the Secretary of T B & T at or prior to the Special Meeting, (ii) executing and delivering a proxy bearing a later date to the Secretary of T B & T at or prior to the Special Meeting, or
(iii) attending the Special Meeting and voting in person. Because approval of the Agreement requires the approval of at least two-thirds of the outstanding shares of T B & T Common Stock, failure to submit a proxy or failure to vote in person at the Special Meeting will have the same effect as a negative vote. See "The Special Meeting -- Solicitation, Voting and Revocation of Proxies."

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of T B & T Common Stock are entitled to exercise dissenters' rights pursuant to Article 5.11 et seq. of the Texas Business Corporation Act (the "TBCA"). A holder of T B & T Common Stock who files with T B & T prior to the Special Meeting a written objection to the Merger, does not vote in favor of the Merger at the Special Meeting and otherwise complies with the procedures established by these statutory provisions is entitled to demand the fair value of such shareholder's T B & T Common Stock in cash, subject to a condition of the Agreement which conditions completion of the Merger on exercise of dissenters' rights by holders of an aggregate of less than 10% of the total shares of T B & T Common Stock outstanding. See "The Merger -- Rights of Dissenting Shareholders." Shareholders who exercise dissenters' rights will not have the same tax treatment as T B & T shareholders whose T B & T Common Stock is converted into BancGroup stock. See "The Merger -- Certain Federal Income Tax Consequences."

CONDITIONS TO THE MERGER

     The parties' respective obligations to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The mutual obligations of the parties to consummate the Merger are subject to the following conditions, among others: (i) the approval of the Agreement by at least two-thirds of the outstanding shares of T B & T Common Stock; (ii) the approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve"); (iii) the absence of any pending or threatened litigation which seeks to restrain or prohibit the Merger; (iv) the consummation of the Merger on or before February 28, 1999; (v) receipt of opinions of counsel as to certain matters; and (vi) receipt of an opinion from PricewaterhouseCoopers LLP as to certain tax matters.

     The obligation of T B & T to consummate the Merger is further subject to several conditions, including: (i) the absence of any material adverse changes in the financial condition or affairs of BancGroup; and (ii) the shares of BancGroup Common Stock to be issued under the Agreement having been approved for listing on the NYSE.

     The obligations of BancGroup to consummate the Merger are subject to various conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of T B & T; (ii) the number of shares as to which holders of T B & T Common Stock exercise dissenters' rights not exceeding 10% of the outstanding shares of T B & T Common Stock; and (iii) the execution and delivery by each shareholder of T B & T deemed to be an "affiliate" of T B & T of an agreement relating to certain restrictions on resales of BancGroup Common Stock received by such affiliates in connection with the Merger.

     The Agreement provides that BancGroup's obligation to consummate the Merger is conditioned upon its receipt of a letter from PricewaterhouseCoopers LLP, BancGroup's independent accountants, to the effect that the independent accountants concur with the conclusions of BancGroup's and T B & T's respective managements that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests. However, BancGroup intends to account for the Merger as a purchase and has, consequently, waived receipt of such a letter from PricewaterhouseCoopers LLP.

     Regulatory approvals by the Federal Reserve were received on October 15, 1998. No assurance can be provided that the necessary shareholder can be obtained or that the other conditions precedent to the Merger can or will be satisfied. BancGroup and T B & T anticipate that the Merger will be consummated during the last quarter of 1998. However, delays in the consummation of the Merger could occur.

     See "The Merger -- Conditions to Consummation of the Merger" and "-- Regulatory Approvals."

AMENDMENT OR TERMINATION OF AGREEMENT

     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, after adoption of the Agreement and the approval of the Merger by the holders of T B & T Common Stock, no amendment materially modifying the consideration to be received by T B & T shareholders may be made without the further approval of such shareholders. The Agreement may be terminated at any time prior to or on the Effective Date, whether before or after adoption of the Agreement by the shareholders of T B & T, by the mutual consent of the respective Boards of Directors of T B & T and BancGroup or by the Board of Directors of either BancGroup or T B & T under certain circumstances including, but not limited to: (i) a material breach which cannot or has not been cured within 30 days of notice of such breach being given by the non-breaching party; (ii) failure to consummate the transactions contemplated under the Agreement by February 28, 1999, provided that such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate; and (iii) without further action by either party, upon the execution by T B & T of a legally binding agreement between T B & T and any third party with respect to any Acquisition Proposal

(as defined in the Agreement), that will entitle BancGroup to demand T B & T's performance of the Option Agreement. See "The Merger -- Related
Transactions -- Stock Option Agreement."

COMPARATIVE RIGHTS OF SHAREHOLDERS

     The rights of the holders of the T B & T Common Stock may be different from the rights of the holders of the BancGroup Common Stock. A discussion of these rights and a comparison thereof is set forth at "Comparative Rights of Shareholders."

FEDERAL INCOME TAX CONSEQUENCES

     No ruling with respect to the federal income tax consequences of the Merger to T B & T's shareholders will be requested from the Internal Revenue Service (the "IRS"). T B & T has received an opinion from PricewaterhouseCoopers LLP that, among other things, a shareholder of T B & T who exchanges shares of T B & T Common Stock for BancGroup Common Stock will not recognize gain or loss, except that shareholders of T B & T will recognize gain to the extent such shareholders receive cash in lieu of fractional shares of BancGroup Common Stock. Shareholders who receive cash for their shares of T B & T Common Stock upon perfection of dissenters' rights will realize gain or loss for federal income tax purposes with respect to such shares. See "The Merger -- Certain Federal Income Tax Consequences." T B & T shareholders are urged to consult their own tax advisors as to the specific tax consequences of the Merger to them.

ACCOUNTING TREATMENT

     The Merger of T B & T into BancGroup will be treated as a "purchase" transaction by BancGroup for accounting purposes. See "The Merger -- Accounting Treatment."

RECENT PER SHARE MARKET PRICES

     T B & T. There is no established public trading market for the T B & T Common Stock. The shares of T B & T Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Sales of T B & T Common Stock of which Management of T B & T is aware since January 1, 1996 have ranged between $4.00-$5.00. Since such transactions were privately negotiated, such prices do not necessarily reflect the market price for the T B & T Common Stock. The following table sets forth the dividends paid on T B & T Common Stock since January 1, 1996:

                                                              DIVIDENDS
                                                              PER SHARE
                                                              ---------
1996
  First Quarter.............................................     .03
  Second Quarter............................................     .04
  Third Quarter.............................................     .04
  Fourth Quarter............................................     .10
1997
  First Quarter.............................................     .05
  Second Quarter............................................     .05
  Third Quarter.............................................     .05
  Fourth Quarter............................................     .10
1998
  First Quarter.............................................     .05
  Second Quarter............................................     .05
  Third Quarter.............................................     .05
  Fourth Quarter (through October 27, 1998).................      --

     BancGroup. BancGroup Common Stock is listed for trading on the NYSE under the symbol "CNB." The following table indicates the high and low closing prices of the BancGroup Common Stock as reported on the NYSE since January 1, 1996.

                                                                PRICE PER SHARE OF
                                                                 COMMON STOCK(1)
                                                              ----------------------
                                                                HIGH          LOW
                                                              ---------    ---------
1996
  First Quarter.............................................  $ 9  1/8     $ 7  1/2
  Second Quarter............................................    9  1/16      7  13/16
  Third Quarter.............................................    9            7  13/16
  Fourth Quarter............................................   10  1/16      8  11/16
1997
  First Quarter.............................................   12            9  1/3
  Second Quarter............................................   12  7/16     11
  Third Quarter.............................................   14  5/8      12  1/8
  Fourth Quarter............................................   17  9/16     14  1/2
1998
  First Quarter.............................................   18  1/8      15  3/4
  Second Quarter............................................   18  13/16    14  3/4
  Third Quarter.............................................   17  5/16     11  5/8
  Fourth Quarter (through October 20, 1998).................   13  11/16    10  1/8

---------------

(1) Restated to reflect the impact of the two-for-one stock splits effected in the form of 100% stock dividends paid February 11, 1997 and August 14, 1998.

     On August 5, 1998, the business day immediately prior to the public announcement of the Merger, the closing price of the BancGroup Common Stock on the NYSE was $31.125 per share. Giving retroactive effect to a two-for-one stock split effected in the form of a 100% stock dividend paid by BancGroup on August 14, 1998 to shareholders of record at the close of business on July 31, 1998 (the "Stock Split"), that price would have been $15.5625 per share. The following table presents the market value per share of BancGroup Common Stock on that date, and the market value and equivalent per share value of T B & T Common Stock on that date (giving effect to the Stock Split):

                                                           BANCGROUP   T B & T   EQUIVALENT
                                                            COMMON     COMMON    PRICE PER
                                                             STOCK      STOCK     T B & T
                                                              (1)        (2)      SHARE(3)
                                                           ---------   -------   ----------
Comparative Market Value.................................  $15.5625     $4.69      $9.97

---------------

(1) Closing price as reported by the NYSE on August 5, 1998.
(2) There is no established public trading market for the shares of T B & T Common Stock. The value shown is the June 30, 1998 book value of a share of T B & T Common Stock. Management is unaware of any transaction of T B & T Common Stock that may have occurred since January 1, 1996.
(3) If the Merger had closed on August 6, 1998 and giving effect to the Stock Split, 0.6406 shares of BancGroup Common Stock would have been exchanged for each share of T B & T Common Stock.

     See "Comparative Market Prices and Dividends."

CERTAIN LEGAL RESTRICTIONS ON ACQUISITIONS OF CONTROL

     Certain restrictions under Delaware law prevent a person who beneficially owns 15% or more of the BancGroup Common Stock from engaging in a "business combination" with BancGroup unless certain conditions are satisfied. Also, the Change in Bank Control Act of 1978 prohibits a person from acquiring "control" of BancGroup unless certain notice requirements of the Federal Reserve have been satisfied.

     BancGroup's Restated Certificate of Incorporation (the "BancGroup Certificate") and its Bylaws (the "BancGroup Bylaws") also contain provisions which may deter or prevent a takeover of BancGroup that is not supported by BancGroup's Board of Directors. These provisions include: (1) a classified board of directors, (2) supermajority voting requirements for certain "business combinations" that exceed the provisions of Delaware law described above, (3) flexibility for the board to consider non-economic and other factors in evaluating a "business combination," (4) inability of shareholders to call special meetings and act by written consent, and (5) certain advance notice provisions for the conduct of business at shareholder meetings.

     See "BancGroup Capital Stock and Debentures" and "Comparative Rights of Shareholders."

PER SHARE DATA

     The table below presents on a per share basis the book value, cash dividends and income from continuing operations of BancGroup and T B & T on a historical basis and on a pro forma equivalent basis assuming consummation of the Merger. Certain information from the table has been taken from the condensed pro forma statements of condition and income included elsewhere in this document. The table should be read in conjunction with those pro forma statements.

                                                              SIX MONTHS
                                                                ENDED      YEAR
                                                               JUNE 30,    ENDED
                                                                 1998      1997
                                                              ----------   -----
BANCGROUP -- HISTORICAL:
Net Income
  Basic(1)..................................................    $0.43      $0.89
  Diluted(1)................................................    $0.43      $0.86
Book value at end of period(1)..............................     6.13       5.76
Dividends per share:
  Common Stock(1)...........................................     0.17       0.30
T B & T
Net Income
  Historical:
     Basic..................................................     0.23       0.53
     Diluted................................................     0.21       0.49
  Pro forma equivalent assuming combination with T B & T and completed business combinations(a):
     Basic..................................................     0.28       0.55
     Diluted................................................     0.27       0.54
  Pro forma equivalent assuming combination with T B & T,
     completed business combinations and other probable
     business combinations(a):
     Basic..................................................     0.27       0.54
     Diluted................................................     0.26       0.53
Book value at end of period
  Historical................................................     4.69       4.57
  Pro forma equivalent assuming combination with T B & T and
     completed business combinations(a).....................     3.86        N/A
  Pro forma equivalent assuming combination with T B & T,
     completed business combinations and other probable
     business combinations(a)...............................     3.76        N/A
Dividends per share
  Historical................................................     0.10       0.25
  Pro forma equivalent assuming combination with T B & T and
     completed business combinations(a).....................     0.11       0.19
  Pro forma equivalent assuming combination with T B & T,
     completed business combinations and other probable
     business combinations(b)...............................     0.11       0.19

                                                              SIX MONTHS
                                                                ENDED      YEAR
                                                               JUNE 30,    ENDED
                                                                 1998      1997
                                                              ----------   -----
BANCGROUP -- PRO FORMA COMBINED (T B & T AND COMPLETED
  BUSINESS COMBINATIONS):
Net Income
  Basic.....................................................    $0.43      $0.86
  Diluted...................................................    $0.42      $0.84
Book value at end of period.................................     6.10        N/A
BANCGROUP -- PRO FORMA COMBINED (T B & T, COMPLETED BUSINESS
  COMBINATIONS AND OTHER PROBABLE BUSINESS COMBINATIONS):
Net Income
  Basic.....................................................    $0.42      $0.84
  Diluted...................................................    $0.41      $0.82
Book value at end of period.................................     5.95        N/A

---------------

    *Restated to give retroactive effect to the June 1998 pooling-of-interests method business combination with Commercial Bank of Nevada.
N/A Not applicable due to pro forma balance sheet being presented only at June 30, 1998 which assumes the transaction consummated on the latest balance sheet date in accordance with Rule 11.02(b) of Regulation S-X.
 (1) Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid August 14, 1998.
 (a) Pro forma equivalent per share amounts are calculated by multiplying the pro forma combined total income per share and the pro forma combined total book value per share of BancGroup by the conversion ratio so that the per share amounts are equated to the respective values for one share of T B &
     T. For these pro forma equivalent per share amounts, a .6406 BancGroup common stock conversion ratio is utilized.
 (b) Pro forma equivalent dividends per share are shown at BancGroup's Common Stock dividend per share rate multiplied by the .6406 conversion ratio per share of T B & T common stock (see note (a)). BancGroup presently contemplates that dividends will be declared in the future. However, the payment of cash dividends is subject to BancGroup's actual results of operations as well as certain other internal and external factors. Accordingly, there is no assurance that cash dividends will either be declared and paid in the future, or, if declared and paid, that such dividends will approximate the pro forma amounts indicated.

                              THE SPECIAL MEETING

GENERAL

     This Prospectus is being furnished to the shareholders of T B & T in connection with the solicitation of proxies by the Board of Directors of T B & T for use at the Special Meeting and at any adjournments or postponements thereof. The purpose of the Special Meeting is to consider and vote upon the Agreement which provides for the proposed Merger of T B & T with and into BancGroup. BancGroup will be the surviving corporation in the Merger.

     THE BOARD OF DIRECTORS OF T B & T BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF T B & T AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AGREEMENT (ITEM 1 ON THE PROXY CARD).

     This Prospectus is also furnished by BancGroup in connection with the offer of shares of BancGroup Common Stock to be issued in the Merger. No vote of BancGroup shareholders is required to approve the Merger.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED FOR THE MERGER

     The Board of Directors of T B & T has fixed the close of business on October 20, 1998, as the Record Date for determination of shareholders entitled to vote at the Special Meeting. There were 158 record holders of T B & T Common Stock and 1,949,050 shares of T B & T Common Stock are outstanding, each entitled to one vote per share, as of the Record Date. T B & T is obligated to issue up to an additional 38,000 shares of T B & T Common Stock upon the exercise of outstanding T B & T Options.

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of T B & T Common Stock on the Record Date is necessary to constitute a quorum for the transaction of business at the Special Meeting. In the absence of a quorum, the Special Meeting may be postponed from time to time until T B & T shareholders holding the requisite number of shares of T B & T Common Stock are represented in person or by proxy. If a quorum is present, the affirmative vote of at least two-thirds of the outstanding shares of T B & T Common Stock is required to approve the Agreement. Broker non-votes and abstentions will not be counted as votes cast "FOR" or "AGAINST" the proposal to approve the Agreement, and, as a result, such non-votes will have the same effect as votes cast "AGAINST" the Agreement. Each holder of record of shares of T B & T Common Stock is entitled to cast, for each share registered in his or her name, one vote on the Agreement as well as on each other matter presented to a vote of shareholders at the Special Meeting.

     As of the Record Date, directors of T B & T and holders of 5% or more of the outstanding T B & T Common Stock owned 1,336,934 shares of T B & T Common Stock representing approximately 70.13% of the outstanding shares. These individuals have agreed with BancGroup, subject to the effectiveness of the Registration Statement of which this prospectus forms a part, to vote their shares in favor of the Merger.

     If the Agreement is approved at the Special Meeting, T B & T is expected to merge with and into BancGroup promptly after the other conditions to the Agreement are satisfied. See "The Merger -- Conditions of Consummation of the Merger."

     THE BOARD OF DIRECTORS OF T B & T URGES THE SHAREHOLDERS OF T B & T TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF THE AGREEMENT.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     In addition to soliciting proxies by mail, directors, officers and other employees of T B & T, without receiving special compensation therefor, may solicit proxies from T B & T's shareholders by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, if any, to forward solicitation materials to any beneficial owners of shares of T B & T Common Stock.

     T B & T will bear the cost of assembling and mailing this Prospectus and other materials furnished to shareholders of T B & T. It will also pay all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of T B & T, mail material to, or otherwise communicate with, beneficial owners of the shares held by them. BancGroup will pay all expenses incident to the registration of the BancGroup Common Stock to be issued in connection with the Merger.

     Shares of T B & T Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without any voting instructions, shares of T B & T Common Stock represented by the proxy will be voted "FOR" the proposal to approve the Agreement and in accordance with the determination of the majority of the Board of Directors of T B & T as to any other matter which may properly come before the Special Meeting, including any adjournment or postponement thereof. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to the Secretary of T B & T, prior to or at the Special Meeting, a written notice revoking the proxy; (ii) delivering to the Secretary of T B & T, at or prior to the Special Meeting, a duly executed proxy relating to the same shares and bearing a later date; or (iii) voting in person at the Special Meeting. Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of T B & T's proxies should be addressed to:

                                 T B & T, Inc.
                               1999 Bryan Street
                                   Suite 100
                              Dallas, Texas 75201
                           Attention: Kevin F. Smith

     Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Such proxies will, however, be counted for purposes of determining whether a quorum is present at the Special Meeting.

     The Board of Directors of T B & T is not aware of any business to be acted upon at the Special Meeting other than consideration of the Agreement and the Merger described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment. Proxies voted in favor of the approval of the Agreement, or proxies as to which no voting instructions are given, will be voted to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in favor of the approval of the Agreement. Proxies voted against the approval of the Agreement and abstentions will not be voted for an adjournment. See "Adjournment of the Special Meeting."

EFFECT OF MERGER ON OUTSTANDING BANCGROUP COMMON STOCK

     Assuming that no dissenters' rights of appraisal are exercised in the Merger, that no additional T B & T Options are exercised prior to the Effective Date and that no T B & T Options are exchanged in the Cashless Exchange, BancGroup will issue 1,248,561 shares of BancGroup Common Stock. Subject to applicable federal and state securities laws, BancGroup expects to purchase a number of shares sufficient to consummate the Merger in block purchases and through an accelerated stock repurchase program. The shares so purchased will be reissued in connection with the Merger. Based on those assumptions, the 1,248,561 shares of BancGroup Common Stock will represent approximately 1.11% of the total number of shares of BancGroup Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue, including shares to be issued pursuant to other pending acquisitions.

                                   THE MERGER

     The following sets forth a summary of the material provisions of the Agreement and the transactions contemplated thereby. The description does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Appendix A and the Option Agreement, a copy of which is attached hereto as Appendix C, and certain provisions of Texas law relating to the rights of dissenting shareholders, a copy of which is attached hereto as Appendix B and the Option Agreement, a copy of which is attached hereto as Appendix C. All T B & T shareholders are urged to read the Agreement and the Appendices in their entirety.

GENERAL

     The Agreement provides that, subject to approval by the shareholders of T B & T, receipt of necessary regulatory approvals and satisfaction of certain other conditions described below at "-- Conditions to Consummation of the Merger," T B & T will merge with and into BancGroup. Upon completion of the Merger, the corporate existence of T B & T will cease, and BancGroup will succeed to the business formerly conducted by T B & T. The Agreement further provides that following or simultaneous to the consummation of the Merger, the Bank will be merged with and into Colonial Bank or other Texas-based subsidiary of BancGroup.

BACKGROUND OF THE MERGER

     The Bank was organized in 1983 as a national bank and began its banking operations during that year. T B & T has been the sole shareholder of the Bank since its inception, although in 1995 T B & T effectuated a reorganization of the ownership structure through formation of T B & T Holdings, Inc. T B & T Holdings, Inc. is presently a wholly owned subsidiary of T B & T and T B & T Holdings, Inc. owns all of the outstanding shares of the Bank's common stock.

     During the past several years T B & T received several informal unsolicited inquiries respecting a business combination transaction and has engaged in preliminary discussions with certain persons. None of these inquiries or discussions resulted in the receipt of a formal proposal or offer to effect a business combination with T B & T and the Bank.

     Following BancGroup's execution on May 5, 1998, of a business combination agreement with FirstBank, a Dallas based commercial bank, a representative of FirstBank, Roy Gene Evans, on behalf of BancGroup contacted Peter Tart, a director of T B & T, in early June 1998 to determine whether T B & T had any interest in effecting a business combination with BancGroup. Mr. Evans was known to officials of T B & T through prior business dealings. Subsequent discussions with Mr. Evans indicated that both T B & T, the Bank and FirstBank had similar operating philosophies which were also consistent with those of BancGroup. There followed a meeting between the Chairman of the Board and the President of T B & T with the Chief Executive Officer and Chief Financial Officer of BancGroup on July 9, 1998 at which meeting basic operating philosophies were discussed. BancGroup also advised Mr. Sweet of its desire to enter into an agreement with Guardian respecting future business relationships between the two companies and that such future business was an integral part of and a condition to BancGroup's decision to effectuate a merger with T B & T. Following BancGroup's review of certain information respecting the Bank's operations, a draft terms sheet was prepared by BancGroup and delivered to T B & T on July 14, 1998. At the T B & T regular Board meeting on July 15, 1998, the Directors reviewed the draft term sheet and determined that the proposal while not entirely acceptable to the Board provided grounds for further discussion. A committee of three directors, Messrs. Sweet, Tart and Phillips, were authorized to pursue further discussions with BancGroup and to retain special legal counsel and a financial advisor. On July 16, 1998 the T B & T Director committee met with Mr. Evans to further discuss and revise the draft term sheet. As a result of such meeting, BancGroup agreed, among other things, to increase the proposed exchange ratio.

     At a special Board meeting on July 22, 1998, the T B & T Directors, based on the term of the revised terms sheet, determined to enter into negotiations with BancGroup respecting a definitive agreement and to allow BancGroup to conduct a due diligence review. Counsel for T B & T and the Bank as well as officials from each company then entered into extensive discussions and negotiations with BancGroup and its counsel and officials respecting the terms of the definitive agreement including the proposed lock up arrangements and director voting agreements. Mr. Sweet also negotiated the terms of the Guardian Agreement during this period to ensure inclusion of terms for continuing business relationships essentially equivalent to the terms already in existence between Guardian and various third-party entities, including the Bank.

     On August 5, 1998, the T B & T Board met with its financial and legal advisors. All Board members were present in person except for Mr. Carter Montgomery who had previously signified his approval of the Agreement and the Merger which consent was later ratified at the August 12, 1998 regular Board meeting.

     T B & T's legal counsel reviewed the terms of the Agreement, the Stock Option Agreement and the Director Voting Agreements with the Board. Representatives of Hovde reviewed with the Board the financial terms of the Merger and related matters. Following discussion, the T B & T Board concluded the Agreement and the Merger were in the best interests of T B & T and its shareholders and approved the Agreement unanimously by all Directors present.

     On August 6, 1998, T B & T and BancGroup executed the Agreement and the Option Agreement and the T B & T Directors executed the Director Voting Agreements. The Guardian Agreement was also entered into at such time. The Merger was thereafter publicly announced.

T B & T'S BOARD OF DIRECTOR'S REASONS FOR APPROVING THE MERGER

     The T B & T Board believes that the Merger is fair to, and in the best interests of T B & T and its shareholders. Accordingly, the Board unanimously approved the Agreement and the Merger and recommends that the T B & T shareholders vote FOR the approval and adoption of the Agreement and the Merger.

     In reaching its determination that the Merger is fair to, and in the best interests of T B & T and its shareholders, the Board considered a number of factors including, without limitation, the following:

          (i) the current condition and growth prospects of T B & T and the Bank, their historical results of operations and their prospective results of operations were T B & T and the Bank to remain independent including the limitations on the ability of T B & T and the Bank to compete in their market areas due to their relatively small size and capital base and their need to expend significant capital outlays in order to meet Year 2000 computer requirements and to broaden their product offerings;

          (ii) the greater financial and management resources and customer product offerings of BancGroup which would increase the competitiveness of the combined institution in the T B & T market area and the ability to serve the customers of and communities served by T B & T and the Bank;

          (iii) the monetary value of the BancGroup Common Stock offered to the T B & T shareholders;

          (iv) the potential value, liquidity and dividend yield of the T B & T Common Stock if T B & T were to remain independent;

          (v) the greater liquidity represented by the BancGroup Common Stock to be received in the Merger and the higher dividend yield to be generated from ownership of the BancGroup Common Stock based upon the number of shares of BancGroup Common Stock to be received in the Merger;

          (vi) the historical results of operations and financial condition of BancGroup and the future prospects for BancGroup, including anticipated benefits of the Merger;

          (vii) the economic, business and competitive climate for banking institutions in Texas;

          (viii) the future growth prospects of BancGroup following the Merger;

          (ix) the fact that the Merger will constitute a tax-free exchange to T B & T shareholders for federal income tax purposes; and

          (x) the opinion from Hovde that the Exchange Ratio to be received by the shareholders of T B & T is fair from a financial point of view.

FAIRNESS OPINION

     Pursuant to a letter agreement dated July 30, 1998, T B & T retained Hovde to render an opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the Exchange Ratio to be received by the holders of the T B & T Common Stock in the Merger. At the August 6, 1998 meeting, at which the T B & T Board of Directors approved the Agreement, Hovde delivered its written Fairness Opinion to T B & T as of such date, which Fairness Opinion was subject to the various considerations set forth therein. Hovde has also delivered to the Board a written Fairness Opinion dated the date of this Prospectus which is substantially identical to the Fairness Opinion dated August 6, 1998.

     The full text of the Fairness Opinion of Hovde, dated the date of this Prospectus, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix D. Shareholders of T B & T should read the Fairness Opinion in its entirety.

     HOVDE'S FAIRNESS OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF T B & T AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT T B & T'S SHAREHOLDER MEETING. THE SUMMARY OF THE FAIRNESS OPINION OF HOVDE SET FORTH IN THIS PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH FAIRNESS OPINION.

     During the course of its engagement, and as a basis for arriving at its Fairness Opinion, Hovde reviewed and analyzed material bearing upon the financial and operating condition of BancGroup and T B & T and material prepared in connection with the Merger, including, among other things, the following: (i) the Agreement; (ii) certain publicly available information concerning T B & T and BancGroup, including the consolidated financial statements of T B & T and BancGroup for each of the three years ended December 31, 1995, 1996, and 1997, as well as subsequent financial statements for the periods ended March 31, 1998 and June 30, 1998; (iii) the nature and terms of recent acquisition and merger transactions involving banks and bank holding companies that Hovde considered reasonably similar to T B & T in size, financial character, operating character, historical performance and geographic market; and (iv) financial and other information provided to Hovde by the management of BancGroup and T B & T. Hovde also took into account its experience in other transactions as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

     In rendering its Fairness Opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and has relied upon the accuracy of the representations of the parties contained in the Agreement. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of the T B & T or BancGroup. Hovde assumed and relied upon the accuracy and completeness of the publicly available and other financial and other information provided to it, relied upon the representations and warranties of BancGroup and T B & T made pursuant to the Agreement, and did not independently attempt to verify any of such information.

     In connection with its Fairness Opinion, Hovde performed various analyses with respect to T B & T. The following is a brief summary of such analyses, certain of which were presented to T B & T's Board of Directors by Hovde on or before the announcement date of August 6, 1998.

     Analysis of the Exchange Ratio. Hovde reviewed the value of the Exchange Ratio to be received by each of T B & T's stockholders. Hovde calculated the value of the shares of BancGroup Common Stock that would be received pursuant to the Agreement at $19.6 million, or $10.09 per fully diluted share of all shares outstanding of T B & T's Common Stock. This calculation results in multiples based upon T B & T's earnings per share ("EPS") for the 12 months preceding ("LTM"), book value per share, tangible book value per share and tangible book premium to core deposits of 19.2 times, 230.2%, 230.2%, and 14.4%, respectively. In calculating the multiples for the Merger, Hovde used T B & T's EPS for the 12 months ended June 30, 1998, book value per share and tangible book value per share as of June 30, 1998.

     Comparable Company Analysis: Colonial BancGroup, Inc. Using publicly available information, Hovde compared the financial performance and stock market valuation of BancGroup with the following selected banking institutions with assets between $5 billion and $15 billion located in the southeast and southwest regions of the United States (the "Comparable Bank Group") deemed relevant by Hovde: Bank United Corp. (TX), BOK Financial Corp.
(OK), Centura Banks Inc. (NC), Compass Bancshares, Inc. (AL), CCB Financial Corp. (CCB), Cullen/Frost Bankers, Inc. (TX), First Citizens BancShares Inc.
(NC), First Virginia Banks, Inc. (VA), Hibernia Corp (LA), National Commerce Bancorp. (TN), One Valley Bancorp, Inc. (WV), Synovus Financial Corp. (GA), Trustmark Corp. (MS) and Zions Bancorporation (UT). Indications of such financial performance and stock market valuation included profitability (return on average assets and return on average equity for the latest twelve month period ended June 30, 1998, of 1.16% and 16.37%, respectively, for BancGroup and medians of 1.34% and 15.45%, respectively, for the Comparable Bank Group); the ratio of tangible equity to tangible assets (6.02% for BancGroup and a median of 7.10% for the Comparable Bank Group); the ratio of non-performing assets to total assets (0.50% for BancGroup and a median of 0.29% for the Comparable Bank Group); current stock price to earnings for the latest twelve month period ended June 30, 1998 (17.7 times for BancGroup and a median 19.5 times for the Comparable Bank Group); current stock price to tangible book value as of June 30, 1998 (298.2% for BancGroup and a median 361.5% for the Comparable Bank Group).

     Comparable Company Analysis: T B & T. Using publicly available information, Hovde compared the financial performance of T B & T with the following selected banking institutions with assets between $75 million and $150 million located in Dallas, Texas (the "Comparable Bank Group") deemed relevant by Hovde: Abrams Centre National Bank, the Bank of the Southwest of Dallas, Brookhollow National Bank, Founders National Bank, Gateway National Bank, Reunion Bank, State Bank & Trust Company, Texas Central Bank, N.A., Texas Community Bank, N.A. and United Texas Bank. Indications of such financial performance included profitability (return on average assets and return on average equity for the latest twelve month period ended March 31, 1998, of 1.05% and 12.42%, respectively, for T B & T and medians of 1.18% and 15.34%, respectively, for the Comparable Bank Group); the ratio of tangible equity to tangible assets (8.12% for T B & T and a median of 7.42% for the Comparable Bank Group); the ratio of non-performing assets to total assets (0.08% for T B & T and a median of 0.31% for the Comparable Bank Group). These ratios and/or multiples for T B & T and the Comparable Bank Group are based on bank-level public financial statements as of March 31, 1998.

     Because of the inherent differences in the businesses, operations, financial conditions and prospects of T B & T, BancGroup and the companies included in the Comparable Bank Group, Hovde believed that a purely quantitative comparable company analysis would not be particularly meaningful in the context of the Merger. Hovde believed that the appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning the differences between T B & T and the companies included in the Comparable Bank Group which would affect the trading values of the comparable companies and T B & T.

     Analysis of Selected Mergers. As part of its analysis, Hovde reviewed a comparable group of bank acquisitions, which included all mergers involving commercial banks headquartered in Texas announced after July 1, 1997 in which the total assets of the seller were between $75 and $150 million (the "Texas Mergers"). The Texas Mergers consisted of 14 banks headquartered in Texas. For each transaction, Hovde calculated the multiple of the offer value to the acquired company's: (i) LTM EPS for the twelve months preceding the announcement date of the transaction; (ii) book value per share; (iii) tangible book value per share; and (iv) the tangible book premium to core deposits.

     The calculations of the Texas Mergers yielded a range of multiples of offer value to LTM EPS of 12.7 times to 21.1 times, with an average of 15.6 times and a median of 15.1 times; a range of multiples of offer value to book value of 151.5% to 221.5%, with an average of 199.8% and a median of 204.8%; a range of multiples of offer value to tangible book value of 151.5% to 230.4%, with an average of 203.7% and a median of 204.8%; and a range of tangible book premium to core deposits of 7.27% to 24.10%, with an average of 12.83% and a median of 11.38%. Hovde compared these multiples with the corresponding multiples for the Merger, 19.2 times T B & T's LTM EPS, 230.2% of book value per share, 230.2% of tangible book value per share and a 14.4% tangible book premium to core deposits.

     No company or transaction used in the above analysis as a comparison is identical to T B & T, BancGroup or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

     Although the summary set forth above does not purport to be a complete description of the analysis performed by Hovde, the material analysis performed by Hovde in rendering its opinion has been summarized above. However, the preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Hovde believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analysis, without considering all factors and analysis, would create an incomplete view of the process underlying the analysis by which Hovde reached its opinion. In addition, Hovde may have given various analyses more or less weight than other analyses, but no analysis was given materially more weight than any other analysis. Also, Hovde may have deemed various assumptions more or less probable than other assumptions so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Hovde's view of the actual value of T B & T or the combined company.

     In performing its analysis, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of T B & T and BancGroup. The analysis performed by Hovde is not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analysis. Such analysis was prepared solely as part of Hovde's analysis of the fairness of the Exchange Ratio, from a financial point of view, to the holders of T B & T's Common Stock. The analysis does not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde used in its analysis various projections of future performance prepared by the management of T B & T. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analysis. Hovde's opinion does not address the relative merits of the Merger as compared to any other business combination in which T B & T might engage. In addition, as described above, Hovde's opinion to T B & T's Board of Directors was one of many factors taken into consideration by T B & T's Board of Directors in making its determination to approve the Agreement.

     Based upon the foregoing analyses and other investigations and assumptions set forth in its opinions, without giving specific weightings to any one factor or comparison, Hovde determined that the Exchange Ratio was fair from a financial point of view to the shareholders of T B & T.

     THE SUMMARY OF THE PRESENTATION BY HOVDE TO T B & T'S BOARD OF DIRECTORS AS SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF SUCH PRESENTATION. THE PREPARATION OF A FAIRNESS OPINION INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSES AND THE APPLICATION OF THOSE METHODS TO THE PARTICULAR CIRCUMSTANCES, AND, THEREFORE, SUCH AN OPINION IS NOT READILY SUSCEPTIBLE TO SUMMARY DESCRIPTION. FURTHERMORE, IN ARRIVING AT ITS OPINION, HOVDE DID NOT ATTRIBUTE ANY PARTICULAR WEIGHT TO ANY ANALYSIS OR FACTOR CONSIDERED BY IT, BUT RATHER MADE QUALITATIVE JUDGMENTS AS TO THE SIGNIFICANCE AND RELEVANCE OF EACH ANALYSIS AND FACTOR. ACCORDINGLY, HOVDE BELIEVES THAT ITS ANALYSES AND THE SUMMARY SET FORTH ABOVE MUST BE CONSIDERED AS A WHOLE AND THAT SELECTING PORTIONS OF ITS ANALYSES, WITHOUT CONSIDERING ALL FACTORS AND ANALYSES, COULD CREATE AN INCOMPLETE VIEW OF THE PROCESS UNDERLYING THE ANALYSES SET FORTH IN ITS REPORT TO T B & T'S BOARD AND ITS FAIRNESS OPINION. IN PERFORMING ITS ANALYSES, HOVDE MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE BEYOND THE

CONTROL OF BANCGROUP AND T B & T. THE ANALYSES PERFORMED BY HOVDE ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR ACTUAL FUTURE PERFORMANCE.

     Hovde is a nationally recognized investment banking firm. Hovde, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. Pursuant to the July 30, 1998 agreement between Hovde and T B & T, Hovde will receive a fee of approximately $30,000, for services rendered in connection with advising T B & T regarding the Agreement, including the Fairness Opinion, plus reimbursement of out-of-pocket expenses. As of the date of this Prospectus, Hovde has received $20,000 of such fee.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF T B & T

     The Board of Directors of T B & T has determined that the Merger is in the best interests of T B & T and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF T B & T VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AND THE AGREEMENT.

BANCGROUP'S REASONS FOR THE MERGER

     The Board of Directors of BancGroup has unanimously approved the Merger and the Agreement. BancGroup recently acquired FirstBank in Dallas, Texas and has been seeking to expand its banking operations in Texas generally and in the Dallas market in particular. The acquisition of T B & T will enhance BancGroup's presence in the Dallas market and should better position BancGroup to benefit from the large and growing economy of Texas.

     In approving the Merger and the Agreement, the Board of Directors of BancGroup took into account, among other things: (i) the financial performance and condition of T B & T, including its capital and asset quality; (ii) similarities in the philosophies of BancGroup and T B & T, including T B & T's commitment to delivering high quality personalized financial services to its customers; (iii) the size and growth of the Texas economy; and (iv) T B & T's management's knowledge of, and experience in, the Texas market.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of T B & T's and the Bank's management and Board of Directors may be deemed to have certain interests in the Merger in addition to their interest as shareholders of T B & T generally. T B & T's Board of Directors was aware of these interests and considered them, among other matters, in unanimously approving the Agreement and the Merger.

     Indemnification of T B & T Management. BancGroup has agreed to indemnify, for a period of six years after the Effective Date, each director and officer of T B & T and the Bank against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Date of the Merger (including with respect to the Merger) to the extent authorized under the articles of incorporation or bylaws of such companies and Texas law and subject to receipt of a letter from each indemnified person on or prior to the Effective Date identifying any claims known at such time as to which such indemnification obligation would attach.

     Stock Options. There are currently outstanding options to purchase 38,000 shares of T B & T Common Stock at an exercise price of $3.00 per share held by two officers of T B & T which were issued under the terms of the T B & T Stock Option Plan. The Agreement provides that the options, to the extent not exercised prior to the Effective Date, will be assumed by BancGroup on essentially the same terms as were applicable to such option to acquire T B & T Common Stock except that the options will thereafter represent options to acquire BancGroup Common Stock, the number of shares of BancGroup Common Stock represented by each option will equal the number of shares of T B & T Common Stock subject to the option multiplied by the Exchange Ratio and the exercise price of each option to acquire BancGroup Common Stock will be equal to the exercise price for each share of T B & T Common Stock subject to such option divided by the Exchange Ratio. Each optionholder may elect, at least five days prior to the Effective Date of the Merger, rather than having the options assumed by BancGroup to convert into options to acquire BancGroup Common Stock, to have such options convert through the "cashless exchange" into shares of BancGroup Common Stock at an equivalent economic value.

     On the Effective Date, BancGroup anticipates that Colonial Bank will enter into an employment agreement with Charles Phillips, President and CEO of T B &
T. Mr. Phillips' employment agreement is expected to provide that he will, among other things, assist in the post-merger transition of customer services on behalf of Colonial Bank in Dallas County, Texas for compensation based upon his current annual salary of $171,000. The agreement is expected to provide for employment until March 31, 1999, for severance benefits equal to eighteen months salary and for a non-competition agreement providing that Mr. Phillips will not compete with Colonial Bank or BancGroup in Dallas and adjoining counties during the term of the agreement.

     On the Effective Date, BancGroup anticipates that Colonial Bank will enter into an employment agreement with Linda Bridges, Senior Vice President, Cashier and Chief Operating Officer of T B & T. Ms. Bridges' employment agreement is expected to provide that she will assist in post-merger systems conversions on behalf of Colonial Bank for compensation based upon her current annual salary of $90,000. The agreement will expire at the later to occur of February 28, 1999 or 30 days' after the completion of the computer systems conversion. The agreement will also provide for severance for Ms. Bridges equal to six months' salary.

     BancGroup also anticipates that Colonial Bank will enter into a one year employment agreement with Kevin F. Smith. The agreement is expected to provide that he will receive initial base annual compensation of $111,700.

     Guardian Agreement. Jack D. Sweet, a director of T B & T and the Bank, is the sole owner, together with his wife, of Guardian Mortgage Company, a mortgage banking company. Guardian has from time to time engaged in business relationships with the Bank including the sale to the Bank of new mortgages originated by Guardian prior to their sale to secondary sources. At the request of BancGroup and as a condition to BancGroup's willingness to enter into the Agreement, Guardian has entered into the Guardian Agreement which is intended to set forth the basis for a continuing business relationship between BancGroup and Guardian following the Effective Date. The Guardian Agreement contemplates that these continuing business relationships will include the maintenance by Guardian of certain of its custodial funds (which generally represent escrow accounts from borrowers) at Colonial Bank, or other Texas based financial institution selected by BancGroup, in the form of non-interest bearing deposit accounts and the provision by Colonial Bank or other subsidiary bank of BancGroup of a warehouse line of credit to Guardian to fund its primary operations, the terms of which line of credit are to be renegotiated from time to time based on competitive market conditions. The Guardian Agreement generally provides that the charges to be paid by Guardian for services rendered shall be on generally competitive terms with credit in certain instances for the interest-free custodial deposits to be maintained by Guardian at Colonial Bank. These continuing relationships are intended by Guardian to replace similar preexisting agreements with various third parties, including the Bank. The Guardian Agreement further grants to BancGroup the right of first refusal to acquire Guardian in the event the shareholders of Guardian determine to sell Guardian or such shareholders receive an offer to sell Guardian which such shareholders determine to accept.

EMPLOYEE BENEFITS AFTER THE MERGER

     On the Effective Date, except as disclosed elsewhere herein, all employees of the Bank (including its executive officers) will, at BancGroup's option, remain employees of Colonial Bank or such other subsidiary bank of BancGroup into which the Bank has been merged, or be entitled to severance benefits in accordance with the severance policy of Colonial Bank as in effect as of the date of the Agreement. All employees of the Bank who remain employees of Colonial Bank or such other subsidiary bank of BancGroup into which the Bank has been merged on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of Colonial Bank to the same extent as Colonial Bank's employees.

CONVERSION OF T B & T COMMON STOCK

     The Agreement provides for the Merger of T B & T with and into BancGroup, with BancGroup to be the surviving corporation. On the Effective Date, each outstanding share of T B & T Common Stock (except shares as to which dissenters' rights are perfected) will be converted by operation of law and without any action by any holder thereof into 0.6406 shares of BancGroup Common Stock. Assuming (i) 1,949,050 shares of T B & T Common Stock are outstanding on the Effective Date, (ii) that no T B & T shareholders exercise dissenters' rights in the Merger and (iii) that none of the 138,000 T B & T Options are exercised before the Effective Date and no shares of BancGroup Common Stock are issued in the Cashless Exchange, 1,248,561 shares of BancGroup Common Stock will be issued in the Merger. The number of shares of BancGroup Common Stock to be issued in the Merger will increase proportionally with each share of T B & T Common Stock issued pursuant to the exercise of T B & T Options and will further increase depending upon the number of shares of BancGroup Common Stock issued pursuant to a Cashless Exchange. See "-- Treatment of T B & T Options."

     No fractional shares of BancGroup Common Stock will be issued in connection with the Merger. Each shareholder of T B & T otherwise entitled to receive a fractional share of BancGroup Common Stock will receive instead a cash payment (without interest) equal to such fractional interest multiplied by the Market Value. As an example, assume a Market Value of $11.8688 (which was the ten-day closing price average calculated as of October 20, 1998). Each share of T B & T Common Stock will be converted on the Effective Date into 0.6406 shares of BancGroup Common Stock. As a result, a shareholder of T B & T who owns 500 shares of T B & T Common Stock would be entitled to receive 320.3 shares of BancGroup Common Stock (500 X 0.6406) and would actually receive 320 shares of BancGroup Common Stock, with the .30 of a share paid in cash equal to $3.56 (.30 X $11.8688).

     The closing sales price on the NYSE of the BancGroup Common Stock on October 20, 1998 was $13.0625 per share. Shareholders are advised to obtain current market quotations for BancGroup Common Stock. The market price of BancGroup Common Stock at the Effective Date, or on the date on which certificates representing such shares are received by T B & T shareholders, may be higher or lower than the market price of BancGroup Common Stock as of the Record Date or at the time of the Special Meeting.

     The Agreement provides that if, prior to the Effective Date, BancGroup Common Stock is changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, or changed into or exchanged for a different kind or number of securities, an appropriate and proportionate adjustment will be made in the number of shares of BancGroup Common Stock (or such other company for which the shares of BancGroup shall have been exchanged) into which the T B & T Common Stock will be converted in the Merger.

SURRENDER OF T B & T COMMON STOCK CERTIFICATES

     On the Effective Date and subject to the conditions described at "-- Conditions to Consummation of the Merger," T B & T's shareholders (except those shareholders who perfect dissenters' rights under applicable law) will automatically, and without further action by such shareholders or by BancGroup, become owners of BancGroup Common Stock, as described herein. Outstanding certificates representing shares of the T B & T Common Stock will represent shares of BancGroup Common Stock. Thereafter, upon surrender of the certificates formerly representing shares of T B & T Common Stock, the holders will be entitled to receive certificates for the whole number of shares of BancGroup Common Stock to which they are entitled. Dividends on the shares of BancGroup Common Stock will accumulate without interest and will not be distributed to any former shareholder of T B & T unless and until such shareholder surrenders for cancellation his certificate for T B & T Common Stock. SunTrust Bank, Atlanta, Atlanta, Georgia, transfer agent for BancGroup Common Stock, will act as the Exchange Agent with respect to the shares of T B & T Common Stock surrendered in connection with the Merger. The Exchange Agent will mail a detailed explanation of these arrangements to T B & T shareholders promptly following the Effective Date. Stock certificates should not be sent to the Exchange Agent until such notice is received.

     HOLDERS OF T B & T COMMON STOCK SHOULD NOT SURRENDER THEIR CERTIFICATES UNTIL THEY RECEIVE WRITTEN INSTRUCTIONS FROM THE EXCHANGE AGENT.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The obligation of each of T B & T and BancGroup to consummate the Merger is conditioned on the receipt of an opinion from PricewaterhouseCoopers LLP, BancGroup's independent public accountant, to the effect that the Merger will constitute such a reorganization. The opinion has been delivered to BancGroup. In delivering its opinion, PricewaterhouseCoopers LLP has received and relied upon certain representations contained in certificates of officers of BancGroup and T B & T and certain other information, data, documentation and other materials as it deemed necessary. The tax opinion is based upon customary assumptions contained therein, including the assumption that T B & T has no knowledge of any plan or intention on the part of the T B & T shareholders to sell or dispose of BancGroup Common Stock that would reduce their holdings to the number of shares having in the aggregate a fair market value of less than 50% of the total fair market value of the T B & T Common Stock outstanding immediately upon consummation of the Merger.

     Neither T B & T nor BancGroup intends to seek a ruling from the IRS as to the federal income tax consequences of the Merger. T B & T's shareholders should be aware that the opinion will not be binding on the IRS or the courts. T B & T's shareholders also should be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

     The tax opinion states that, provided the assumptions stated therein are satisfied, the Merger will constitute a reorganization as defined in Section 368(a) of the Code, and the following federal income tax consequences will result to T B & T's shareholders who exchange their shares of T B & T Common Stock for shares of BancGroup Common Stock:

          (i) No gain or loss will be recognized by T B & T's shareholders on the exchange of shares of T B & T Common Stock for shares of BancGroup Common Stock;

          (ii) The aggregate basis of BancGroup Common Stock received by each T B & T shareholder (including any fractional shares of BancGroup Common Stock deemed received, but not actually received), will be the same as the aggregate tax basis of the shares of T B & T Common Stock surrendered in exchange therefor;

          (iii) The holding period of the shares of BancGroup Common Stock received by each T B & T shareholder will include the period during which the shares of T B & T Common Stock exchanged therefor were held, provided that the shares of T B & T Common Stock were a capital asset in the holder's hands as of the Effective Date;

          (iv) Cash payments received by each T B & T shareholder in lieu of a fractional share of BancGroup Common Stock will be treated for federal income tax purposes as if the fractional share had been issued in the exchange and then redeemed by BancGroup. Gain or loss will be recognized on the redemption of the fractional share and generally will be capital gain or loss if the T B & T Common Stock is a capital asset in the hands of the holder;

          (v) No gain or loss will be recognized by T B & T upon the transfer of its assets and liabilities to BancGroup. No gain or loss will be recognized by BancGroup upon the receipt of the assets and liabilities of T B & T;

          (vi) The basis of the assets of T B & T acquired by BancGroup will be the same as the basis of the assets in the hands of T B & T immediately prior to the Merger;

          (vii) The holding period of the assets of T B & T in the hands of BancGroup will include the period during which such assets were held by T B & T;

          (viii) The Cashless Exchange will result in the T B & T Option holders recognizing ordinary income equal to the fair market value of BancGroup stock received in the exchange; and

          (ix) A T B & T shareholder who dissents and receives only cash pursuant to dissenters' rights will recognize gain or loss. Such gain or loss will, in general, be treated as capital gain or loss, measured by the difference between the amount of cash received and the tax basis of the shares of T B & T Common Stock converted, if the shares of T B & T Common Stock were held as capital assets. However, a T B & T shareholder who receives only cash may need to consider the effects of Section 302 and 318 of the Code in determining the federal income tax consequences of the transaction.

     Each T B & T shareholder will be required to report on such shareholder's federal income tax return for the fiscal year of such shareholder in which the Merger occurs that such shareholder has received BancGroup Common Stock in a reorganization.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDERS OF T B & T, TO T B & T AND TO BANCGROUP AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, STOCKHOLDERS WHO DO NOT HOLD THEIR SHARES OF T B & T COMMON STOCK AS "CAPITAL ASSETS" WITHIN THE MEANING OF SECTION 1221 OF THE CODE, AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF T B & T COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING IS SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. T B & T SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

OTHER POSSIBLE CONSEQUENCES

     If the Merger is consummated, the shareholders of T B & T, a Texas corporation, will become shareholders of BancGroup, a Delaware business corporation. For a discussion of the differences, if any, in the rights, preferences, and privileges attaching to T B & T Common Stock as compared to BancGroup Common Stock, see "Comparative Rights of Shareholders."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The parties' respective obligations to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The obligations of T B & T and BancGroup to consummate the Merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least two-thirds of the outstanding shares of T B & T Common Stock; (ii) the approval of the Merger by the Federal Reserve; (iii) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or to obtain divestiture, rescission or damages in connection with the Merger; (iv) the absence of any investigation by any governmental agency which might result in any such proceeding; (v) consummation of the Merger no later than February 28, 1999; (vi) receipt of an opinion of PricewaterhouseCoopers LLP addressing certain tax matters, see "-- Certain Federal Income Tax Consequences"; (vii) receipt of opinions of counsel regarding certain matters; and (viii) delivery of certain officer certificates at the closing of the Merger by each party.

     The obligation of T B & T to consummate the Merger is further subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement, except to the extent that the failure to be accurate or to perform shall not have a material adverse effect on BancGroup.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of T B & T or material changes in laws governing T B & T's business which would impair BancGroup's rights under the Agreement; (ii) the number of shares as to which holders of T B & T Common Stock exercise dissenters' rights not exceeding 10% of the outstanding shares of T B & T Common Stock; (iii) the accuracy in all material respects of the representations and warranties of T B & T contained in the Agreement, and the performance by T B & T of all of its covenants and agreements under the Agreement except to the extent that the failure to be accurate or to perform shall not have a material adverse effect on T B & T; (iv) the receipt by BancGroup of certain undertakings from holders of T B & T Common Stock who may be deemed to be "affiliates" of T B & T pursuant to the rules of the Commission; and (v) the BancGroup Board of Directors shall not have determined that the transactions contemplated by the Agreement have become impractical due to state of war, declaration of banking moratorium or general suspension of trading on the exchange on which BancGroup Common Stock may be traded.

     The Agreement provides that BancGroup's obligation to consummate the Merger is conditioned upon its receipt of a letter from PricewaterhouseCoopers LLP concurring with the conclusions of BancGroup's and T B & T's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests. However, BancGroup intends to account for the Merger as a purchase and has, consequently, waived receipt of such a letter from PricewaterhouseCoopers LLP.

     It is anticipated that the foregoing conditions, as well as certain other conditions contained in the Agreement, such as the receipt of certificates of officers of each party as to compliance with the Agreement and satisfaction of each party of all representations, warranties and covenants, will be satisfied. The Agreement provides that each of T B & T and BancGroup may waive all conditions to its respective obligation to consummate the Merger, other than the receipt of the requisite approvals of regulatory authorities and approval of the Agreement by the shareholders of T B & T. In making any decision regarding a waiver of one or more conditions to consummation of the Merger or an amendment of the Agreement, the Boards of Directors of T B & T and BancGroup would be subject to the fiduciary duty standards imposed upon such boards by relevant law that would require such boards to act in the best interests of their respective shareholders.

VOTING AGREEMENTS

     As a condition to BancGroup entering into the Agreement, the five directors of T B & T and Mr. John C. Sellers have each entered into an agreement (the "Voting Agreement") with BancGroup whereby each such person has agreed to, among other things, vote all of the shares of T B & T Common Stock over which such person has voting control in favor of the Agreement and the Merger, and against any business combination or other reorganization with any entity other than BancGroup. The Voting Agreement also generally restricts each of the directors and Mr. Sellers for a two year period following the Effective Date from engaging in or owning a competing banking business within the Texas counties of Dallas and Collin, managing, operating, controlling, being employed by or providing management or consulting services to any entity engaged in the banking business in Dallas and Collin counties, soliciting BancGroup employees for employment or soliciting the banking business of BancGroup. There are certain exceptions to these restrictions with respect to each person's principal line of business or profession or certain charitable work. The Voting Agreement also contains each director's and Mr. Sellers' agreement that any sale of the BancGroup Common Stock received as a result of the Merger will be sold only in compliance with the Securities Act and the rules and regulations of the Commission thereunder. See "The Merger -- Resale of BancGroup Common Stock Issued in the

Merger." Each Voting Agreement provides that the provisions requiring voting of the T B & T Common Stock will terminate upon the earlier to occur of the Effective Date of the Merger or the date the Agreement is terminated.

     The total number of shares of T B & T Common Stock subject to the Voting Agreement is 1,336,934 or 70.13% of the total shares outstanding as of the Record Date and entitled to vote at the Special Meeting.

AMENDMENT OR TERMINATION OF AGREEMENT

     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, under applicable law after adoption of the Agreement and the approval of Merger by the holders of T B & T Common Stock, no amendment materially altering the consideration to be received by T B & T shareholders may be made without the further approval of such shareholders. The Agreement may be terminated at any time prior to or on the Effective Date, whether before or after adoption of the Agreement by the shareholders of T B & T, by the mutual consent of the respective Boards of Directors of T B & T and BancGroup or by the Board of Directors of either BancGroup or T B & T under certain circumstances including, but not limited to:
(i) a material breach which cannot or has not been cured within 30 days of notice of such breach being given by the non-breaching party; (ii) failure to consummate the transactions contemplated under the Agreement by February 28, 1999, provided that such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate; and (iii) without further action by either party, upon the execution by T B & T of a legally binding agreement between T B & T and any third party with respect to any Acquisition Proposal, provided that BancGroup will have the right to demand payment of liquidated damages. See "-- Related Transaction -- Stock Option."

     In the event the Agreement is terminated, the Agreement becomes void and will have no further effect with the exception that the provisions regarding (i) publicity regarding the Agreement; (ii) payment of expenses; and (iii) confidentiality, will survive any such termination. In addition, in the event of termination of the Agreement, such termination will not relieve a breaching party from liability for a willful breach of a representation, warranty, covenant or agreement contained in the Agreement.

     The representations and warranties of the parties set forth in the Agreement shall not survive the Effective Date and shall be terminated and extinguished at the Effective Date.

REGULATORY APPROVALS

     Approval of the Merger by the Federal Reserve is required pursuant to
Section 3 of the BHCA and regulations promulgated thereunder. The Federal Reserve approved the Merger on October 15, 1998. In addition, notification of the Merger, as required pursuant to Section 38.001 of the Texas Finance Code, was filed with the Texas Department of Banking (the "Texas Department") on September 14, 1998.

     After the Merger, BancGroup expects to merge the Bank into Colonial Bank (the "Bank Merger"). Consummation of the Bank Merger requires prior approval of the Federal Reserve and the Alabama Department, as well as notification to the Texas Department. The Federal Reserve has approved the Bank Merger. Application for approval of the Bank Merger by the Alabama Department and notification to the Texas Department were filed on September 10, 1998. Approval by Alabama Department is expected prior to consummation of the Merger.

     Federal Reserve Approval. The following discussion summarizes the relevant statutory standards required for Federal Reserve approval of the Merger and the Bank Merger. Pursuant to Section 3 of the BHCA, the Federal Reserve must withhold approval of the Merger if it finds that the transaction will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve may not approve the Merger if it finds that the effect thereof may be substantially to lessen competition in any section of the country, or tend to create a monopoly, or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed by the probable effect of the Merger in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration the financial condition and managerial resources of BancGroup, its subsidiaries, any banks related to BancGroup through common ownership or management, and the Bank. Finally, the Federal Reserve will consider the compliance records of BancGroup's subsidiaries under the Community Reinvestment Act.

     In addition, the Federal Reserve is expressly permitted to approve applications under Section 3 of the BHCA for a bank holding company that is adequately capitalized and adequately managed to acquire control of a bank located in a state other than the home state of such bank holding company (an "Interstate Acquisition"), without regard to whether such transaction is prohibited under the law of any state. However, if the law of the state in which the target bank is located requires the target bank to have been in existence for some minimum period of time, the Federal Reserve is prohibited from approving an application by a bank holding company to acquire such target bank if such target bank does not satisfy this state law requirement, so long as the state law specifying such minimum period of time does not specify a period of more than five years.

     Also, the Federal Reserve is prohibited from approving an Interstate Acquisition if the acquiring bank holding company controls, or upon consummation of the acquisition, would control, more than 10% of the total amount of deposits of insured depository institutions in the United States. Finally, subject to certain exceptions, the Federal Reserve may not approve an application pertaining to an Interstate Acquisition if, among other things, the bank holding company, upon consummation of the acquisition, would control 30% or more of the total amount of deposits of insured depository institutions in the state where the target bank is located.

     The BHCA provides for the publication of notice and public comment on the application and authorizes the Federal Reserve to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger. Section 11 of the BHCA imposes a waiting period which prohibits the consummation of the Merger, in ordinary circumstances, for a period ranging from 15 to 30 days following the Federal Reserve's approval of the Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     Pursuant to Section 18(c) of the Federal Deposit Insurance Act (the "Bank Merger Act"), the Federal Reserve is prohibited from approving the Bank Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve is prohibited from approving the Bank Merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the Bank Merger are clearly outweighed in the public interest by the probable effect of the Bank Merger in meeting the convenience and needs of the community to be served. The Federal Reserve is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served.

     In that the Bank Merger constitutes an interstate bank merger, certain additional requirements are applicable to the Bank Merger. For example, the Federal Reserve is prohibited from approving the Bank Merger if the bank resulting from the Bank Merger, including all insured depository institutions which are affiliates of such resulting bank, upon consummation of the transaction, would control more than 10% of the total amount of deposits of insured depository institutions in the United States. The Federal Reserve is also prohibited from approving the Bank Merger if either party to the Bank Merger has a branch in any state in which any other bank involved in the Bank Merger has a branch, and the resulting bank, upon consummation of the Bank Merger, would control 30% or more of the total amount of deposits of insured depository institutions in any such state. Finally, the Federal Reserve may approve the interstate bank merger only if each bank involved in the transaction is adequately capitalized as of the date the application is filed, and the Federal Reserve determines that the resulting bank will continue to be adequately capitalized and adequately managed upon consummation of the Bank Merger.

     The Bank Merger Act imposes a waiting period which prohibits consummation of the Bank Merger, in ordinary circumstances, for a period ranging from 15 to 30 days following the Federal Reserve's approval of the Bank Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     Alabama Department Approval. The Bank Merger must be approved by the Alabama Department pursuant to applicable provisions of the Alabama Banking Code. If the Superintendent of the Alabama Department finds that (1) the proposed transaction will not be detrimental to the safety and soundness of the bank resulting from the Bank Merger, (2) any new officers and directors of the resulting bank are qualified by character, experience, and financial responsibility to direct and manage the resulting bank, and (3) the proposed Bank Merger is consistent with the convenience and needs of the communities to be served by the resulting bank in the State of Alabama and is otherwise in the public interest, the Bank Merger shall be approved by the Superintendent.

     The Agreement provides that the obligation of each of BancGroup and T B & T to consummate the Merger is conditioned upon the receipt of all necessary regulatory approvals. There can be no assurance that the application necessary for BancGroup to consummate the Merger with T B & T will be approved, and, if such approval is received, that such approval will not be conditioned upon terms and conditions that would cause the parties to abandon the Merger.

     Any approval received from bank regulatory agencies reflects only their view that the Merger does not contravene applicable competitive standards imposed by law, and that the Merger is consistent with regulatory policies relating to safety and soundness. THE APPROVAL OF THE BANK REGULATORY AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

     BancGroup is not aware of any governmental approvals or actions that may be required for consummation of the Merger except for the prior approval of the Federal Reserve and notification to the Texas Department described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Agreement prohibits T B & T and the Bank from engaging in any material transaction outside the ordinary course of business or making any material changes in its accounting policies or methods of operation and contains certain restrictions on the conduct of the business of T B & T pending consummation of the Merger. The Agreement prohibits T B & T and the Bank from taking, without the prior written consent of BancGroup, any of the following actions, prior to the Effective Date, subject to certain limited exceptions previously agreed to by BancGroup and T B & T:

          (i) Issuing, delivering or agreeing to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), except shares of T B & T Common Stock issued upon the exercise or exchange of T B & T Options or pursuant to the Option Agreement;

          (ii) Borrowing or agreeing to borrow any funds or incurring or becoming subject to, any liability (absolute or contingent) except borrowings, obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

          (iii) Paying any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (iv) Declaring or making or agreeing to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders except as consistent with past practices and as previously disclosed to BancGroup (in no event shall the shareholders of T B & T be entitled to payment of a dividend from T B & T and from BancGroup in the quarter in which the Effective Date occurs), or purchasing or redeeming or agreeing to purchase or redeem, any of its outstanding securities;

          (v) Except in the ordinary course of business, selling or transferring or agreeing to sell or transfer, any of its assets, property or rights or canceling, or agreeing to cancel, any debts or claims;

          (vi) Except in the ordinary course of business, entering or agreeing to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of any of its assets, property or rights;

          (vii) Waiving any rights of value which in the aggregate would have a material adverse effect on T B & T;

          (viii) Except in the ordinary course of business, making or permitting any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (ix) Except in accordance with past practice, making any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (x) Except in accordance with past practice, increasing the rate of compensation payable to or to become payable to any of its officers or employees or making any material increase in any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (xi) Failing to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations; and

          (xii) Entering into any other material transaction other than in the ordinary course of business.

     The Agreement provides that, subject to certain specific exceptions, prior to the Effective Date, no director or officer of T B & T or any of its subsidiaries shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of T B & T or its subsidiaries.

     The Agreement also provides that (i) at the request of BancGroup, T B & T will consult with BancGroup and advise BancGroup in advance of all loan requests outside the ordinary course of business or in excess of $100,000 that are not single-family residential loan requests; and (ii) T B & T will consult with BancGroup respecting business issues that T B & T believes should be brought to the attention of BancGroup.

NO SOLICITATION

     The Agreement provides that neither T B & T nor any affiliate, investment banker, attorney, accountant, or other of its representatives shall solicit any "acquisition proposal" (generally any tender offer or proposal for a merger, acquisition of all or substantially all of the stock or assets of or other business combination involving T B & T or the Bank). In addition, except to the extent necessary to comply with its fiduciary duties, the Board of Directors of T B & T shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to or enter into any contract respecting an acquisition proposal, but T B & T may communicate information about another acquisition proposal to its shareholders if and to the extent it is required to do so in order to comply with its legal obligations. T B & T must also promptly notify BancGroup in the event that it receives any inquiry or proposal relating to an acquisition proposal.

RELATED TRANSACTIONS -- STOCK OPTION

     T B & T and BancGroup have entered into the Option Agreement whereby T B & T has granted to BancGroup an option to purchase up to 368,150 shares, or 18.89%, of T B & T Common Stock at a purchase price of $11.05 per share. The Option Agreement is attached hereto as Appendix C. Both the number of shares subject to the option and the purchase price per option share are subject to adjustment in certain circumstances. The Option Agreement was entered into as an inducement for, and as a condition to,

BancGroup's execution of the Agreement. The Option Agreement is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for a third party to acquire control of T B & T.

     The option granted under the Option Agreement may be exercised by BancGroup, in whole or in part, in the event a "Purchase Event" precedes the date upon which the Option Agreement terminates by its terms. If the option becomes exercisable, T B & T may be required to repurchase the option or any shares issued thereunder at a price calculated in accordance with the Option Agreement. In addition, under certain circumstances, the option may be converted into a similar option to acquire shares of an entity engaging in certain transactions with T B & T.

     The term "Purchase Event" is defined in the Option Agreement to include:
(i) T B & T's agreement, without BancGroup's prior written consent, to effect an "Acquisition Transaction" with any person other than BancGroup, or T B & T's authorization, recommendation, or public proposal of (or public announcement of its intention to authorize, recommend, or propose) such an agreement; or (ii) the acquisition by any person of beneficial ownership of 25% or more of the outstanding shares of T B & T Common Stock. The term "Acquisition Transaction" is defined to include: (i) a merger, consolidation, or other business combination involving T B & T; (ii) the disposition, by sale, exchange, lease, or otherwise, of substantially all of the consolidated assets of T B & T; or
(iii) the issuance of securities representing 25% or more of the voting power of T B & T.

     The Option Agreement and the option granted thereunder terminate upon the earliest to occur of: (i) the Effective Date; (ii) termination of the Agreement in accordance with its terms prior to the occurrence of a Purchase Event or a "Preliminary Purchase Event" (generally, a tender offer or exchange offer by a third party to acquire more than 25% of the outstanding shares of T B & T Common Stock or the failure of T B & T's shareholders to approve the Agreement following the public announcement of a proposed Acquisition Transaction or tender offer); (iii) termination of the Agreement by BancGroup prior to the occurrence of a Purchase Event or a Preliminary Purchase Event for reasons other than a breach of the Agreement by T B & T or the failure to occur of certain conditions precedent to the Merger; or (iv) the passage of eighteen months after termination of the Agreement by BancGroup because of a material breach of the Agreement by T B & T or the failure to occur of certain conditions precedent to the consummation of the Merger.

     To the knowledge of T B & T, no event that would permit the exercise of the option has occurred as of the date hereof. The rights and obligations of T B & T and BancGroup under the Option Agreement are subject to receipt of any required regulatory approval, including approval by the Federal Reserve under the BHCA.

     The Option Agreement, together with T B & T's agreement not to negotiate or entertain any proposals for the sale of T B & T or its subsidiaries to another party (see "-- No Solicitation"), have the effect of discouraging persons who might now, or prior to the Effective Date, be interested in acquiring all or a significant interest in T B & T from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the T B & T Common Stock than the price per share to be paid by BancGroup in the Merger. The option granted to BancGroup under the Option Agreement will become exercisable in the event of the occurrence of certain proposals to acquire T B & T. The possibility that BancGroup might exercise the option, and thus acquire a substantial block of T B & T Common Stock, might deter offers of other persons or entities interested in such an acquisition.

RIGHTS OF DISSENTING SHAREHOLDERS

     A holder of shares of T B & T is entitled under Article 5.11 of the TBCA to object to the Agreement and the Merger and make written demand that BancGroup pay in cash the fair value of the shares of T B & T Common Stock held as determined in accordance with all pertinent statutory provisions. Consummation of the Merger is subject to, among other things, the holders of no more than 10 percent of the outstanding T B & T Common Stock electing to exercise their dissenters' rights.

     In order to exercise dissenters' rights, a Dissenting Shareholder of T B & T (a "Dissenting Shareholder") must strictly comply with the statutory procedures of TBCA Article 5.11 et seq., which are summarized below. A copy of the text provisions of these statutes is attached hereto as Appendix B. Shareholders of T B & T are urged to read these statutes in their entirety and to consult with their legal advisors. Texas law requires that holders of T B & T Common Stock follow certain prescribed procedures in the exercise of their statutory right to dissent in connection with the Merger. The failure to follow such procedures on a timely basis and in the precise manner required by Texas law may result in a loss of a shareholder's dissenters' rights. The following summary does not purport to be a complete statement of the dissenters' rights provision of Texas law and is qualified in its entirety by reference to the full text of the provisions of the TBCA pertaining to dissenters' rights attached hereto as Appendix B.

     Overview. Holders of T B & T Common Stock have the right under Texas law to dissent from the Merger and obtain payment of the fair value of his or her shares. Fair value means the value of the shares as of the day immediately before the Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger. If BancGroup and a Dissenting Shareholder are not able to agree on a fair value, either BancGroup or a Dissenting Shareholder may petition a court in Dallas County, Texas for a determination of fair value.

     Procedure for Dissenting. A shareholder wishing to dissent from the Merger must deliver to T B & T, before the Special Meeting, written notice of his or her objection to the Merger specifying that the right to dissent will be exercised if the Merger is consummated and giving the shareholder's address. The written notice should be sent to 1999 Bryan Street, Dallas, Texas 75201, Attn:
Linda Bridges, so that T B & T receives it before the Special Meeting. A shareholder wishing to dissent may not vote in favor of the Merger. If a shareholder's written notice of intent to demand payment is not received by T B & T before the Special Meeting, or if the shareholder votes in favor of the Merger, such shareholder will not have the right to dissent and will be required to participate in the Merger.

     If the Merger is effected and a Dissenting Shareholder shall have timely notified T B & T of his or her objection to the Merger and not have voted in favor of the Merger, then BancGroup shall within ten (10) days after the Merger is effected deliver or mail the Dissenting Shareholder written notice that the Merger was effected and that the Dissenting Shareholder may, within ten (10) days from the delivery or mailing of such notice, make written demand on BancGroup for payment of the fair value of that shareholder's shares. The demand shall state the number and class of shares owned by the notifying shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within such ten (10)-day period shall be bound by the Merger.

     Payment for Shares. Within twenty (20) days after receipt by BancGroup of a demand for payment made by a Dissenting Shareholder as provided above, BancGroup shall deliver or mail to such shareholder a written notice that shall either set out that BancGroup accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date the Merger was effected and upon surrender of certificates representing the shares as to which dissenters' rights were perfected, duly endorsed, or shall contain an estimate by BancGroup of the fair value of the shares as to which dissenters' rights were perfected together with an offer to pay the amount of such estimate within ninety (90) days after the date the Merger was effected upon receipt of notice within sixty (60) days after the date the Merger was effected that the Dissenting Shareholder agrees to accept that amount together with surrender of the certificates representing the shares as to which dissenters' rights were perfected, duly endorsed.

     Court Proceeding to Determine Fair Value. If within a period of sixty (60) days after the Merger is effected, BancGroup and a Dissenting Shareholder do not agree on fair value, then either may within sixty (60) days after expiration of such sixty (60)-day period, period, file a petition in any court of competent jurisdiction in Dallas County, Texas asking for a finding of determination of fair value of the Dissenting Shareholders' shares. Costs of the proceeding, including fees payable to appraisers appointed by the court, may be allocated between the parties in a manner the court deems fair and equitable. Upon the filing of any such petition by a Dissenting Shareholder, service of a copy of the petition shall be made on BancGroup. The Clerk of the Court shall thereafter give notice of the time and place fixed for the hearing of the petition to both

BancGroup and to the Dissenting Shareholder. All Dissenting Shareholders so notified and BancGroup shall thereafter be bound by the final judgment of the court.

     After the hearing of the petition, the court shall appoint one or more qualified appraisers to determine the fair value of the shares of T B & T Common Stock. Thereafter the appraisers shall file their report of that fair value with the court. This report shall be subject to exceptions both upon law and the facts. The court shall by its judgment determine the fair value of the shares held by the Dissenting Shareholder and shall direct the payment of that value by BancGroup, together with interest, beginning 91 days after the Merger was effected to the date of such judgment

     A Dissenting Shareholder shall not thereafter be entitled to vote or exercise any rights of a shareholder. Within twenty (20) days after demanding payment for his or her shares, the Dissenting Shareholder shall submit the certificates representing shares of T B & T Common Stock to which dissenters rights have been made applicable to T B & T for proper notation. Failure to so submit such certificates shall, at the election of T B & T or BancGroup terminate such shareholder's right to demand appraisal rights unless a reviewing court for good and sufficient cause shall otherwise direct. A Dissenting Shareholder may withdraw his or her demand for payment at any time before payment for the shares, before a petition is filed or after a petition is filed but only with the consent of BancGroup.

     In the absence of fraud in the transaction, these remedies are the exclusive remedies for the value of shares of BancGroup or money damages to a shareholder of BancGroup with respect to the Merger.

     THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY HOLDERS OF T B & T COMMON STOCK DESIRING TO EXERCISE APPRAISAL RIGHTS, AND, IN VIEW OF THE FACT THAT EXERCISE OF SUCH RIGHTS REQUIRES STRICT ADHERENCE TO THE RELEVANT PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT, EACH SHAREHOLDER WHO MAY DESIRE TO EXERCISE APPRAISAL RIGHTS IS ADVISED INDIVIDUALLY TO CONSULT THE LAW (AS SET FORTH IN APPENDIX B HERETO) AND COMPLY WITH THE PROVISIONS THEREOF.

     HOLDERS OF THE T B & T COMMON STOCK WISHING TO EXERCISE DISSENTERS' RIGHTS ARE ADVISED TO CONSULT THEIR OWN COUNSEL TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF TEXAS LAW.

     The foregoing discussion is only a summary of the provisions of Texas law, does not purport to be complete and is qualified in its entirety by reference to TBCA Article 5.11 et seq., which is attached hereto as Appendix B. Any shareholder who intends to dissent from the Merger should review the text of TBCA Article 5.11 et seq. carefully and should also consult with his or her attorney. Any shareholder who fails to follow strictly the procedures set forth in said statute will forfeit dissenters' rights.

     Any Dissenting Shareholder who perfects his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Code. See "-- Certain Federal Income Tax Consequences."

     BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE TEXAS LAW RELATING TO DISSENTERS' APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT WITH THEIR OWN LEGAL ADVISORS.

RESALE OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     The issuance of the shares of BancGroup Common Stock pursuant to the Merger (including any shares to be issued pursuant to T B & T Options) has been registered under the Securities Act. As a result, shareholders of T B & T who are not "affiliates" of T B & T (as such term is defined under the Securities
Act) may resell, without restriction, all shares of BancGroup Common Stock which they receive in connection with the Merger. Under the Securities Act, only affiliates of T B & T are subject to restrictions on the resale of the BancGroup Common Stock which they receive in the Merger.

     The BancGroup Common Stock received by affiliates of T B & T who do not also become affiliates of BancGroup after the consummation of the Merger may not be sold except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits BancGroup Common Stock held by such shareholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers or certain other transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of BancGroup Common Stock or the average weekly trading volume in BancGroup Common Stock reported on the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about BancGroup. The restrictions on sales will cease to apply under most circumstances once the former T B & T affiliate has held the BancGroup Common Stock for at least one year. BancGroup Common Stock held by affiliates of T B & T who become affiliates of BancGroup, if any, will be subject to additional restrictions on the ability of such persons to resell such shares.

     T B & T will provide BancGroup with such information as may be reasonably necessary to determine the identity of those persons (primarily officers, directors and principal shareholders) who may be deemed to be affiliates of T B & T. T B & T will also obtain from each such person a written undertaking to the effect that no sale or transfer will be made of any shares of BancGroup Common Stock by such person except pursuant to Rule 145 or pursuant to an effective registration statement or an exemption from registration under the Securities Act. Receipt of such an undertaking is a condition to BancGroup's obligation to close the Merger. If such undertakings are not received and BancGroup waives receipt of such condition, the certificates for the shares of BancGroup Common Stock to be issued to such person will contain an appropriate restrictive legend and appropriate stop transfer orders will be given to BancGroup's stock transfer agent.

ACCOUNTING TREATMENT

     BancGroup will account for the Merger as a purchase transaction in accordance with generally accepted accounting principles. Accordingly, the purchase price will be assigned to the fair value of the T B & T net tangible assets acquired, and any purchase price in excess thereof will be assigned to intangibles. The valuation of intangibles, if any, will be made as of the Effective Date of the Merger and will be amortized by charges or credits to future earnings over a period of approximately fifteen years. Such intangibles are currently estimated to be in the approximate amount of $7.4 million.

NYSE REPORTING OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     Sales of BancGroup Common Stock to be issued in the Merger in exchange for T B & T Common Stock will be reported on the NYSE.

TREATMENT OF T B & T OPTIONS

     Assumption of Options. On the Effective Date, BancGroup will assume all T B & T Options outstanding, and each such option will represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the acquisition of T B & T Common Stock pursuant to the T B & T Options. The shares of BancGroup Common Stock to be delivered upon the exercise of T B & T Options granted under the Option Plan will be made available, after the Merger, from the authorized but unissued shares of BancGroup Common Stock. BancGroup has reserved sufficient authorized but unissued shares for issuance pursuant to options under the Option Plan and does not anticipate acquiring any shares in the open market for such purposes. The Registration Statement, of which this Prospectus forms a part, registering the shares of BancGroup Common Stock issued pursuant to the Merger also registers the shares of BancGroup Common Stock to be issued upon the exercise of the T B & T Options assumed by BancGroup. The number of shares of BancGroup Common Stock to be issued pursuant to such options will equal the number of shares of T B & T Common Stock subject to such T B & T Options multiplied by 0.6406, the Exchange Ratio, provided that no fractions of shares of BancGroup Common Stock will be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of T B & T Options, if a fractional share exists, will equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or else such fractional interest shall be paid in cash at the Market Value as defined below. The exercise price for the acquisition of BancGroup Common Stock will be the exercise price for each share of T B & T Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done.

     Cashless Exchange. The Agreement also provides that, no later than five days prior to the Effective Date, the holders of T B & T Options may provide written notice to T B & T (in form and substance reasonably satisfactory to BancGroup) that they wish to exchange their T B & T Options, effective at the Effective Date and to receive in exchange therefor an amount of BancGroup Common Stock equal in value to the difference between (i) the number obtained by multiplying the number of shares of T B & T Common Stock issuable pursuant to his or her T B & T Options times the Exchange Ratio times the Market Value of the BancGroup Common Stock and (ii) the number obtained by multiplying the number of shares of T B & T Common Stock issuable pursuant to his or her T B & T Options, times the exercise price per shares (as determined pursuant to the Option Plan). The dollar amount so determined shall then be divided by the Market Value of the BancGroup Common Stock to determine the number of shares of BancGroup Common Stock to be received. In the event that the exercise prices of all T B & T Options are not the same, the above calculation shall be made for each series of options and the number of shares of BancGroup Common Stock issued shall be totaled to obtain the aggregate number of shares to be received by that individual. No fractions of shares shall be issued and fractions shall be paid in cash at the Market Value. The Market Value of the BancGroup Common Stock will be the average of the closing prices of the BancGroup Common Stock as reported on the NYSE on each of the ten consecutive trading days ending on the trading day five trading days before the Effective Date.

     As discussed under "-- Certain Federal Income Tax Consequences," employees who utilize the Cashless Exchange will recognize ordinary income equal to the fair market value of BancGroup stock received in the exchange. See "-- Certain Federal Income Tax Consequences."

CLOSING; EFFECTIVE DATE OF MERGER

     As soon as reasonably practicable after the later to occur of (i) the date of this Special Meeting, (ii) receipt of all required regulatory approvals, and
(iii) satisfaction of all other conditions precedent to each party's obligations as set forth in the Agreement, a closing shall take place at which the parties will exchange documents required by the Agreement. The Merger shall become effective on the date specified in the certificate of merger to be filed with the secretaries of state of Delaware and Texas.

EXPENSES

     Pursuant to the Agreement, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the Agreement.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     T B & T. There is no established public trading market for the T B & T Common Stock. The shares of T B & T Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Sales of T B & T Common Stock of which Management of T B & T is aware since January 1, 1996 have ranged between $4.00-$5.00. Since such transactions were privately negotiated, such prices do not necessarily reflect the market price for the T B & T Common Stock. The following table sets forth the dividends paid on T B & T Common Stock since January 1, 1996:

                                                              DIVIDENDS
                                                              PER SHARE
                                                              ---------
1996
  First Quarter.............................................    $.03
  Second Quarter............................................     .04
  Third Quarter.............................................     .04
  Fourth Quarter............................................     .10
1997
  First Quarter.............................................     .05
  Second Quarter............................................     .05
  Third Quarter.............................................     .05
  Fourth Quarter............................................     .10
1998
  First Quarter.............................................     .05
  Second Quarter............................................     .05
  Third Quarter.............................................     .05
  Fourth Quarter (through October 27, 1998).................      --

     BancGroup. BancGroup Common Stock is listed for trading on the NYSE under the symbol "CNB." The following table indicates the high and low closing prices of the BancGroup Common Stock as reported on the NYSE since January 1, 1996.

                                                               PRICE PER
                                                                SHARE OF
                                                            COMMON STOCK(1)     DIVIDENDS
                                                            ----------------       PER
                                                             HIGH      LOW        SHARE
                                                            -------  -------    ---------
1996
  First Quarter...........................................  $ 9 1/8  $  7 1/2     $.068
  Second Quarter..........................................    9 1/16    7 13/16    .068
  Third Quarter...........................................    9         7 13/16    .068
  Fourth Quarter..........................................   10 1/16    8 11/16    .068
1997
  First Quarter...........................................   12         9 1/3      .075
  Second Quarter..........................................   12 7/16   11          .075
  Third Quarter...........................................   14 5/8    12 1/8      .075
  Fourth Quarter..........................................   17 9/16   14 1/2      .075
1998
  First Quarter...........................................   18 1/8    15 3/4      .085
  Second Quarter..........................................   18 13/16  14 3/4      .085
  Third Quarter...........................................   17 5/16   11 5/8      .085
  Fourth Quarter (through October 20, 1998)...............   13 11/16  10 1/8        --

---------------

(1) Restated to reflect the impact of the two-for-one stock splits effected in the form of 100% stock dividends paid February 11, 1997 and August 14, 1998.

     On August 5, 1998, the business day immediately prior to the public announcement of the Merger, the closing price of the BancGroup Common Stock on the NYSE was $15.5625 per share after giving effect to the Stock Split.

     At December 31, 1997, BancGroup's subsidiaries accounted for approximately 98% of BancGroup's consolidated assets. BancGroup derives substantially all of its income from dividends received from its subsidiaries. Various statutory provisions and regulatory policies limit the amount of dividends the subsidiary banks may pay without regulatory approval. In addition, federal statutes restrict the ability of subsidiary banks to make loans to BancGroup, and regulatory policies may also restrict such dividends.

                     BANCGROUP CAPITAL STOCK AND DEBENTURES

     BancGroup's authorized capital stock consists of 200,000,000 shares of BancGroup Common Stock, par value $2.50 per share, and 1,000,000 shares of its Preference Stock, par value $2.50 per share. As of June 30, 1998, there were issued and outstanding a total of 98,232,266 shares of BancGroup Common Stock. No shares of Preference Stock are issued and outstanding. BancGroup issued in 1986 $28,750,000 in principal amount of its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") of which $3,845,672 were outstanding as of June 30, 1998 and convertible at any time into 549,382 shares of BancGroup Common Stock, subject to adjustment. As of June 30, 1998 there were 3,858,122 shares of BancGroup Common Stock subject to issue upon exercise of options under BancGroup's stock option plans. In addition to BancGroup Common Stock to be issued in the Merger, BancGroup will issue additional shares of BancGroup Common Stock in pending acquisitions. On January 20, 1997, BancGroup issued, through a special purpose trust, $70.0 million of Trust Preferred Securities, all of which were outstanding at June 30, 1998.

     The following statements with respect to BancGroup Common Stock and Preference Stock are brief summaries of material provisions of Delaware law, the BancGroup Certificate and the BancGroup Bylaws, do not purport to be complete and are qualified in their entirety by reference to the foregoing.

BANCGROUP COMMON STOCK

     Dividends. Subject to the rights of holders of Preference Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of BancGroup Common Stock, when and as dividends, payable in cash, stock or other property, are declared by the BancGroup Board of Directors, the holders of BancGroup Common Stock are entitled to share ratably in such dividends.

     Voting Rights. Each holder of BancGroup Common Stock has one vote for each share held on matters presented for consideration by the stockholders.

     Preemptive Rights. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup.

     Issuance of Stock. The BancGroup Certificate authorizes the Board of Directors of BancGroup to issue authorized shares of BancGroup Common Stock without stockholder approval. However, BancGroup's Common Stock is listed on the NYSE, which requires stockholder approval of the issuance of additional shares of BancGroup Common Stock under certain circumstances.

     Liquidation Rights. In the event of liquidation, dissolution or winding-up of BancGroup, whether voluntary or involuntary, the holders of BancGroup Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its stockholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Preference Stock.

PREFERENCE STOCK

     The Preference Stock may be issued from time to time as a class without series, or if so determined by the Board of Directors of BancGroup, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preference Stock (or of the entire class of Preference Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the Board of Directors of BancGroup. Preference Stock may have a preference over the BancGroup Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the Board of Directors of BancGroup.

1986 DEBENTURES

     BancGroup issued the 1986 Debentures in the total principal amount of $28,750,000. The 1986 Debentures were issued under a trust indenture (the "1986 Indenture") between BancGroup and SunTrust Bank, Atlanta, Atlanta, Georgia, as trustee.

     The 1986 Debentures will mature on March 31, 2011, and are convertible at any time into shares of BancGroup Common Stock at the option of a holder thereof, at the conversion price of $7.0 principal amount of the 1986 Debentures for each share of BancGroup Common Stock. The conversion price is, however, subject to adjustment upon the occurrence of certain events as described in the 1986 Indenture. In the event all of the outstanding 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, as of June 30, 1998 approximately 549,382 shares of such BancGroup Common Stock will be issued. The 1986 Debentures are redeemable, in whole or in part, at the option of BancGroup at certain premiums until 1996, when the redemption price shall be equal 100% of the face amount of the 1986 Debentures plus accrued interest. The payment of principal and interest on the 1986 Debentures is subordinate, to the extent provided in the 1986 Indenture, to the prior payment when due of all Senior Indebtedness of BancGroup. "Senior Indebtedness" is defined as any indebtedness of BancGroup for money borrowed, or any indebtedness incurred in connection with an acquisition or with a merger or consolidation, outstanding on the date of execution of the 1986 Indenture as originally executed, or thereafter created, incurred or assumed, and any renewal, extension, modification or refunding thereof, for the payment of which BancGroup (which term does not include BancGroup's consolidated or unconsolidated subsidiaries) is at the time of determination responsible or liable as obligor, guarantor or otherwise. Senior Indebtedness does not include
(i) indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of BancGroup, and (ii) indebtedness which by its terms states that such indebtedness is subordinate to or equally subordinate with the 1986 Debentures.

     At December 31, 1997, BancGroup's Senior Indebtedness as defined in the 1986 Indenture aggregated approximately $1.1 billion. Such debt includes all short-term debt consisting of federal funds purchased, securities purchased under repurchase agreements and borrowings with the Federal Home Loan Bank but excludes all federally-insured deposits. BancGroup may from time to time incur additional indebtedness constituting Senior Indebtedness. The 1986 Indenture does not limit the amount of Senior Indebtedness which BancGroup may incur, nor does such indenture prohibit BancGroup from creating liens on its property for any purpose.

OTHER INDEBTEDNESS

     On January 29, 1997, BancGroup issued, through a special purpose trust, $70.0 million of Trust Preferred Securities. The securities bear interest at 8.92% and are subject to redemption in whole or in part any time after January 2007 through January 2027. It is unlikely that redemption will occur prior to maturity. The securities are subordinated to substantially all of BancGroup's indebtedness. In BancGroup's consolidated statement of condition, these securities are shown as long-term debt.

     On February 5, 1998, BancGroup consummated a merger with ASB Bancshares, Inc., a Delaware corporation ("ASB"). As part of the consideration for the common stock of ASB, BancGroup issued debentures to three ASB shareholders. The aggregate principal amount of these debentures is $7,724,813. The debentures pay a rate of interest equal to the New York Prime Rate minus 1% (but in no event less than 7% per annum) and are due and payable ten years from the date of issuance. They are senior to the BancGroup Common Stock upon liquidation, but are subordinate to BancGroup's Senior Indebtedness. See "-- 1986 Debentures." The debentures are redeemable by BancGroup with the consent of the holders thereof. A holder of a debenture may, subject to BancGroup's right to decline, request redemption of any or all of the debentures held by him or her.

CHANGES IN CONTROL

     Certain provisions of the BancGroup Certificate and the BancGroup Bylaws may have the effect of preventing, discouraging or delaying any change in control of BancGroup. The authority of the BancGroup Board of Directors to issue BancGroup Preference Stock with such rights and privileges, including voting rights, as it may deem appropriate may enable BancGroup's Board of Directors to prevent a change in control despite a shift in ownership of the BancGroup Common Stock. See "-- Preference Stock." In addition, the power of BancGroup's Board of Directors to issue additional shares of BancGroup Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See "-- BancGroup Common Stock." The following provisions also may deter any change in control of BancGroup.

     Classified Board. BancGroup's Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of BancGroup's Board of Directors is elected by stockholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 23 directors of BancGroup. This provision of the BancGroup Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board of Directors may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified Board of Directors can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

     Business Combinations. Certain "Business Combinations" of BancGroup with a "Related Person" may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of "Voting Stock," plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the Continuing Directors of BancGroup approve such Business Combination. A "Related Person" is a person, or group, who owns or acquires 10% or more of the outstanding shares of BancGroup Common Stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by BancGroup's Board of Directors, i.e., April 20, 1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman and Chief Executive Officer of BancGroup, and certain members of his family from the definition of Related Person. A "Continuing Director" is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a merger or other Business Combination that could be desired by a majority of BancGroup's stockholders. As of February 27, 1998, the Board of Directors of BancGroup owned approximately 10.24% of the outstanding shares of BancGroup Common Stock.

     Board Evaluation of Mergers. The BancGroup Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of BancGroup, and other factors when considering whether BancGroup should undertake a merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of BancGroup Common Stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a merger or other Business Combination of BancGroup.

     Director Authority. The BancGroup Certificate prohibits stockholders from calling special stockholders' meetings and acting by written consent. It also provides that only BancGroup's Board of Directors has the authority to undertake certain actions with respect to governing BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board of Directors to act by majority vote.

     Bylaw Provisions. The BancGroup Bylaws provide that stockholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of BancGroup shareholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of stockholders' meetings but could make it more difficult for shareholders to nominate directors or introduce business at shareholders' meetings.

     Delaware Business Combination Statute. Subject to some exceptions, Delaware law prohibits BancGroup from entering into certain "business combinations" (as defined) involving persons beneficially owning 15% or more of the outstanding BancGroup Common Stock (or who is an affiliate of BancGroup and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Stockholder"), unless the Board of Directors has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (a "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows BancGroup to enter into a business combination with an Interested Stockholder if (i) the business combination is approved by BancGroup's Board of Directors and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of BancGroup which is not owned by the Interested Stockholder or (ii) upon consummation of the transaction which resulted in the shareholder becoming an Interested Stockholder, such shareholder owned at least 85% of the outstanding BancGroup Common Stock (excluding BancGroup Common Stock held by officers and directors of BancGroup or by certain BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of the BancGroup Certificate relating to business combinations with a related person, described above at "Business Combinations," but they are generally less restrictive than the BancGroup Certificate.

     Control Acquisitions. As it relates to BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     If the Merger is consummated, shareholders of T B & T (except those perfecting dissenters' rights) will become holders of BancGroup Common Stock. The rights of the holders of the T B & T Common Stock who become holders of BancGroup Common Stock following the Merger will be governed by the BancGroup Certificate and the BancGroup Bylaws, as well as the laws of Delaware, the state in which BancGroup is incorporated.

     The following summary compares the rights of the holders of T B & T Common Stock with the rights of the holders of the BancGroup Common Stock. For a more detailed description of the rights of the holders of BancGroup Common Stock, including certain features of the BancGroup Certificate and the Delaware

General Corporate Law (the "DGCL") that might limit the circumstances under which a change in control of BancGroup could occur, see "BancGroup Capital Stock and Debentures."

     The following information is qualified in its entirety by the BancGroup Certificate and the BancGroup Bylaws, and T B & T's Articles of Incorporation and Bylaws, the DGCL and the TBCA.

DIRECTOR ELECTIONS

     T B & T. T B & T's directors are elected annually for one year terms or until their successors are elected and qualified. T B & T's Articles provide that cumulative voting is not permitted in the election of directors.

     BancGroup. BancGroup's directors are elected to terms of three years with approximately one-third of the Board to be elected annually. There is no cumulative voting in the election of directors. See "BancGroup Capital Stock and Debentures -- Changes in Control -- Classified Board."

REMOVAL OF DIRECTORS

     T B & T. Pursuant to the Bylaws of T B & T, any director of T B & T may be removed from office at any time, with or without cause, upon the affirmative vote of a majority of the shares present, in person or by proxy, at any special or annual meeting of shareholders and entitled to vote if notice of the intention to act upon such matter shall have been given in the notice provided to shareholders in connection with such meeting.

     BancGroup. The BancGroup Certificate provides that a director may be removed from office, but only for cause, and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors.

VOTING

     T B & T. Each stockholder of T B & T is entitled to one vote for each share of T B & T Common Stock held, and holders are not entitled to cumulative voting rights in the election of directors.

     BancGroup. Each stockholder of BancGroup is entitled to one vote for each share of BancGroup Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

     T B & T. Pursuant to the Articles of Incorporation of T B & T, the holders of T B & T do not have any preemptive rights to acquire any additional shares of T B & T Common Stock.

     BancGroup. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup Common Stock or any other shares of BancGroup capital stock.

DIRECTORS' LIABILITY

     T B & T. T B & T does not have any provision in its Articles or Bylaws limiting director liability.

     BancGroup. The BancGroup Certificate provides that a director of BancGroup will have no personal liability to BancGroup or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to BancGroup and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

INDEMNIFICATION

     T B & T. T B & T's Articles provide that directors and officers of T B & T and any person who serves at the request of T B & T as a director or officer of another corporation in which T B & T owns shares or is a creditor (each, an "Indemnified Party") and the heirs, executors and administrators of such Indemnified Parties, may be indemnified by T B & T against reasonable costs and expenses incurred by him in connection with any action, suit or proceeding to which an Indemnified Party may be made party by reasons of his having been such a director or officer. No indemnification may be made, however, in connection with any actions, suits or proceedings in which the Indemnified Party has been adjudge liable because of willful misfeasance, bad faith, negligence or reckless disregard of the duties involved in the conduct of his office. In the event of a settlement, an Indemnified Party may be indemnified against payments made upon a determination by two-thirds of the members of the Board of Directors who are not involved in the action that the Indemnified Party has no liability by reason of willful misfeasance, bad faith, negligence or reckless disregard of the duties involved in the conduct of the office. If a majority of the members of the Board of Directors are involved in the action, suit determination shall be made by a written opinion of independent legal counsel. Amounts paid in settlement may not exceed costs, fees and expenses which would have reasonably been incurred had the subject action been litigated to its conclusion.

     T B & T's Articles specifically provide that the indemnification provided therein is not the exclusive source of indemnification available. Under the TBCA, Texas corporations are required to indemnify directors and officers against judgements, fines, settlements and reasonable expenses incurred by them in connection with any proceeding in which they are named defendants as a result of their service to the corporation and in which they are wholly successful, on the merits or otherwise, in the defense of the proceeding. The TBCA also permits corporations to pay in advance of the final disposition of any proceeding the reasonable expenses incurred by a director or officer if such party provides the corporation with a written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking to repay any amounts paid or reimbursed if it is ultimately determined that indemnification of such expenses is prohibited. Texas law also permits corporations to purchase and maintain insurance or other similar arrangement in connection with their indemnification obligations.

     BancGroup. The BancGroup Certificate provides that directors, officers, employees and agents of BancGroup shall be indemnified to the full extent permitted under the DGCL. Section 145 of the DGCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the DGCL, other than an action brought by or in the right of BancGroup, such indemnification is available if it is determined that the proposed indemnity acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of BancGroup, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such action if the indemnity acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to BancGroup unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that the proposed indemnity has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     BancGroup maintains an officers' and directors' insurance policy and a separate indemnification agreement pursuant to which officers and directors of BancGroup would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses that extends beyond the minimum indemnification provided by Section 145 of the DGCL.

SPECIAL MEETINGS OF SHAREHOLDERS; ACTION WITHOUT A MEETING

     T B & T. Pursuant to the Bylaws of T B & T, special meetings of stockholders of T B & T may be called by the President, the Board of Directors or the holder or holders of not less than 10% of the outstanding shares of T B & T Common Stock entitled to vote at such meeting.

     BancGroup. Under the BancGroup Certificate, a special meeting of BancGroup's stockholders may only be called by a majority of the BancGroup Board of Directors or by the chairman of the Board of Directors of BancGroup. Holders of BancGroup Common Stock may not call special meetings or act by written consent.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     T B & T. Under the TBCA, mergers, consolidations, shares exchanges and certain sales of substantially all of the assets of a Texas corporation must be approved by two-thirds of the outstanding shares of the corporation entitled to vote thereon unless the corporation's articles of incorporation or bylaws specify a greater or lesser percentage. Neither T B & T's Articles nor its Bylaws specifies any alternative vote requirement.

     BancGroup. The DGCL provides that mergers and sales of substantially all of the assets of Delaware corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The DGCL also provides, however, that the stockholders of the corporation surviving a merger need not approve the transaction if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. See also "BancGroup Capital Stock and Debentures -- Changes in Control" for a description of the statutory provisions and the provisions of the BancGroup Certificate relating to changes of control of BancGroup. See "Antitakeover Statutes" for a description of additional restrictions on business combination transactions.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     T B & T. Under the TBCA, amendments to T B & T's Articles require the approval of two-thirds of the outstanding shares of T B & T Common Stock entitled to vote thereon. T B & T's Bylaws may be amended by a majority vote of the Board of Directors, subject to repeal or change at any meeting of the stockholders at which a quorum is present, by the affirmative vote of a majority of the stockholders present at the meeting.

     BancGroup. Under the DGCL, a Delaware corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The BancGroup Certificate requires "super-majority" Stockholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the BancGroup Certificate governing (i) the election or removal of directors,
(ii) business combinations between BancGroup and a Related Person, and (iii) board of directors evaluation of business combination procedures. See "BancGroup Capital Stock and Debentures -- Changes in Control."

     As is permitted by the DGCL, the Certificate gives the Board of Directors the power to adopt, amend or repeal the BancGroup Bylaws. The stockholders entitled to vote have concurrent power to adopt, amend or repeal the BancGroup Bylaws.

RIGHTS OF DISSENTING STOCKHOLDERS

     T B & T. Under the TBCA, stockholders of Texas corporations have the right to dissent from any (i) plan of merger to which the corporation is a party if stockholder approval is required and the stockholder holds shares of a class or series entitled to vote thereon as a class or otherwise; (ii) sale, lease, exchange or other disposition of all or substantially all of the corporation's property and assets, with or without good will, if authorization of the stockholders is required by the TBCA and the stockholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise; or (iii) plan of share exchange in which the shares of the corporation of the class or series held by the stockholder are to be acquired. Dissenters' rights are not available in connection with any plan of merger in which there will be a single surviving corporation or any plan of share exchange if (i) the shares held by the stockholder as of the date of the requisite stockholder vote are listed on a national securities exchange or the Nasdaq Stock Market, or held of record by not less than 2,000 stockholders; (ii) the stockholder is not required by the terms of the plan or merger or share exchange to accept any consideration for his shares that is different from the consideration to be provided to holders of shares of the same class or series; and (iii) the consideration to be received consists of (A) shares of a corporation that, immediately after the effective date of the transaction, will be part of a class or series which are listed or authorized for listing upon official notice of issuance on a national securities exchange or approved for quotation on the Nasdaq Stock Market, or will be held of record by not less than 2,000 holders, (B) cash in lieu of fractional shares, or (C) any combination of (A) and (B). In connection with their approval of the Merger and the Agreement, stockholders of T B & T are entitled to dissenters' rights. See "The Merger -- Rights of Dissenting Shareholders."

     BancGroup. Under the DGCL, a stockholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, "fair value" may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery, if a petition for appraisal is timely filed. Appraisal rights are not available, however, to stockholders of a corporation (i) if the shares are listed on a national securities exchange (as is BancGroup Common Stock) or quoted on the Nasdaq NMS, or held of record by more than 2,000 stockholders (as is BancGroup Common Stock), and (ii) stockholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Stockholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its stockholders is required.

PREFERRED STOCK

     T B & T.  T B & T does not have any authorized shares of preferred stock.

     BancGroup. The BancGroup Certificate authorizes the issuance of 1,000,000 shares of Preference Stock from time to time by resolution of the Board of Directors of BancGroup. Currently, no shares of Preference Stock are issued and outstanding. See "BancGroup Capital Stock and Debentures -- Preference Stock."

EFFECT OF THE MERGER ON T B & T SHAREHOLDERS

     As of October 20, 1998, T B & T had 158 shareholders of record and 1,949,050 outstanding shares of T B & T Common Stock. As of June 30, 1998, there were 98,232,266 shares of BancGroup Common Stock outstanding held by 8,910 stockholders of record.

     Assuming that no dissenters' rights of appraisal are exercised in the Merger, that no additional T B & T Options are exercised prior to the Effective Date and that no T B & T Options are exchanged in the Cashless Exchange, an aggregate number of 1,248,561 shares of BancGroup Common Stock will be issued to the shareholders of T B & T pursuant to the Merger. These shares would represent approximately 1.11% of the total shares of BancGroup Common Stock outstanding after the Merger, not counting any shares of

BancGroup Common Stock to be issued in other pending acquisitions. Subject to applicable federal and state securities laws, BancGroup expects to purchase a number of shares sufficient to consummate the Merger in block purchases and through an accelerated stock repurchase program. The shares so purchased will be reissued in connection with the Merger.

     The issuance of the BancGroup Common Stock pursuant to the Merger will not reduce the percentage interest of the BancGroup Common Stock currently held by each principal stockholder and each director and officer of BancGroup, provided that as planned, all shares issued in the Merger are treasury shares acquired by BancGroup before the Effective Date. Based upon the foregoing assumption, as a group, the directors and officers of would own approximately 9.45% of BancGroup's outstanding shares after the Merger. See "Business of BancGroup -- Voting Securities and Principal Stockholders."

     BancGroup has entered into agreements pursuant to which additional shares of BancGroup Common Stock will be issued. See "Business of BancGroup -- Recently Completed and Other Proposed Business Combinations."

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)
                                 (IN THOUSANDS)

    The following summary includes (i) the condensed consolidated statement of condition of BancGroup and subsidiaries as of June 30, 1998, (ii) the combined presentation of the condensed consolidated statement of condition of CNB Holding Company and FirstBank ("Completed Business Combinations") as of June 30, 1998,
(iii) adjustments to give effect to the completed pooling-of-interests method business combinations with the Completed Business Combinations (iv) the condensed statement of condition of Texas Bank & Trust, Inc. ("T B & T") as of June 30, 1998, (v) adjustments to give effect to the proposed purchase method business combination with T B & T, (vi) condensed statement of condition of the other probable business combinations with First Macon Bank & Trust, Prime Bank of Central Florida and InterWest Bancorp ("Other Probable Business Combinations") as of June 30, 1998, (vii) adjustments to give effect to the proposed pooling-of-interests method business combinations with the Other Probable Business Combinations, (viii) the pro forma combined condensed statement of condition of BancGroup and subsidiaries as if such combinations had occurred on June 30, 1998.

    These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of condition of BancGroup and subsidiaries, incorporated by reference herein. The pro forma information provided below may not be indicative of future results.

                                                                             JUNE 30, 1998
                                          -----------------------------------------------------------------------------------
                                          CONSOLIDATED    COMPLETED
                                            COLONIAL       BUSINESS     ADJUSTMENTS/               ADJUSTMENTS/
                                           BANCGROUP     COMBINATIONS   (DEDUCTIONS)    T B & T    (DEDUCTIONS)     SUBTOTAL
                                          ------------   ------------   ------------    --------   ------------    ----------
ASSETS
Cash and due from banks.................   $  344,388      $ 17,805                     $ 12,910    $  (15,883)(3) $  359,220
Interest-bearing deposits in banks......       20,630        50,100                       32,700                      103,430
Securities available for sale...........    1,117,946        15,216                       11,219                    1,144,381
Investment securities...................      235,297        44,404                                                   279,701
Mortgage loans held for sale............      532,140                                                                 532,140
Loans, net of unearned income...........    6,027,489       116,352                       46,442                    6,190,283
Less: Allowance for possible loan
 losses.................................      (72,782)       (1,058)                        (321)                     (74,161)
                                           ----------      --------      ----------     --------    ----------     ----------
Loans, net..............................    5,954,707       115,294              --       46,121            --      6,116,122
Premises and equipment, net.............      156,618         3,307                          497          (115)(3)    160,307
Excess of cost over tangible and
 identified intangible assets acquired,
 net....................................       78,688                                                    7,393(3)      86,081
Mortgage servicing rights...............      174,693                                                                 174,693
Other real estate owned.................       10,624            62                                                    10,686
Accrued interest and other assets.......      146,802         1,493                          541            98(3)     148,934
                                           ----------      --------      ----------     --------    ----------     ----------
      Total assets......................   $8,772,533      $247,681      $       --     $103,988    $   (8,507)    $9,115,695
                                           ==========      ========      ==========     ========    ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits................................   $6,193,818      $215,602                     $ 94,066                   $6,503,486
FHLB short-term borrowings..............      640,000                                                                 640,000
Other short-term borrowings.............      453,482        13,378                                                   466,860
Subordinated debt.......................       12,716                                                                  12,716
Trust preferred securities..............       70,000                                                                  70,000
FHLB long-term debt.....................      448,422                                                                 448,422
Other long-term debt....................      200,075                                                                 200,075
Other liabilities.......................      152,249           852      $      649(1)     1,249    $      166(3)     155,545
                                                                                380(2)
                                           ----------      --------      ----------     --------    ----------     ----------
      Total liabilities.................    8,170,762       229,832           1,029       95,315           166      8,497,104
Minority interest.......................                                                                                   --
Preferred Stock.........................
Common Stock............................      245,581         1,853            (153)(1)    1,850        (1,850)(3)    256,955
                                                                              4,419(1)
                                                                             (1,700)(2)
                                                                              6,955(2)
Additional paid in capital..............      115,958         5,702            (762)(1)    5,238        (5,238)(3)    111,419
                                                                             (4,224)(1)
                                                                             (4,940)(2)
                                                                               (315)(2)
Retained earnings.......................      238,996        10,863            (649)(1)    1,575        (1,575)(3)    248,830
                                                                               (380)(2)
Treasury Stock..........................                       (720)            720(1)        (5)            5(3)          --
                                                                                                        15,883(3)
                                                                                                       (15,883)(3)
Unearned compensation...................       (3,282)           --                                                    (3,282)
Unrealized gain on securities available
 for sale, net of taxes.................        4,518           151              --           15           (15)(3)      4,669
                                           ----------      --------      ----------     --------    ----------     ----------
      Total shareholders' equity........      601,771        17,849          (1,029)       8,673        (8,673)       618,591
                                           ----------      --------      ----------     --------    ----------     ----------
      Total liabilities and equity......   $8,772,533      $247,681      $       --     $103,988    $   (8,507)    $9,115,695
                                           ==========      ========      ==========     ========    ==========     ==========
Capital Ratios:
 Capital Ratio..........................         7.77%
 Tangible Leverage Ratio................         7.15
 Tier One Capital Ratio*................         9.40
 Total Capital Ratio*...................        10.76

                                                         JUNE 30, 1998
                                          -------------------------------------------
                                          OTHER PROBABLE                   PRO FORMA
                                             BUSINESS      ADJUSTMENTS/     COMBINED
                                           COMBINATIONS    (DEDUCTIONS)      TOTAL
                                          --------------   ------------    ----------
ASSETS
Cash and due from banks.................     $ 22,723       $    (645)(4)  $  381,298
Interest-bearing deposits in banks......       40,536                         143,966
Securities available for sale...........       18,765                       1,163,146
Investment securities...................       34,161                         313,862
Mortgage loans held for sale............                                      532,140
Loans, net of unearned income...........      269,810                       6,460,093
Less: Allowance for possible loan
 losses.................................       (3,198)                        (77,359)
                                             --------       ---------      ----------
Loans, net..............................      266,612              --       6,382,734
Premises and equipment, net.............       13,737                         174,044
Excess of cost over tangible and
 identified intangible assets acquired,
 net....................................           39                          86,120
Mortgage servicing rights...............                                      174,693
Other real estate owned.................           49                          10,735
Accrued interest and other assets.......        4,576                         153,510
                                             --------       ---------      ----------
      Total assets......................     $401,198       $    (645)     $9,516,248
                                             ========       =========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits................................     $355,681                      $6,859,167
FHLB short-term borrowings..............        5,000                         645,000
Other short-term borrowings.............        5,216                         472,076
Subordinated debt.......................                                       12,716
Trust preferred securities..............                                       70,000
FHLB long-term debt.....................                                      448,422
Other long-term debt....................           26                         200,101
Other liabilities.......................        4,036       $   1,018(4)      161,585
                                                                  624(5)
                                                                  362(6)
                                             --------       ---------      ----------
      Total liabilities.................      369,959           2,004       8,869,067
Minority interest.......................          936            (936)(4)          --
Preferred Stock.........................
Common Stock............................        2,485          (1,547)(4)     275,744
                                                                 (538)(5)
                                                                 (400)(6)
                                                                4,248(4)
                                                               11,608(5)
                                                                2,933(6)
Additional paid in capital..............       15,377          (2,701)(4)     110,783
                                                              (11,606)(5)
                                                               (3,771)(6)
                                                                  291(4)
                                                                  536(5)
                                                                1,238(6)
Retained earnings.......................       12,275          (1,018)(4)     259,101
                                                                 (624)(5)
                                                                 (362)(6)
Treasury Stock..........................           --              --              --
Unearned compensation...................                                       (3,282)
Unrealized gain on securities available
 for sale, net of taxes.................          166                           4,835
                                             --------       ---------      ----------
      Total shareholders' equity........       31,239          (2,649)        647,181
                                             --------       ---------      ----------
      Total liabilities and equity......     $401,198       $    (645)     $9,516,248
                                             ========       =========      ==========
Capital Ratios:
 Capital Ratio..........................                                         7.68%
 Tangible Leverage Ratio................                                         7.00
 Tier One Capital Ratio*................                                         9.26
 Total Capital Ratio*...................                                        10.59

---------------

* Based on risk weighted assets

                        COMPLETED BUSINESS COMBINATIONS

CNB HOLDING COMPANY
  (pooling of interests)

     (1)(A) To record the issuance of 1,767,601 shares of BancGroup Common Stock in exchange for all of the outstanding shares of CNB Holding Company

CNB Holding Company outstanding shares......................   147,935
Conversion ratio............................................   11.9485
                                                              --------
BancGroup shares to be issued...............................              1,767,601
Par value of 1,767,601 shares issued at $2.50 per share.....             $    4,419
Shares issued at par value..................................  $  4,419
Total capital stock of CNB Holding Company..................       195
                                                              --------
  Excess recorded as a decrease to contributed capital......                 (4,224)
                                                                         ----------
                                                                                195
To eliminate CNB Holding Company
  Common stock, at par value................................             $     (153)
  Contributed capital.......................................                   (762)
  Treasury stock............................................                    720
                                                                         ----------
                                                                               (195)
                                                                         ----------
        Net change in equity................................             $       --
                                                                         ==========
        (B) To record possible nonrecurring charges
            associated with severance payable to terminated
            employees, salary continuation agreements, fixed
            assets write-offs and other nonrecurring
            one-time restructuring charges, net of taxes....             $     (649)
                                                                         ==========

FIRSTBANK
  (pooling of interests)

     (2)(A) To record the issuance of 2,782,050 shares of BancGroup Common Stock in exchange for all of the outstanding shares of FirstBank

FirstBank outstanding shares................................   340,000
Conversion ratio............................................    8.1825
                                                              --------
BancGroup shares to be issued...............................              2,782,050
Par value of 2,782,050 shares issued at $2.50 per share.....             $    6,955
Shares issued at par value..................................  $  6,955
Total capital stock of FirstBank............................     6,640
                                                              --------
Excess recorded as a decrease to contributed capital........                   (315)
                                                                         ----------
                                                                              6,640
To eliminate FirstBank
  Common stock, at par value................................             $   (1,700)
  Contributed capital.......................................                 (4,940)
                                                                         ----------
                                                                             (6,640)
                                                                         ----------
        Net change in equity................................             $       --
                                                                         ==========
        (B) To record possible nonrecurring charges
            associated with professional fees and fixed
            asset write-offs, net of taxes..................             $     (380)
                                                                         ==========

                         PENDING BUSINESS COMBINATIONS

T B & T
  (purchase method)

  (3)(A) To record the purchase of treasury stock for the purpose of issuance in the T B & T business combination:

     Treasury stock.........................................  $ 15,883
     Cash...................................................   (15,883)
     (B) To assign the amount by which the estimated value
         of BancGroup's investment in T B & T is in excess
         of the historical carrying amount of the net assets
         acquired, based on the estimated fair value of such
         assets and to record the investment in T B & T by
         the issuance of approximately 1,239,013 shares of
         BancGroup Common Stock for all outstanding shares
         of T B & T as follows:

         Equity in carrying value of net assets of T B & T..  $  8,673
         Adjustments to state assets at fair value:
         Write-off fixed assets.............................      (115)
         Acquisition accruals:
         Severance payable to terminate employees...........       (61)
         Buyout of data processing contract.................       (50)
         Other legal, accounting and professional...........       (55)
         Tax effect of purchase adjustments.................        98
         Goodwill...........................................     7,393
                                                              --------
         Total adjustments..................................     7,210
                                                              --------
         Adjusted equity in carrying value of net
         assets.............................................    15,883
                                                              ========
         Allocated as follows:
         Cost of 1,239,013 shares of BancGroup Common
         Stock purchased and re-issued for T B & T
         outstanding shares at an assumed market value of
         $12.81875 per share................................    15,883
                                                              ========
         Total purchase price.............................    $ 15,883
                                                              ========

INTERWEST BANCORP
  (pooling of interests)

     (4)(A) To record the issuance of 1,699,286 shares of BancGroup Common Stock in exchange for all of the outstanding shares of InterWest

InterWest outstanding shares................................   3,075,075
Conversion ratio............................................      0.5526
                                                              ----------
BancGroup shares to be issued...............................                1,699,286
Par value of 1,699,286 shares issued at $2.50 per share.....               $    4,248
Shares issued at par value..................................  $    4,248
Total capital stock InterWest...............................       1,547
                                                              ----------
Excess recorded as a decrease to contributed capital........                   (2,701)
                                                                           ----------
                                                                                1,547
To eliminate InterWest
Common stock, at par value..................................               $   (1,547)
Contributed capital.........................................                       --
                                                                           ----------
                                                                               (1,547)
                                                                           ----------
        Net change in equity................................               $       --
                                                                           ==========
        (B) To record purchase of minority interest by
            InterWest Bank prior to the merger of InterWest
            with BancGroup
            Minority interest...............................               $     (936)
            Additional paid in capital......................                      291
                                                                           ----------
            Total purchase price to be paid in cash.........               $     (645)
                                                                           ==========
        (C) To record possible nonrecurring charges
            associated with retention and compensation
            agreements, stock options, fixed assets
            write-offs and other nonrecurring one-time
            restructuring charges, net of taxes.............               $   (1,018)
                                                                           ==========

FIRST MACON BANK & TRUST
  (pooling of interests)

     (5)(A) To record the issuance of 4,643,178 shares of BancGroup Common Stock in exchange for all of the outstanding shares of First Macon Bank & Trust

First Macon Bank & Trust outstanding shares.................   1,076,604
Conversion ratio............................................      4.3128
                                                              ----------
BancGroup shares to be issued...............................               4,643,178
Par value of 4,643,178 shares issued at $2.50 per share.....               $  11,608
Shares issued at par value..................................  $   11,608
Total capital stock of First Macon Bank & Trust.............      12,144
                                                              ----------
Excess recorded as an increase to contributed capital.......                     536
                                                                           ---------
                                                                              12,144
To eliminate First Macon Bank & Trust
Common stock, at par value..................................               $    (538)
Contributed capital.........................................                 (11,606)
                                                                           ---------
                                                                             (12,144)
                                                                           ---------
        Net change in equity................................               $      --
                                                                           =========
        (B) To record possible nonrecurring charges
            associated with severance payable to terminated
            employees, contract buy-outs, fixed assets
            write-offs and other nonrecurring one-time
            restructuring charges, net of taxes.............               $    (624)
                                                                           =========

PRIME BANK OF CENTRAL FLORIDA
  (pooling of interests)

     (6)(A) To record the issuance of 1,173,120 shares of BancGroup Common Stock in exchange for all of the outstanding shares of Prime Bank of Central Florida

Prime Bank of Central Florida outstanding shares............     400,000
Conversion ratio............................................      2.9328
                                                              ----------
BancGroup shares to be issued...............................               1,173,120
Par value of 1,173,120 shares issued at $2.50 per share.....               $   2,933
Shares issued at par value..................................  $    2,933
Total capital stock of Prime Bank of Central Florida........       4,171
                                                              ----------
Excess recorded as an increase to contributed capital.......                   1,238
                                                                           ---------
                                                                               4,171
To eliminate Prime Bank of Central Florida
  Common stock, at par value................................               $    (400)
  Contributed capital.......................................                  (3,771)
                                                                           ---------
                                                                              (4,171)
                                                                           ---------
          Net change in equity..............................               $      --
                                                                           =========
   (B) To record possible nonrecurring charges associated
       with severance payable to terminated employees,
       contract buy-outs, fixed assets write-offs and other
       nonrecurring one-time restructuring charges, net of
       taxes................................................               $    (362)
                                                                           =========

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)
                                 (IN THOUSANDS)

     The following summary includes (i) the condensed consolidated statements of income of BancGroup and subsidiaries on a historical basis for the six months ended June 30, 1998 and for the year ended December 31, 1997, (ii) the condensed consolidated statements of income Commercial Bank of Nevada for the year ended December 31, 1997, and CNB Holding Company and FirstBank for the six months ended June 30, 1998 and for the year ended December 31, 1997, (iii) adjustments to give effect to the completed pooling-of-interests method business combinations with Commercial Bank of Nevada, CNB Holding Company and FirstBank,
(iv) the condensed consolidated statements of income of T B & T for the six months ended June 30, 1998 and for the year ended December 31, 1997, (v) adjustments to give effect to the proposed purchase method business combination with T B & T, (vi) the condensed statements of income of First Macon Bank & Trust, Prime Bank of Central Florida and InterWest ("Other Probable Business Combinations") for the six months ended June 30, 1998 and for the year ended December 31, 1997, (vii) adjustments to give effect to the proposed pooling-of-interests method business combinations with the Other Probable Business Combinations, (viii) the pro forma statements of income of BancGroup and subsidiaries as if such business combinations had occurred on January 1, 1997.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of BancGroup and subsidiaries, incorporated by reference herein. The pro forma information provided may not necessarily be indicative of future results.

                                                      SIX MONTHS ENDED JUNE, 1998
                       -----------------------------------------------------------------------------------------
                       CONSOLIDATED    COMPLETED
                         COLONIAL       BUSINESS     ADJUSTMENTS/                  ADJUSTMENTS/
                        BANCGROUP     COMBINATIONS   (DEDUCTIONS)      T B & T     (DEDUCTIONS)       SUBTOTAL
                       ------------   ------------   ------------     ----------   ------------     ------------
Interest income......  $    306,662     $  8,658      $       --      $    3,103   $      (437)(2)  $    317,986
Interest expense.....       153,441        3,324              --           1,462            --           158,227
                       ------------     --------      ----------      ----------   -----------      ------------
Net interest
  income.............       153,221        5,334              --           1,641          (437)          159,759
Provision for
  possible loan
  losses.............         7,543           46                                                           7,589
                       ------------     --------      ----------      ----------   -----------      ------------
Net interest income
  after provision for
  loan losses........       145,678        5,288              --           1,641          (437)          152,170
                       ------------     --------      ----------      ----------   -----------      ------------
Noninterest income...        57,420          392              --             113            --            57,925
Noninterest
  expense............       134,850        2,678              --           1,109           246(2)        138,883
                       ------------     --------      ----------      ----------   -----------      ------------
Income before income
  taxes..............        68,248        3,002              --             645          (683)           71,212
Applicable income
  taxes..............        25,837          101             732(1)          219          (166)(2)        26,722
                       ------------     --------      ----------      ----------   -----------      ------------
Net income...........  $     42,411     $  2,901      $     (732)     $      426   $      (517)     $     44,490
                       ============     ========      ==========      ==========   ===========      ============
Average basic shares
  outstanding*.......    97,682,000      485,142        (485,142)      1,850,000    (1,850,000)      103,383,389
                                                       4,516,279                     1,185,110
Average diluted
  shares
  outstanding*.......   100,292,000      488,270        (488,270)      1,988,000    (1,988,000)      106,119,167
                                                       4,553,654                     1,273,513
Earnings per share:
    Basic*...........         $0.43                                                                        $0.43
    Diluted*.........         $0.43                                                                        $0.42

                               SIX MONTHS ENDED JUNE, 1998
                       --------------------------------------------
                       OTHER PROBABLE                   PRO FORMA
                          BUSINESS      ADJUSTMENTS/     COMBINED
                        COMBINATIONS    (DEDUCTIONS)      TOTAL
                       --------------   ------------   ------------
Interest income......    $   18,939     $        --    $    336,925
Interest expense.....         7,068              --         165,295
                         ----------     -----------    ------------
Net interest
  income.............        11,871              --         171,630
Provision for
  possible loan
  losses.............           328                           7,917
                         ----------     -----------    ------------
Net interest income
  after provision for
  loan losses........        11,543              --         163,713
                         ----------     -----------    ------------
Noninterest income...         1,273                          59,198
Noninterest
  expense............         9,260              --         148,143
                         ----------     -----------    ------------
Income before income
  taxes..............         3,556              --          74,768
Applicable income
  taxes..............         1,221                          27,943
                         ----------     -----------    ------------
Net income...........    $    2,335     $        --    $     46,825
                         ==========     ===========    ============
Average basic shares
  outstanding*.......     4,501,285      (4,501,285)    110,860,785
                                          7,477,396
Average diluted
  shares
  outstanding*.......     4,501,285      (4,501,285)    113,626,120
                                          7,506,953
Earnings per share:
    Basic*...........                                         $0.42
    Diluted*.........                                         $0.41

---------------

* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid August 14, 1998.

                                                                  YEAR ENDED DECEMBER 31, 1997
                                     ---------------------------------------------------------------------------------------
                                     CONSOLIDATED    COMPLETED
                                       COLONIAL       BUSINESS     ADJUSTMENTS/                ADJUSTMENTS/
                                      BANCGROUP     COMBINATIONS   (DEDUCTIONS)    T B & T     (DEDUCTIONS)       SUBTOTAL
                                     ------------   ------------   ------------   ----------   ------------     ------------
Interest income....................  $   540,699     $   22,900    $        --    $    6,203   $      (874)(2)  $    568,928
Interest expense...................      267,084          8,629             --         2,939            --           278,652
                                     -----------     ----------    -----------    ----------   -----------      ------------
Net interest income................      273,615         14,271             --         3,264          (874)          290,276
Provision for possible loan
 losses............................       14,860          1,012                                                       15,872
                                     -----------     ----------    -----------    ----------   -----------      ------------
Net interest income after provision
 for loan losses...................      258,755         13,259             --         3,264          (874)          274,404
                                     -----------     ----------    -----------    ----------   -----------      ------------
Noninterest income.................       92,550          1,247             --           234            --            94,031
Noninterest expense................      220,232          7,703             --         2,024           493(2)        230,458
                                     -----------     ----------    -----------    ----------   -----------      ------------
Income before income taxes.........      131,073          6,803             --         1,474        (1,367)          137,983
Applicable income taxes............       48,557          1,578            913(1)        495          (331)(2)        51,212
                                     -----------     ----------    -----------    ----------   -----------      ------------
Net income.........................  $    82,516     $    5,225    $      (913)   $      979   $    (1,036)     $     86,771
                                     ===========     ==========    ===========    ==========   ===========      ============
Average basic shares
 outstanding*......................   93,072,000      1,330,078     (1,330,078)    1,850,000    (1,850,000)      100,487,865
                                                                     6,230,755                   1,185,110
Average diluted shares
 outstanding*......................   96,316,000      1,333,501     (1,333,501)    1,988,000    (1,988,000)      103,861,168
                                                                     6,271,655                   1,273,513
Earnings per share:
   Basic*..........................        $0.89                                                                       $0.86
   Diluted*........................        $0.86                                                                       $0.84

                                             YEAR ENDED DECEMBER 31, 1997
                                     --------------------------------------------
                                     OTHER PROBABLE                   PRO FORMA
                                        BUSINESS      ADJUSTMENTS/     COMBINED
                                      COMBINATIONS    (DEDUCTIONS)      TOTAL
                                     --------------   ------------   ------------
Interest income....................    $   33,308     $        --    $    602,236
Interest expense...................        11,671              --         290,323
                                       ----------     -----------    ------------
Net interest income................        21,637              --         311,913
Provision for possible loan
 losses............................           520                          16,392
                                       ----------     -----------    ------------
Net interest income after provision
 for loan losses...................        21,117              --         295,521
                                       ----------     -----------    ------------
Noninterest income.................         2,304                          96,335
Noninterest expense................        17,172              --         247,624
                                       ----------     -----------    ------------
Income before income taxes.........         6,249              --         144,232
Applicable income taxes............         2,161              --          53,373
                                       ----------     -----------    ------------
Net income.........................    $    4,088     $        --    $     90,859
                                       ==========     ===========    ============
Average basic shares
 outstanding*......................     4,479,116      (4,479,116)    107,949,713
                                                        7,461,848
Average diluted shares
 outstanding*......................     4,479,116      (4,479,116)    111,346,606
                                                        7,485,439
Earnings per share:
   Basic*..........................                                         $0.84
   Diluted*........................                                         $0.82

---------------

* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid August 14, 1998.

                             PRO FORMA ADJUSTMENTS

                        COMPLETED BUSINESS COMBINATIONS

     Adjustments applicable to the pooling-of-interests business combination with FirstBank

     1) To record a provision for income taxes for FirstBank as if FirstBank had merged with BancGroup on January 1, 1995. Subsequent to its S-Corporation election as of January 1, 1997, FirstBank does not include a provision for income taxes in their 1998 and 1997 financial statements.

                         PENDING BUSINESS COMBINATIONS

     Adjustments applicable to the purchase method business combination with T B & T:

     2) To amortize the assignment of estimated fair value in excess of the carrying amount of assets acquired. The amortization consists of the following:

                                                            SIX MONTHS
                                                               ENDED          YEAR ENDED
                                                           JUNE 30, 1998   DECEMBER 31, 1997
                                                           -------------   -----------------
Decrease in income:
  Earnings forgone on $15,883,000 cash at an average
     interest rate of 5.50%..............................      $(437)           $  (874)
                                                               -----            -------
Increase in expense:
  Amortization of goodwill (15 year period)..............      $(246)           $  (493)
                                                               -----            -------
Net decrease in income before tax........................       (683)            (1,367)
Tax effect of the pro forma adjustments (other than
  goodwill amortization).................................        166                331
                                                               -----            -------
     Net decrease in income..............................      $(517)           $(1,036)
                                                               =====            =======

                              NONRECURRING CHARGES
                                 (IN THOUSANDS)

     The following table reflects the primary components of the nonrecurring charges and related tax effect which will result directly from the business combinations and which will be included in BancGroup's results. These charges are not reflected in the condensed pro forma statements of income but are reflected in the condensed pro forma statement of condition. (Please refer to BancGroup's Current Report on Form 8-K dated March 16, 1998 and incorporated by reference herein.)

                        COMPLETED BUSINESS COMBINATIONS

     (1) Possible charges applicable to the pooling-of-interests method business combination with CNB Holding Company:

Increase in expense:
  Write-off of fixed assets.................................  $  (199)
  Potential severance to terminated employees...............      (52)
  Salary continuation agreements............................     (183)
  Contract buy-outs.........................................     (570)
  Write-off of other assets.................................      (34)
                                                              -------
Net decrease in income before taxes.........................   (1,038)
Tax effect of the pro forma adjustment......................      389
                                                              -------
          Net decrease in income............................  $  (649)
                                                              =======

     (2) Possible charges applicable to the pooling-of-interests method business combination with FirstBank:

Increase in expense:
  Professional fees.........................................  $  (100)
  Salary continuation agreements............................     (500)
  Write-off of fixed assets.................................       (8)
                                                              -------
Net decrease in income before tax...........................     (608)
Tax effect of the pro forma adjustment......................      228
                                                              -------
          Net decrease in income............................  $  (380)
                                                              =======

                         PENDING BUSINESS COMBINATIONS

     (3) Possible charges applicable to the pooling-of-interests method business combination with InterWest:

Increase in expense:
  Write-off of fixed assets.................................  $  (480)
  Retention bonus agreements................................     (250)
  Stock option compensation expense adjustment..............     (727)
  Other miscellaneous adjustments...........................      (40)
                                                              -------
Net decrease in income before taxes.........................   (1,497)
Tax effect of the pro forma adjustment......................      479
                                                              -------
          Net decrease in income............................  $(1,018)
                                                              =======

     (4) Possible charges applicable to the pooling-of-interests method business combination with First Macon:

Increase in expense:
  Contract buy-outs.........................................  $(153)
  Potential severance payable to terminated employees.......   (162)
  Professional fees.........................................   (305)
  Write-off of other assets.................................    (51)
  Write-off of fixed assets.................................   (328)
                                                              -----
Net decrease in income before tax...........................   (999)
Tax effect of the pro forma adjustments.....................    375
                                                              -----
          Net decrease in income............................  $(624)
                                                              =====

     (5) Possible adjustments applicable to the pooling-of-interests method business combination with Prime Bank:

Increase in expense:
  Contract buy-outs.........................................  $ (92)
  Potential severance payable to terminated employees.......    (35)
  Professional fees.........................................   (180)
  Other noncompete, salary continuation agreements..........   (124)
  Deferred tax and interest adjustments.....................     50
  Write-off of other assets.................................    (88)
  Write-off of fixed assets.................................   (128)
                                                              -----
Net decrease in income before tax...........................   (597)
Tax effect of the pro forma adjustments.....................    235
                                                              -----
          Net decrease in income............................  $(362)
                                                              =====

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                  SELECTED FINANCIAL AND OPERATING INFORMATION

     The following tables present certain financial information for BancGroup on a historical basis and pro forma basis. The first table presents historical and pro forma information for the six months ended June 30, 1998 and 1997. The second table presents historical and pro forma income statements for the years ended December 31, 1997, 1996 and 1995 as well as historical for the years ended December 31, 1994 and 1993. The final table presents proforma and historical statements of condition as June 30, 1998 as well as historical for the years ended December 31, 1997, 1996, 1995, 1994 and 1993.

     The pro forma information includes consolidated BancGroup and subsidiaries and T B & T, InterWest Bancorp, Commercial Bank of Nevada, CNB Holding Company, FirstBank, First Macon Bank and Trust and Prime Bank of Central Florida. The pro forma balance sheet data gives effect to the combinations as if they had occurred on June 30, 1998 and the pro forma operating data gives effect to the combinations as if they occurred at the beginning of the earliest period presented. Note that for the purchase method combination, Article 11 of Regulation S-X requires pro forma statements be presented for only the most recent fiscal year and interim period. Accordingly, T B & T is only included in the pro forma information as of and for the six months ended June 30, 1998 and the year ended December 31, 1997.

     The following selected financial information should be read in conjunction with the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and all financial statements included elsewhere in this Prospectus and incorporated by reference. The pro forma information provided below may not be indicative of future results.

                                                                  SIX MONTHS ENDED JUNE 30,
                                                       -----------------------------------------------
                                                       BANCGROUP   BANCGROUP    BANCGROUP   BANCGROUP
                                                       PRO FORMA   HISTORICAL   PRO FORMA   HISTORICAL
                                                         1998         1998        1997        1997*
                                                       ---------   ----------   ---------   ----------
STATEMENT OF INCOME
Interest income......................................  $336,925     $306,662    $285,372     $263,403
Interest expense.....................................   165,295      153,441     137,542      129,788
                                                       --------     --------    --------     --------
Net interest income..................................   171,630      153,221     147,830      133,615
Provision for possible loan losses...................     7,917        7,543       7,773        7,288
                                                       --------     --------    --------     --------
Net interest income after provision for loan
  losses.............................................   163,713      145,678     140,057      126,327
Noninterest income...................................    59,198       57,420      44,028       42,524
Noninterest expense..................................   137,549      124,256     113,778      103,529
Acquisition and restructuring costs and Year 2000
  expenses...........................................    10,594       10,594       2,634        2,634
                                                       --------     --------    --------     --------
Income before income taxes...........................    74,768       68,248      67,673       62,688
Applicable income taxes..............................    27,943       25,837      24,543       23,008
                                                       --------     --------    --------     --------
Net income...........................................  $ 46,825     $ 42,411    $ 43,130     $ 39,680
                                                       ========     ========    ========     ========
Income excluding acquisition and restructuring costs
  and Year 2000 expenses.............................  $ 53,852     $ 49,438    $ 45,237     $ 41,787
                                                       ========     ========    ========     ========
EARNINGS PER SHARE
Income excluding acquisition and restructuring costs
  and Year 2000 expenses:
  Basic..............................................  $   0.49     $   0.51    $   0.43     $   0.45
  Diluted............................................  $   0.47     $   0.49    $   0.41     $   0.43
Net income:
  Basic..............................................  $   0.42     $   0.43    $   0.41     $   0.42
  Diluted............................................  $   0.41     $   0.43    $   0.40     $   0.41
Average shares outstanding
  Basic..............................................   110,861       97,682     105,807       93,788
  Diluted............................................   113,626      100,292     109,156       97,064
Cash dividends:
  Common.............................................  $   0.17     $   0.17    $   0.15     $   0.15

                                    YEAR ENDED DECEMBER 31,                           YEAR ENDED DECEMBER 31,
                               ---------------------------------   --------------------------------------------------------------
                               BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP
                               PRO FORMA   PRO FORMA   PRO FORMA   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL
                                 1997        1996        1995         1997         1996         1995         1994         1993
                               ---------   ---------   ---------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF INCOME
Interest income..............  $602,236    $487,661    $409,389     $540,699     $444,082     $371,985     $278,223     $224,209
Interest expense.............   290,323     234,493     194,699      267,084      219,494      182,441      113,715       88,568
                               --------    --------    --------     --------     --------     --------     --------     --------
Net interest income..........   311,913     253,168     214,690      273,615      224,588      189,544      164,508      135,641
Provision for possible loan
  losses.....................    16,392      14,500      11,004       14,860       13,564       10,180        8,943       14,437
                               --------    --------    --------     --------     --------     --------     --------     --------
Net interest income after
  provision for loan
  losses.....................   295,521     238,668     203,686      258,755      211,024      179,364      155,565      121,204
Noninterest income...........    96,335      78,012      65,821       92,550       74,860       63,479       56,567       53,655
Noninterest expense..........   241,161     202,826     181,464      213,769      182,588      163,001      154,083      135,471
SAIF special assessment......        --       4,754          --           --        4,465           --           --           --
Acquisition and restructuring
  costs......................     6,463      11,918       1,738        6,463       11,918        1,738        1,348          960
                               --------    --------    --------     --------     --------     --------     --------     --------
Income before income taxes...   144,232      97,182      86,305      131,073       86,913       78,104       56,701       38,428
Applicable income taxes......    53,373      33,929      30,415       48,557       30,631       27,462       18,610       12,216
                               --------    --------    --------     --------     --------     --------     --------     --------
Income before extraordinary
  items......................    90,859      63,253      55,890       82,516       56,282       50,642       38,091       26,212
Extraordinary items..........        --          --          --           --           --           --           --         (396)
Cumulative effect of a change
  in accounting..............        --          --          --           --           --           --           --        3,890
                               --------    --------    --------     --------     --------     --------     --------     --------
Net income...................  $ 90,859    $ 63,253    $ 55,890     $ 82,516     $ 56,282     $ 50,642     $ 38,091     $ 29,706
                               ========    ========    ========     ========     ========     ========     ========     ========
Income excluding SAIF special
  assessment and acquisition
  and restructuring costs....  $ 96,029    $ 75,877    $ 57,280     $ 87,686     $ 68,719     $ 52,032     $ 39,169     $ 26,980
                               ========    ========    ========     ========     ========     ========     ========     ========
EARNINGS PER SHARE
Income excluding SAIF special
  assessment and acquisition
  and restructuring costs:
  Basic(1)...................  $   0.89    $   0.77    $   0.62     $   0.94     $   0.80     $   0.65     $   0.52     $   0.40
  Diluted(1).................  $   0.86    $   0.74    $   0.57     $   0.91     $   0.77     $   0.61     $   0.49     $   0.38
Income before extraordinary
  items:
  Basic(1)...................  $   0.84    $   0.64    $   0.60     $   0.89     $   0.66     $   0.64     $   0.51     $   0.39
  Diluted(1).................  $   0.82    $   0.62    $   0.57     $   0.86     $   0.63     $   0.59     $   0.48     $   0.37
Net income:
  Basic(1)...................  $   0.84    $   0.64    $   0.60     $   0.89     $   0.66     $   0.64     $   0.51     $   0.44
  Diluted(1).................  $   0.82    $   0.62    $   0.57     $   0.86     $   0.63     $   0.59     $   0.48     $   0.42
Average shares outstanding
  Basic(1)...................   107,950      98,974      92,436       93,072       85,678       79,574       74,722       67,024
  Diluted(1).................   111,347     102,971     100,181       96,316       89,552       87,298       81,986       74,930
Cash dividends:
  Common**(1)................  $   0.30    $   0.27    $ 0.1688     $   0.30     $   0.27     $ 0.1688     $     --     $     --
    Class A**(1).............        --          --    $ 0.0563           --           --     $ 0.0563     $  0.200     $  0.178
    Class B**(1).............        --          --    $ 0.0313           --           --     $ 0.0313     $  0.100     $  0.078

---------------

  * Restated to give retroactive effect to the June 1998 pooling-of-interests business combination with Commercial Bank of Nevada.
 ** The pro forma cash dividends are equal to the historical BancGroup cash dividends.
(1) Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid August 14, 1998.

                                       JUNE 30,                                    DECEMBER 31,
                                -----------------------   --------------------------------------------------------------
                                BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP
                                PRO FORMA    HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL
                                   1998         1998         1997         1996         1995         1994         1993
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF CONDITION DATA
At period end:
Total assets..................  $9,516,248   $8,772,533   $7,442,661   $6,165,691   $5,370,361   $4,214,492   $4,022,477
  Loans, net of unearned
    income....................   6,460,093    6,027,489    5,585,901    4,558,780    3,924,785    2,959,565    2,468,564
  Mortgage loans held for
    sale......................     532,140      532,140      225,331      157,966      116,688       61,556      368,515
  Deposits....................   6,859,167    6,193,818    5,771,702    4,728,896    4,223,539    3,378,252    3,252,771
  Long-term debt..............     731,239      731,213      315,252       39,092       48,688       89,040       57,397
  Shareholders' equity........     647,181      601,771      543,262      443,391      388,770      298,812      279,300
Average daily balances
  Total assets................   8,736,861    8,023,494    6,911,648    5,742,474    4,756,418    4,028,482    3,308,106
  Interest-earning assets.....   7,910,364    7,247,199    6,325,872    5,253,921    4,347,437    3,645,499    2,945,172
  Loans, net of unearned
    income....................   6,249,471    5,826,532    5,184,653    4,240,554    3,371,192    2,669,363    1,988,563
  Mortgage loans held for
    sale......................     327,638      327,638      149,309      135,135       98,785      135,046      248,502
  Deposits....................   6,649,652    6,030,070    5,442,818    4,463,015    3,787,613    3,280,208    2,666,025
  Shareholders' equity........     629,105      580,931      504,739      423,289      339,734      292,892      220,802
Book value per share(3).......        5.95         6.13         5.76         5.12         4.69         3.94         3.83
Tangible book value per
  share(3)....................  $     5.07   $     5.33   $     5.02   $     4.77   $     4.33   $     3.68   $     3.61
SELECTED RATIOS
Income excluding SAIF special
  assessment, acquisition and
  restructuring costs and Year
  2000 expenses to:
  Average assets..............        1.23%        1.24%        1.24%        1.20%        1.09%        0.97%        0.82%
  Average stockholders'
    equity....................       17.12%       17.16%       17.37%       16.23%       15.32%       13.37%       12.22%
Income before extraordinary
  items and the cumulative
  effect of a change in
  accounting for income taxes
  to:
  Average assets..............        1.15%        1.13%        1.19%        0.98%        1.06%        0.95%        0.79%
  Average stockholders'
    equity....................       16.00        15.64        16.35        13.30        14.91        13.01        11.87
Net income to:
  Average assets..............        1.15         1.13         1.19         0.98         1.06         0.95         0.90
  Average stockholders'
    equity....................       16.00        15.64        16.35        13.30        14.91        13.01        13.45
Efficiency ratio(1)(2)........       61.71        58.60        57.94        60.46        63.89        69.00        71.23
Dividend payout...............       39.53        39.53        33.90        41.22        35.43        39.22        39.89
Average equity to average
  assets......................        7.20         7.24         7.30         7.37         7.14         7.27         6.67
Allowance for possible loan
  losses to total loans (Net
  of unearned income).........        1.20%        1.21%        1.21%        1.27%        1.29%        1.54%        1.59%

---------------

(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,754,000 in expense before income taxes and $3,090,000 net of applicable income taxes in 1996.
(2) Acquisition expenses reflect costs and related restructuring expense of business combinations.
(3) Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid August 14, 1998.

RECENT DEVELOPMENTS -- BANCGROUP

  BancGroup -- Recent Unaudited Results

     The following table presents certain unaudited data for BancGroup for the period ended September 30, 1998. Unaudited data reflect, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to presentation of such data. The unaudited financial information is presented for informational purposes only and is not indicative of the financial position or results of operations which would have actually occurred if the transactions had been consummated in the past or which may be obtained in the future.

                          THE COLONIAL BANCGROUP, INC.

                      SELECTED FINANCIAL DATA (UNAUDITED)

                                                                                            % CHANGE
                                                       SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,
                                                            1998             1997         1997 TO 1998
                                                       --------------   --------------   --------------
                                                                (DOLLARS IN THOUSANDS, EXCEPT
                                                                      PER SHARE AMOUNTS)
STATEMENT OF CONDITION SUMMARY
Total assets.........................................     9,194,893        7,465,882           23%
Loans, net of unearned income........................     6,441,776        5,530,062           16
Total earnings assets................................     8,315,285        6,791,292           22
Deposits.............................................     6,482,466        5,888,347           10
Shareholders' equity.................................       639,893          545,054           17
Book value per share.................................          6.20             5.53           12

                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                              -------------------------------
                                                                                    % CHANGE
                                                                1998       1997     97 TO 98
                                                              --------   --------   ---------
EARNINGS SUMMARY
Net interest income (taxable equivalent)....................   244,693    210,911       16%
Provision for loan losses...................................    11,516     10,304       12
Noninterest income..........................................    88,044     65,509       34
Noninterest expense.........................................   212,062    163,682       30
Net Income..................................................    67,763     63,835        6
Net income excluding acquisition and restructuring costs and
  Year 2000 expenses........................................  $ 77,059   $ 66,605       16
Average primary shares outstanding..........................   102,452     97,147
Average fully diluted shares outstanding....................   105,022    100,512
EARNINGS PER SHARE
Income excluding acquisition and restructuring costs and
  Year 2000 expenses:
  Basic.....................................................  $   0.75       0.69        9
  Diluted...................................................      0.74       0.66       12
Net income:
  Basic.....................................................      0.66       0.66        0
  Diluted...................................................      0.65       0.64        2

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                              -------------
                                                              1998    1997
                                                              -----   -----
SELECTED RATIOS
Income excluding acquisition and restructuring costs and
  Year 2000 expenses to:
  Average assets............................................   1.21%   1.28%
  Average equity............................................  16.92   17.46
Net income to:
  Average assets............................................   1.10    1.22
  Average equity............................................  15.40   16.73
Efficiency ratio (excluding acquisition and Year 2000
  expenses).................................................  63.73   59.21
Equity to assets............................................   6.96    7.30
Total capital...............................................   7.84    8.24
Tier one leverage...........................................   6.91    7.59

     Operating earnings for the nine months ended September 30, 1998 were $77,059,000 compared to $66,605,000 for the same period in 1997, a 16% increase. Diluted operating earnings per share, net income excluding acquisition and restructuring costs and Year 2000 expenses, for the nine months ended September 30, 1998 was $0.74 a 12% increase over the same period in 1997. The Company's return on average equity and average assets, excluding acquisition and restructuring costs and Year 2000 expenses, was 16.92% compared with 17.46% in 1997 and 1.21% compared to 1.28% for 1997, respectively.

                                 T B & T, INC.

              SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    The following tables present selected historical financial data for T B & T, Inc. With respect to the information for the six-month periods ended June 30, 1998 and 1997, which is unaudited, such interim results are not necessarily indicative of results for the entire year, but include all adjustments (none of which were other than normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of such results. These tables should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus.

                            SELECTED FINANCIAL DATA

                                         SIX MONTHS ENDED
                                             JUNE 30,                       AT OR FOR THE YEAR ENDED DECEMBER 31,
                                      -----------------------   --------------------------------------------------------------
                                         1998         1997         1997         1996         1995         1994         1993
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
At Period End:
  Cash and cash equivalents.........  $   45,610   $   31,462   $   53,887   $    9,858   $   13,057   $    8,854   $   16,231
  Investment securities.............      11,219       19,846       16,388       16,305       18,036       17,775        7,224
  Loans, net........................      46,121       45,485       46,390       88,054       67,886       59,406       46,578
  All other assets..................       1,038        1,341        1,157        1,643        2,210        2,466        1,444
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total assets................  $  103,988   $   98,134   $  117,822   $  115,860   $  101,189   $   88,501   $   71,477
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Deposit accounts..................  $   94,066   $   89,239   $  108,169   $   88,445   $   93,221   $   57,136   $   65,567
  All other liabilities.............       1,249          707        1,193       19,501          562       24,351          411
  Shareholders' equity..............       8,673        8,188        8,460        7,914        7,406        7,014        5,499
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total liabilities and
          shareholders' equity......  $  103,988   $   98,134   $  117,822   $  115,860   $  101,189   $   88,501   $   71,477
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========
For the Period:
  Total interest income.............  $    3,103   $    3,146   $    6,203   $    6,348   $    5,789   $    4,262   $    3,931
  Total interest expense............       1,462        1,549        2,939        3,086        3,155        1,845        1,732
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income.................       1,641        1,597        3,264        3,262        2,634        2,417        2,199
Provision (reduction) for loan
  losses............................           0            0            0            0            0            0          150
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income after provision
  for loan losses...................       1,641        1,597        3,264        3,262        2,634        2,417        2,349
Other income........................         113          103          234          233          172          140          675
Other expenses......................       1,109          993        2,024        1,979        1,988        1,731        1,992
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
Earnings before income tax
  provisions and extraordinary
  item..............................         645          707        1,474        1,516          818          826        1,032
Income tax provision (benefit)......         219          240          495          501          302         (758)         371
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net earnings before extraordinary
  item..............................         426          467          979        1,015          516        1,584          661
Extraordinary item (1)..............           0            0            0            0            0            0          608
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net earnings........................  $      426   $      467   $      979   $    1,015   $      516   $    1,584   $    1,269
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========
Earnings per share before
  extraordinary item................        0.23         0.25         0.53         0.55         0.28         0.86         0.36
Net earnings per share..............        0.23         0.25         0.53         0.55         0.28         0.86         0.69
Earnings per share -- assuming
  dilution: before extraordinary
  item..............................        0.21         0.23         0.49         0.51         0.26         0.80         0.36
Net earnings per share..............        0.21         0.23         0.49         0.51         0.26         0.80         0.69
Weighted average number of shares
  outstanding -- basic..............   1,850,000    1,850,000    1,850,000    1,850,000    1,850,000    1,850,000    1,850,000
Weighted average number of shares
  outstanding -- diluted............   1,988,000    1,988,000    1,988,000    1,988,667    1,990,000    1,990,000    1,850,000
Ratios and Other Data:
  Return on average assets..........        0.43         0.49         1.03         1.07         0.58         2.11         1.72
  Return on average equity..........        5.08         6.05        12.38        13.88         7.51        27.87        26.37
  Average equity to average
    assets..........................        8.53         8.17         8.31         7.73         7.75         7.56         6.52
  Interest-rate spread during the
    period..........................        1.97         2.44         2.21         2.30         1.64         2.18         2.24
  Net yield on average
    interest-earning assets.........        6.95         7.23         7.08         7.21         7.03         6.12         5.88
  Noninterest expense to average
    assets..........................        1.13         1.05         2.13         2.09         2.24         2.30         2.70
  Ratio of average interest-earning
    assets to average
    interest-bearing liabilities....         150%         135%         145%         140%         141%         149%         141%
  Dividends declared................     185,000      185,000      462,500      388,500      185,000            0            0
  Actual number of shares...........   1,850,000    1,850,000    1,850,000    1,850,000    1,850,000    1,850,000    1,850,000
  Earnings per share................        0.23         0.25         0.53         0.55         0.28         0.86         0.69
  Dividend payout ratio.............        0.39         0.38         0.47         0.38         0.36         0.00         0.00

                                         SIX MONTHS ENDED
                                             JUNE 30,                       AT OR FOR THE YEAR ENDED DECEMBER 31,
                                      -----------------------   --------------------------------------------------------------
                                         1998         1997         1997         1996         1995         1994         1993
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
  Nonperforming loans, in-substance
    foreclosure loans, loans
    contractually past due and real
    estate owned as a percentage of
    total assets at end of period...        0.07         0.10         0.07         0.11         0.15         0.23         0.32
  Allowance for loan losses as a
    percentage of total loans at end
    of period.......................        0.69%        0.70%        0.69%        0.36%        0.47%        0.54%        0.58%
  Total number of banking offices...           2            2            2            2            1            1            1
  Total shares outstanding at end of
    period..........................   1,850,000    1,850,000    1,850,000    1,850,000    1,850,000    1,850,000    1,850,000
  Book value per share at end of
    period..........................        4.69         4.43         4.57         4.28         4.00         3.79         2.97

---------------

(1) Cumulative effect in change in accounting principle for income taxes

                                 T B & T, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

     The following discussion is provided to afford the reader an understanding of the major elements of T B & T, Inc.'s financial condition, results of operation, capital resources and liquidity. It should be read in conjunction with the financial statements and notes thereto and other information appearing elsewhere in this Prospectus.

GENERAL

     T B & T, Inc. (T B & T) is a one-bank holding company, and its only current business is the ownership and operation of Texas Bank and Trust (the Bank) through its wholly owned subsidiary, T B & T Holdings, Inc. The Bank is a FDIC-insured, state-chartered commercial bank headquartered in Dallas, Texas. It is also a member of the Federal Reserve System. The Bank commenced operations in January 1983. The Bank has one branch office located in Dallas County, and its main business is to attract deposits and to invest those funds in loans, including both secured and unsecured commercial loans, consumer loans, construction and permanent residential mortgage loans, loans secured by commercial real estate properties, SBA loans and student loans.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998, DECEMBER 31, 1997 AND DECEMBER 31, 1996

     At June 30, 1998, the Bank had total assets of $104.0 million, a decrease of 11.7% over the $117.8 million recorded at December 31, 1997. Total shareholders' equity at June 30, 1998 of $8.7 million, represented an increase of 2.5% over the $8.5 million as of December 31, 1997.

     During the six-months ended June 30, 1998, net loans receivable decreased slightly by $269,000 to $46.1 million from $46.4 million at December 31, 1997. The Bank's portfolio of investment securities decreased to $11.2 million as of June 30, 1998 from $16.4 million as of December 31, 1997 due to the maturity of several US Treasury Notes. The Bank's deposits decreased to $94.1 million as of June 30, 1998 from $108.1 million as of December 31, 1997 due to the timing of a Bank customer's escrow deposits. This customer, a mortgage banker, has the funds it escrows for mortgage customers on deposit at the Bank. Typically, these deposit balances increase during the year until such funds are paid out for real estate taxes.

     At December 31, 1997, the Bank had total assets of $117.8 million, an increase of 1.7% over the $115.9 million recorded at December 31, 1996. Total shareholders' equity at December 31, 1997 of $8.5 million, represented an increase of 6.9% over the $7.9 million as of December 31, 1996. For the year ended December 31, 1997, T B & T had consolidated net earnings of $979,000, a decrease of 3.5% from the previous year's total of $1.0 million.

     During the year ended December 31, 1997, net loans receivable decreased to $46.4 million from $88.1 million at December 31, 1996 due to a reduction in the loans held for sale portfolio. Historically, the Bank had purchased mortgage loans from Guardian Mortgage and held such loans until the loans were resold in the secondary market. During 1997, the Bank was informed by its regulators that such loans should be aggregated for purposes of determining compliance with the Bank's loans to one borrower limitations. As such, the Bank decided to discontinue the practice of holding such loans. All loans held for resale were repurchased by Guardian prior to April 30, 1997. Subsequent to the repurchase by Guardian, funds previously invested in loans held for resale were reinvested in short term liquid assets, primarily Federal Funds sold.

     The following table sets forth selected information relating to the composition of the Bank's loan portfolio by type of loan on the dates indicated. As of June 30, 1998, the Bank had no concentrations of loans exceeding 10% of total loans other than as disclosed below.

                                                                        AT DECEMBER 31,
                                            AT JUNE 30,       ------------------------------------
                                                1998                1997                1996
                                          ----------------    ----------------    ----------------
                                          AMOUNT      %       AMOUNT      %       AMOUNT      %
                                          -------   ------    -------   ------    -------   ------
Real estate loans:
  Construction loans....................  $   143     0.31%   $   183     0.39%   $   252     0.29%
  Single family loans...................   27,138    58.43     32,200    68.93     37,591    42.54
  Loans held for resale.................        0     0.00          0     0.00     38,308    43.35
  Home improvement and second liens.....    2,452     5.28      2,102     4.50      1,403     1.59
  Commercial............................    1,108     2.39        419     0.90        370     0.42
Commercial and consumer loans:
  Commercial loans......................    7,756    16.70      5,520    11.82      5,659     6.40
  Business manager loans................    2,628     5.66      1,370     2.93      1,192     1.35
  SBA loans.............................       70     0.15        157     0.34        215     0.24
  Marketable securities loans...........    2,076     4.47      2,574     5.51      1,108     1.25
  Student loans.........................      617     1.33        727     1.56        261     0.30
  Automobile loans......................      892     1.92        805     1.72        821     0.93
  CD secured loans......................      908     1.96        646     1.38        655     0.74
  Other loans...........................      654     1.41          8     0.02        540     0.61
                                          -------   ------    -------   ------    -------   ------
                                           46,442   100.00%    46,711   100.00%    88,375   100.00%
                                          -------   ======    -------   ======    -------   ======
Less:
  Allowance for loan losses.............     (321)               (321)               (321)
                                          -------             -------             -------
          Total.........................  $46,121             $46,390             $88,054
                                          =======             =======             =======

     The Bank's portfolio of investment securities increased to $16.4 million as of December 31, 1997 from $16.3 million as of December 31, 1996. The Bank's deposits increased to $108.1 million as of December 31, 1997 from $88.4 million as of December 31, 1996 due to the timing of a Bank customer's escrow deposits.

REGULATION AND LEGISLATION

     As a state-chartered commercial Bank, the Bank and T B & T are subject to extensive regulation by the Board of Governors of the Federal Reserve System
(FRB). The Bank files reports with the FRB concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the FRB to monitor the Bank's compliance with various regulatory requirements and safety and soundness. The Bank is also subject to regulation by the FRB with respect to reserves required to be maintained against deposits and certain other matters. As a state-chartered bank, the Bank is subject to that state's banking laws and to certain regulations by the Texas Department of Banking.

CREDIT RISK

     The Bank's business activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond the control of the Bank. While the Bank has instituted underwriting guidelines and credit review procedures to protect the Bank from avoidable credit losses, some losses will inevitably occur.

     The following table sets forth certain information regarding loans contractually past due 90 days or more and still accruing, non-accrual loans, and real estate owned, the ratio of such loans and real estate owned to total assets as of the dates indicated, and certain other related information:

                                                                AT DECEMBER 31,
                                                      ------------------------------------
                                                      1997    1996    1995    1994    1993
                                                      -----   -----   -----   -----   ----
                                                             (DOLLARS IN THOUSANDS)
Loans contractually past due 90 days or more and
  still accruing:
  Real Estate loans
     Residential....................................  $   0   $   0   $  27   $   0   $  0
     Commercial.....................................      0       0       0       0      0
  Consumer and other loans..........................      0       0       0       0      0
                                                      -----   -----   -----   -----   ----
          Total loans past due 90 days or more......  $   0   $   0   $  27   $   0   $  0
                                                      =====   =====   =====   =====   ====
Non-accrual loans:
  Real Estate loans
     Residential....................................  $   0   $   0   $   0   $   0   $  0
     Commercial.....................................     84     117      10      16     24
  Consumer and other loans..........................      2       7      14      20     33
                                                      -----   -----   -----   -----   ----
          Total non-performing loans................  $  86   $ 124   $  24   $  36   $ 57
                                                      =====   =====   =====   =====   ====
Other real estate owned:
  Real estate acquired by foreclosure or deed in
     lieu of foreclosure............................  $   0   $   0   $  99   $ 165   $175
          Total non-performing assets...............  $  86   $ 124   $ 123   $ 201   $232
          Total non-performing loans to total
            assets..................................   0.07    0.11    0.02    0.04   0.08
          Total non-performing assets to total
            assets..................................   0.07    0.11    0.11    0.23   0.32

     During the six-months ended June 30, 1998, gross interest income of $5,883 would have been recorded on loans accounted for on a non-accrual basis if the loans had been current throughout the period. No interest on such loans was included in income during the period.

     The following table sets forth information with respect to activity in the Bank's allowance for loan losses during the periods indicated:

                                    1997       1996       1995       1994       1993
                                   -------    -------    -------    -------    -------
                                                 (DOLLARS IN THOUSANDS)
Average outstanding loans........  $53,569    $66,943    $61,996    $53,790    $49,252
Allowance at beginning of
  period.........................  $   321    $   321    $   319    $   271    $   365
  Loans charged-off
     Residential real estate
       loans.....................        0          0          0          0          0
     Commercial real estate
       loans.....................        0          0          0          0         61
     Commercial loans............        0          0          0          0          0
     Consumer loans..............        0          0          0          0          0
                                   -------    -------    -------    -------    -------
          Total loans
            charged-off..........        0          0          0          0         61
Recoveries.......................        0          0         (2)       (48)      (117)
Net charge-offs (recoveries).....        0          0         (2)       (48)       (56)
Provision (benefit) for loan
  losses charged to operating
  expenses.......................        0          0          0          0       (150)
Allowance at end of year.........  $   321    $   321    $   321    $   319    $   271
                                   =======    =======    =======    =======    =======
Net charge-offs (recoveries) to
  average loans outstanding......      .00%       .00%       .00%      (.09)%     (.11)%
Allowance to period end loans....     0.69%      0.36%      0.47%      0.53%      0.58%
Period end loans.................  $46,711    $88,375    $68,207    $59,726    $46,849

RESULTS OF OPERATIONS

     The operating results of the Bank depend primarily on its net interest income, which is equal to the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by reference to (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread"), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition, the Bank's net earnings are also affected by the level of non-performing loans and real estate owned, as well as the level of its non-interest income and non-interest expenses, such as salaries and employee benefits, occupancy, data processing and equipment costs and income taxes.

     The following table sets forth for the periods indicated information regarding (i) the total dollar amount of interest and dividend income of the Bank from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest/dividend income; (iv) interest-rate spread; and (v) interest margin. Average balances are based upon daily balances.

                                                               TWELVE MONTHS ENDED DECEMBER 31,
                              ---------------------------------------------------------------------------------------------------
                                           1997                              1996                              1995
                              -------------------------------   -------------------------------   -------------------------------
                              AVG BAL   INTEREST   YIELD/RATE   AVG BAL   INTEREST   YIELD/RATE   AVG BAL   INTEREST   YIELD/RATE
                              -------   --------   ----------   -------   --------   ----------   -------   --------   ----------
                                                                    (DOLLARS IN THOUSANDS)
Earning assets:
  Loans.....................  $53,569   $ 4,237       7.91%     $66,943    $5,113      7.64%      $61,996    $4,626       7.46%
  Investment securities.....   17,505     1,050       6.00       19,608     1,149      5.86        17,940     1,023       5.70
  Federal funds sold........   16,502       916       5.55        1,525        86      5.64         2,482       140       5.64
                              -------   -------                 -------    ------                 -------    ------
        Total earning
          assets............   87,576     6,203       7.08       88,076     6,348      7.21        82,418     5,789       7.02
                                        -------                            ------                            ------
Non-earning assets..........    7,600                             6,600                             6,160
                              -------                           -------                           -------
        Total assets........  $95,176                           $94,676                           $88,578
                              =======                           =======                           =======
Interest-bearing
  liabilities:
  Savings accounts..........  $   822   $    29       3.53%     $   841    $   30      3.57%      $   944    $   33       3.50%
  NOW accounts..............   21,961     1,049       4.78       21,675     1,027      4.74        17,091       886       5.18
  Money market deposits.....   13,403       489       3.65        9,744       342      3.51         7,887       276       3.50
    Certificates of
      deposits:
        IRA.................      886        49       5.53          954        51      5.35           941        52       5.53
        Over $100,000.......    5,389       307       5.70        5,295       294      5.55         3,707       208       5.61
        Under $100,000......   15,081       867       5.75       17,613       981      5.57        13,657       822       6.02
    Borrowings..............    2,745       149       5.43        6,722       361      5.37        14,368       878       6.11
                              -------   -------                 -------    ------                 -------    ------
        Total
          interest-bearing
          liabilities.......   60,287     2,939       4.88       62,844     3,086      4.91        58,595     3,155       5.38
                                        -------                            ------                            ------
        Non-interest bearing
          liabilities.......   26,970                            24,508                            23,111
Shareholders' equity........    7,910                             7,314                             6,868
                              -------                           -------                           -------
        Total liabilities
          and equity........  $95,167                           $94,666                           $88,574
                              =======                           =======                           =======
Net interest income.........            $ 3,264                            $3,262                            $2,634
                                        =======                            ======                            ======
Net interest spread.........                          2.20%                            2.30%                              1.64%
Ratio of average earning
  assets to average
  interest-bearing
  liabilities...............      145%                             140%                              141%

RATE/VOLUME ANALYSIS

     The following table sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (changes in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                                                YEAR ENDED DECEMBER 31,
                                                                     1997 VS 1996
                                                              INCREASE (DECREASE) DUE TO
                                                              ---------------------------
                                                              RATE   VOLUME   MIX   TOTAL
                                                              ----   ------   ---   -----
                                                                    (IN THOUSANDS)
Interest-earning assets:
  Loans.....................................................  181    (1,022)  (35)  (876)
  Investment Securities.....................................   28      (132)    4    (99)
  Fed Funds Sold............................................   (4)      896   (62)   830
                                                              ---    ------   ---   ----
          Total.............................................  205      (258)  (92)  (145)
Interest-bearing liabilities
  Deposits:
     Savings accounts.......................................   (0)       (1)    0     (1)
     NOW accounts...........................................    9        14    (1)    22
     Money market accounts..................................   14       128     5    147
     Certificate accounts:
     IRA....................................................   (1)       (4)    3     (2)
     Over $100,000..........................................   11         5    (3)    13
     Under $100,000.........................................   32      (142)   (4)  (114)
  Borrowings................................................    4      (214)   (2)  (212)
                                                              ---    ------   ---   ----
          Total.............................................   68      (212)   (2)  (147)
Net change in net interest income...........................  137       (45)  (90)     2

     Liquidity management assures that adequate funds are available to meet deposit withdrawals, loan demand and maturing liabilities. Insufficient liquidity can result in higher costs of obtaining funds, while excess liquidity can lead to a decline in earnings due to the cost of foregoing alternative investments. The ability to renew and acquire additional deposit liabilities is a major source of liquidity. The Bank's principal source of funds is primarily within the local market of the Bank and consists of deposits, interest and principal payments on loans and investments securities and borrowings.

     Asset liquidity is provided by cash and assets which are readily marketable, or which can be pledged, or which will mature in the near future. These include cash, federal funds sold and U.S. Government backed securities and U.S. Government agency securities. Total fair market value of all pledged securities is not included as liquid assets. Liability liquidity is provided by access to core funding sources, principally various customers' interest bearing and non-interest bearing deposit accounts. The Bank does not have nor does it solicit brokered deposits. Federal funds purchased and short-term borrowings are additional sources of liquidity. These sources are short term in nature and are used, as necessary, to fund asset growth and meet short-term liquidity needs.

     As of December 31, 1997 and December 31, 1996, the Bank's liquidity ratio was approximately 43.45% and 27.56%, respectively. As of June 30, 1998 and 1997, the Bank's liquidity ratio was approximately 43.12% and 31.08%, respectively. The increased liquidity at December 31, 1997 and June 30, 1998 as compared to prior periods was due to the Bank's decision to discontinue its practice of purchasing loans from Guardian Mortgage to be held until resale in the secondary market. Consequently, at December 31, 1997 and June 30, 1998, funds that had been previously invested in such loans were invested in short term liquid assets, primarily Federal Funds. See "-- Comparison of Financial Condition at June 30, 1998, December 31, 1997 and December 31, 1996."

     The following table sets forth the carrying value of the Bank's investment portfolio as of the dates indicated:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                             1997      1996      1995
                                                            -------   -------   -------
                                                                  (IN THOUSANDS)
Securities available for sale:
  U.S. Treasury Notes.....................................  $14,163   $14,201   $16,014
  FHLB Stock..............................................    2,018     1,902     1,794
  FRB Stock...............................................      207       202       228
                                                            -------   -------   -------
          Total investment securities.....................  $16,388   $16,305   $18,036
                                                            =======   =======   =======

     The following table sets forth, by maturity distribution, certain information pertaining to the Bank's investment securities portfolio at December 31, 1997:

                                                              AVAILABLE FOR SALE SECURITIES
                                                              -----------------------------
                                                              ADJUSTED   ESTIMATED
                                                                COST     FAIR VALUE   YIELD
                                                              --------   ----------   -----
Due in one year or less.....................................  $ 7,545     $ 7,559     5.95%
Due from one to five years..................................    6,556       6,604     6.17%
                                                              -------     -------     ----
                                                              $14,101     $14,163     6.05%
                                                              =======     =======     ====

     The Bank's primary source of funds consisted of principal payments on loans and investment securities, proceeds from sales and maturities of investment securities and net increase in deposits. The Bank uses its capital resources principally to fund existing and continuing loan commitments. At December 31, 1997 and December 31, 1996, the Bank had commitments to originate loans totaling $3.4 million and $3.8 million, respectively. Scheduled maturities of certificates of deposits during the twelve months following December 31, 1997 totaled $17.8 million.

REGULATORY CAPITAL REQUIREMENTS

     For the purpose of evaluating what should constitute the minimum capital adequacy of a financial institution, Federal Banking regulators have adopted regulations, which make reference to the institution's "Tier 1 leverage" capital and also to its "total" capital. In most instances, "Tier 1 leverage" capital will consist solely of funds permanently committed to the institution (i.e., shareholders' equity), less net intangible assets. Conversely, "total" capital (comprised of the sum of Tier 1 and supplementary, or Tier 2, capital) includes not only shareholders' equity, but an allowance for loan losses (subject to limitations). Under FDIC regulations, the Bank is required to meet certain minimum capital thresholds.

     The following chart compares the minimum capital ratios required by the FDIC to the ratios maintained by the Bank:

                                                                          FOR CAPITAL
                                                                            ADEQUACY
                                                             ACTUAL         PURPOSES
                                                          -------------   ------------
                                                                 (IN THOUSANDS)
As of December 31, 1997
Total Capital (to risk weighted assets).................  $8,527   11.6%  $5,879   8.0%
Tier 1 Capital (to risk weighted assets)................   8,206   11.2%   2,940   4.0%
Tier 1 Capital (to average assets)......................   8,206    7.0%   4,713   4.0%

ASSET AND LIABILITY MANAGEMENT

     As part of its asset and liability management, the Bank has emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to aid in managing the Bank's earnings. Management believes that these processes and procedures provide the Bank with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in tighter controls and less exposure to interest-rate risk.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest-rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest-rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as rate-sensitive assets to rate-sensitive liabilities. A gap ratio of 1.0% represents perfect matching. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

     In order to minimize the potential for adverse effect of material and prolonged increases in interest rates on the Bank's results of operation, management continues to monitor asset and liability management policies to better match the maturities and repricing terms of the Bank's interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of (i) emphasizing the origination of adjustable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a significant portion of liquid assets (cash and short-term investments).

     The Bank seeks to maintain a large stable core deposit base by providing service to its customers without significantly increasing its cost of funds or operating expenses. The success of the Bank's core deposit strategy is demonstrated by the stability of its money-market deposit accounts, savings accounts and NOW accounts, which, in the aggregate, totaled $41.7 million, or 38.5% of total deposits at December 31, 1997, and $40.0 million or 45.2% of such deposits at December 31, 1996. These accounts bore a weighted-average nominal rate of 4.33% at December 31, 1997 and 4.34% at December 31, 1996. Management anticipates that these accounts will continue to increase and in the future comprise a significant portion of its deposit base.

     As of December 31, 1997, the Bank's cumulative one-year interest-rate sensitivity gap was 114.09%. Although management believes that the implementation of the referenced strategies has reduced the potential adverse effects of changes in interest rates on the Bank's results of operations, any substantial and prolonged increase in market interest rates could have an adverse impact on the Bank's results of operations. Management monitors the Bank's interest-rate sensitivity gap on a quarterly basis, using The Baker Group's software program to provide both a practical and a theoretical gap report. The practical gap report is based on the Federal Reserve Board's March 26, 1993 draft for incorporating Interest-Rate Risk into Risk-Based Capital Standards. Management believes that its present gap position is appropriate for the current interest-rate environment.

     The following table sets forth certain information relating to the Bank's interest-earning assets and interest-bearing liabilities at December 31, 1997 that are estimated to mature or are scheduled to reprice within the period shown:

                                                              MORE THAN        MORE
                                                              ONE YEAR         THAN
                                                 ONE YEAR   TO FIVE YEARS   FIVE YEARS    TOTAL
                                                 --------   -------------   ----------   --------
                                                              (DOLLARS IN THOUSANDS)
Earning Assets:
  Fixed rate loans.............................  $ 2,710       $ 2,553       $ 5,610     $ 10,873
  Adjustable rate loans........................   16,153        13,287         6,390       35,830
  Investments (includes federal funds sold)....   48,277         6,604           207       55,088
                                                 -------       -------       -------     --------
          Total earning assets.................  $67,419       $22,443       $12,207     $101,791
                                                 =======       =======       =======     ========
Interest-bearing liabilities:
  Certificates of deposit......................  $17,792       $ 4,314       $     2     $ 22,108
  Savings and NOW accounts.....................   23,733             0             0       23,733
  Money market accounts........................   17,917             0             0       17,917
  Borrowings...................................      611             0             0          611
                                                 -------       -------       -------     --------
          Total interest bearing liabilities...  $60,053       $ 4,314       $     2     $ 64,369
                                                 =======       =======       =======     ========

     Loan Maturities. The table below sets forth the contractual maturity of the Bank's loan portfolio at December 31, 1997. The table does not reflect anticipated prepayments.

                                                          MATURITY SCHEDULE OF LOANS
                                                     ------------------------------------
                                                      0-12      1-5      OVER
                                                     MONTHS    YEARS    5 YEARS    TOTAL
                                                     -------   ------   -------   -------
Fixed interest rate................................  $ 2,710   $2,553   $ 5,610   $10,873
Variable interest rate.............................    7,320      676    27,834    35,830
                                                     -------   ------   -------   -------
          Total                                      $10,030   $3,229   $33,444   $46,703
                                                     =======   ======   =======   =======

     The following table shows the distribution of, and certain other information relating to the Bank's deposit accounts, by type:

                                                             AT DECEMBER 31,
                                                  --------------------------------------
                                                    1997                1996
                                                  --------    % OF     -------    % OF
                                                   AMOUNT    DEPOSIT   AMOUNT    DEPOSIT
                                                  --------   -------   -------   -------
                                                          (DOLLARS IN THOUSANDS)
Demand deposits.................................  $ 44,411    41.06%   $27,565    31.17%
Savings and NOW deposits........................    23,733    21.94     22,906    25.90
Money market deposits...........................    17,917    16.56     17,052    19.28
Certificates of deposit.........................    22,108    20.44     20,922    23.66
                                                  --------   ------    -------   ------
          Total.................................  $108,169   100.00%   $88,445   100.00%
                                                  ========   ======    =======   ======

     The following table shows the average amount of and the average rate paid on each of the following deposit account categories during the periods indicated:

                                                 YEAR ENDING DECEMBER 31,
                                 ---------------------------------------------------------
                                       1997                1996                1995
                                 -----------------   -----------------   -----------------
                                 AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE
                                 BALANCE    RATE     BALANCE    RATE     BALANCE    RATE
                                 -------   -------   -------   -------   -------   -------
                                                  (DOLLARS IN THOUSANDS)
Non-interest bearing checking
  accounts.....................  $26,107    0.00%    $23,749    0.00%    $22,548    0.00%
NOW accounts...................   21,961    4.78      21,675    4.74      17,091    5.18
Money market accounts..........   13,403    3.65       9,744    3.51       7,887    3.50
Certificates of deposit........   21,356    5.73      23,862    5.56      18,305    5.91
Savings accounts...............      822    3.53         841    3.57         944    3.50
                                 -------    ----     -------    ----     -------    ----
          Total deposits.......  $83,649    4.85%    $79,871    4.86%    $66,775    5.15%
                                 =======    ====     =======    ====     =======    ====

COMPARISON OF SIX-MONTH PERIODS ENDED JUNE 30, 1998 AND 1997

     General. Net earnings for the six months ended June 30, 1998 were $426,000 or, $.23 per share compared to $467,000, or $.25 per share for 1997. The decrease in earnings was primarily due to a decrease in loans held for resale.

     Interest Income and Expense. Total interest income decreased slightly by $43,000 for the six-month period ended June 30, 1998. Interest on loans decreased $454,000 to $1.9 million due to a decrease in loans held for resale. As discussed above, during the year ended December 31, 1997, the Bank's portfolio of loans held for resale were repurchased by Guardian. During the six months ended June 30, 1998, the funds received from the liquidation of the loans held for resale were primarily invested in fed funds sold. Such investments are lower yielding than the loans held for resale. Interest on investment securities decreased $78,000 to $432,000 for the six months ended June 30, 1998, due to the maturity of several investment securities. Interest on other interest-earning assets increased to $760,000 for the six months ended June 30, 1998 from $272,000 for the six months ended June 30, 1997, due to an increase in the average balance of federal funds sold during the period, compared to a year ago.

     Interest expense on deposit accounts and borrowed funds decreased $87,000 to $1.5 million for the six months ended June 30, 1998 from $1.5 million in 1997. The decrease is due to a reduction in the average rate paid on deposits and in average funds borrowed during the period compared to the first six months of 1997.

     Provision for Loan Losses. The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Bank, industry standards, the amount of non-performing loans, general economic conditions, particularly as they relate to the Bank's market areas, and other factors related to the collectibility of the Bank's loan portfolio. The Bank made no loan loss provision for the six-months ended June 30, 1998 or June 30, 1997. The allowance for loan losses was $321,000 at June 30, 1998. While management believes the allowance for loan losses is adequate as of June 30, 1998, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making the initial determination.

     Non-interest Expense. Total non-interest expense increased $116,000 to $1.1 million for the six months ended June 30, 1998 from $993,000 for the six months ended June 30, 1997. The increase was primarily due to an increase in salaries and employee benefits attributed to the addition of three employees.

     Income Tax Provision. The income tax provision for the six months ended June 30, 1998 and June 30, 1997 was $219,000 and $240,000, respectively.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996.

     General. Net earnings for the year ended December 31, 1997 were $979,000 or, $.53 per share compared to $1.0 million, or $.55 per share for 1996. The slight decrease in earnings was primarily due to an increase in non-interest expense.

     Interest Income and Expense. Total interest income decreased by $145,000 to $6.2 million for the year ended December 31, 1997 compared to $6.3 million for the year ended December 31, 1996. Interest on loans decreased $875,000 to $4.2 million due to a $13.4 million decrease in the average balance of loans outstanding during 1997 as compared to 1996. This decrease in the average balance reflects the liquidation of the loans held for resale portfolio. Interest on investment securities decreased $100,000 to $1.0 million for the year ended December 31, 1997. Interest on other interest-earning assets increased to $900,000 for the year ended December 31, 1997 from $86,000 for the year ended December 31, 1996, due to an increase in the average federal funds sold during the period, compared to a year ago.

     Interest expense on deposit accounts and borrowed funds decreased $148,000 to $2.9 million for the year ended December 31, 1997 from $3.1 million in 1996. The decrease is due to a reduction in the average rate paid on deposits and a decrease in average funds borrowed during the period compared to a year ago.

     Provision for Loan Losses. The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Bank, industry standards, the amount of non-performing loans, general economic conditions, particularly as they relate to the Bank's market areas, and other factors related to the collectibility of the Bank's loan portfolio. The Bank made no loan loss provision for the years ended December 31, 1997 or December 31, 1996. The allowance for loan losses was $321,000 at December 31, 1997. While management believes the allowance for loan losses is adequate as of December 31, 1997, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making the initial determination.

     Non-interest Expense. Total non-interest expense increased slightly by $45,000 to $2.0 million for the year ended December 31, 1997.

     Income Tax Provision. The income tax provision for the year ended December 31, 1997 and December 31, 1996 was $495,000 and $501,000, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies substantially all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

                             BUSINESS OF BANCGROUP

GENERAL

     BancGroup is a bank holding company registered under the BHCA. It was organized in 1974 under the laws of Delaware and has operated under its current name and management since 1981. BancGroup operates Colonial Bank as its wholly owned commercial banking subsidiary in the states of Alabama, Georgia, Florida, Nevada, Texas and Tennessee. Including acquisitions completed since June 30, 1998, Colonial Bank, an Alabama banking corporation, conducts a full service banking business through 134 branches in Alabama, five branches in Tennessee, 19 branches in Georgia, seven branches in Nevada, 84 branches in Florida and one branch in Texas. Colonial Mortgage Company, a subsidiary of Colonial Bank in Alabama, is a mortgage banking company which services approximately $14.7 billion in residential loans and which originates mortgages in 34 states through four divisional offices. At June 30, 1998, BancGroup had consolidated total assets of $8.8 billion and consolidated stockholders' equity of $601.8 million. BancGroup's commercial banking loan portfolio is comprised primarily of commercial real estate loans (28%) and residential real estate loans (42%), a significant portion of which is located within the State of Alabama. BancGroup's growth in loans over the past several years has been concentrated in commercial and residential real estate loans.

RECENTLY COMPLETED BUSINESS COMBINATIONS

     Since June 30, 1998, BancGroup has acquired five banking institutions, CNB Holding Company, FirstBank, First Macon Bank & Trust Company, Prime Bank of Central Florida and InterWest Bancorp with aggregate assets and stockholders' equity acquired of $648.9 million and $49.1 million, respectively.

YEAR 2000 COMPLIANCE

     Many computer software programs and processing systems, including some of those used by BancGroup and its subsidiaries in their operations, have not been designed to accommodate entries beyond the year 1999 in date fields. Failure to address the anticipated consequences of this design deficiency could have material adverse effects on the business and operations of any business, including BancGroup, that relies on computers and associated technologies. In response to the challenges of addressing such consequences in the banking industry, bank regulatory agencies, including the Federal Reserve, BancGroup's primary regulator, have established a Year 2000 Supervision Program and published guidelines for implementing procedures to bring the computer software programs and processing systems into year 2000 compliance.

     In compliance with the guidelines of the Federal Reserve, BancGroup has established a full time Year 2000 task force to address all Year 2000 compliance issues as well as enhancements to computer and communications systems resulting from upgrades initiated in response to Year 2000 issues. During the third quarter of 1998, BancGroup substantially completed the remediation of its critical software applications and began testing of internal mission critical applications. In accordance with the guidelines established by the Federal Reserve, BancGroup expects to be substantially completed with testing of internal mission critical software applications by December 31, 1998. Testing of other nonmission critical applications is also well underway and is expected to be substantially completed by the end of the first quarter 1999. Additionally, BancGroup expects to have testing substantially completed with third party service providers by March 31, 1999.

     Throughout 1998, BancGroup has been working to assess Year 2000 readiness of vendors, business partners and other counterparties focusing on those considered critical to BancGroup operations. BancGroup began assessing the Year 2000 readiness of loan customers, depositors and other funds providers during the third quarter of 1998. BancGroup will continue to monitor and evaluate the Year 2000 readiness of third parties whose Year 2000 noncompliance could have a material adverse impact on the operations of BancGroup though the first quarter of the Year 2000. BancGroup will take appropriate measures including development of contingency plans to mitigate the risk to the company of Year 2000 noncompliance by third parties. However, the impact of Year 2000 noncompliance by all third parties with whom BancGroup transacts business cannot be assessed at this time.

     BancGroup estimates that the total cost of the Year 2000 project will range from $13.5 million to $15.5 million. Approximately $8.4 million of those costs relate to the replacement of hardware and software and will therefore be capitalized while $3 million of the costs will be incremental expenses paid to third parties. Year 2000 project costs of approximately $3 million were expensed during the six months ended June 30, 1998 and $432,000 were expensed during the year ended December 31, 1997. The 1998 expenses included a one-time pretax charge of approximately $2 million in the first quarter for the write off of the remaining book value of branch automation equipment that is being replaced with Year 2000 compliant software.

     The above reflects management's current assessment and estimates. Various factors could cause actual results to differ materially from those contemplated by such assessments, estimates and forward-looking statements. Some of these factors may be beyond the control of BancGroup, including but not limited to, vendor representation, technological advancements, economic factors and competitive considerations.

     Management's evaluation of Year 2000 compliance and technological upgrades is an on-going process involving continual evaluation. Unanticipated problems could develop and alternative solutions may be available that could cause current solutions to be more difficult or costly than currently anticipated.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     As of June 30, 1998, BancGroup had issued and outstanding 98,232,266 shares of BancGroup Common Stock with 8,910 stockholders of record. Each such share is entitled to one vote. In addition, as of that date, 3,858,122 shares of BancGroup Common Stock were subject to issue upon exercise of options pursuant to BancGroup's stock option plans and up to 549,382 shares of BancGroup Common Stock were issuable upon conversion of BancGroup's 1986 Debentures. There are currently 200,000,000 shares of BancGroup Common Stock authorized.

     The following table shows those persons who are known to BancGroup to be beneficial owners as of February 27, 1998 of more than five percent of outstanding BancGroup Common Stock.

                                                                            PERCENTAGE
                                                               COMMON        OF CLASS
NAME AND ADDRESS                                                STOCK     OUTSTANDING(1)
----------------                                              ---------   --------------
Robert E. Lowder(2).........................................  5,813,590        5.87%
  Post Office Box 1108
  Montgomery, AL 36101

---------------

(1) Percentages are calculated for each person assuming the issuance of shares of BancGroup Common Stock pursuant to BancGroup's stock option plans, if any, that are held by such person.
(2) Robert E. Lowder is the brother of James K. and Thomas H. Lowder. Robert E. Lowder disclaims any beneficial ownership interest in the shares owned by his brothers.
(3) Includes 382,040 shares of BancGroup Common Stock subject to options under BancGroup's stock option plans.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table indicates for each director, executive officer, and all executive officers and directors of BancGroup as a group the number of shares of outstanding Common Stock of BancGroup beneficially owned as of June 30, 1998.

                     SHARES OF BANCGROUP BENEFICIALLY OWNED

                                                                                    PERCENTAGE
                                                                                     OF CLASS
DIRECTORS NAME                                                  COMMON STOCK        OUTSTANDING
--------------                                                  ------------        -----------
Lewis Beville...............................................         3,632                 *
Young J. Boozer.............................................        33,786(1)              *
William Britton.............................................        31,232                 *

                                                                                    PERCENTAGE
                                                                                     OF CLASS
DIRECTORS NAME                                                  COMMON STOCK        OUTSTANDING
--------------                                                  ------------        -----------
Jerry J. Chesser............................................       299,272                 *
Augustus K. Clements, III...................................        39,542                 *
Robert S. Craft.............................................        35,442                 *
Patrick F. Dye..............................................        61,920(2)              *
James L. Hewitt.............................................       901,384(3)              *
Clinton O. Holdbrooks.......................................       552,800(4)              *
D. B. Jones.................................................        45,178(5)              *
Harold D. King..............................................       297,162                 *
Robert E. Lowder............................................     5,813,590(6)           5.87%
John Ed Mathison............................................        59,762                 *
Milton E. McGregor..........................................             0                 *
John C.H. Miller, Jr........................................        76,704(7)              *
Joe D. Mussafer.............................................        42,058                 *
William E. Powell, III......................................        28,706                 *
J. Donald Prewitt...........................................       439,142(8)              *
Jack H. Rainer..............................................         5,380                 *
Jimmy Rane..................................................         2,700(9)              *
Frances E. Roper............................................       735,030                 *
Simuel Sippial..............................................         8,868                 *
Ed V. Welch.................................................        62,722                 *
CERTAIN EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
Young J. Boozer, III........................................       143,330(1)(10)          *
Michelle Condon.............................................        38,196(10)             *
P.L. ("Mac") McLeod, Jr.....................................       125,052(10)             *
W. Flake Oakley, IV.........................................        84,714(10)             *
All Executive Officers & Directors as a Group...............     9,967,304             10.06%

---------------

  *  Represents less than 1%.
 (1) Includes 2,000 shares of Common Stock out of 4,000 shares owned by Young J. Boozer, and Young J. Boozer, III EX U/W Phyllis C. Boozer. Mr. Boozer resigned as of July 15, 1998 and currently serves as a Director Emeritus.
 (2) Includes 50,000 shares of Common Stock subject to options exercisable under BancGroup's stock option plans.
 (3) Includes 105,364 shares of Common Stock subject to stock options.
 (4) Includes 128,996 shares held by Mr. Holdbrooks as trustee.
 (5) Mr. Jones holds power to vote 41,466 of these shares as trustee.
 (6) Includes 382,040 shares of Common Stock subject to options under BancGroup's stock option plans.
 (7) Includes 40,000 shares of Common Stock subject to options under BancGroup's stock option plans.
 (8) Represents beneficial ownership of shares claimed by Mr. Prewitt as of June 30, 1998. Mr. Prewitt resigned as of September 8, 1998.
 (9) Mr. Rane's Keogh Plan owns 1,000 shares of BancGroup Common Stock.
(10) Young J. Boozer, III, Michelle M. Condon, P.L. ("Mac") McLeod, Jr. and W. Flake Oakley hold options respecting 50,000, 18,490, 56,000 and 36,000 shares of Common Stock, respectively, pursuant to BancGroup's stock option plans, not counting options that are not exercisable within 60 days due to vesting requirements.

MANAGEMENT INFORMATION

     Certain information regarding the biographies of the directors and executive officers of BancGroup, executive compensation and related party transactions is included in (i) BancGroup's Annual Report on Form 10-K for the fiscal year ending December 31, 1997, at item 10 and (ii) BancGroup's Proxy Statement for its 1998 Annual Meeting, at items 10, 11 and 13.

                              BUSINESS OF T B & T

GENERAL

     T B & T Inc. is a bank holding company headquartered in Dallas, Texas. It is a Texas corporation registered as a bank holding company under the Bank Holding Company Act of 1956 as amended. The Company was formed in 1982 as National Centerbanks Inc. The Company acquired the Bank, formerly known as Centerbank N.A., when the newly organized national bank first opened for business in 1983. The company changed its name to T B & T Inc. on April 18, 1986 and the Bank changed its name to Texas Bank and Trust N.A. on December 31, 1985. In January 1998 the Bank converted its charter to a State of Texas commercial bank named Texas Bank and Trust while retaining its Federal Reserve membership. Deposits are insured by the FDIC. T B & T does not engage in any other line of business or activity.

     The Bank has operated as a traditional commercial financial institution attracting checking, savings, and money-market account deposits from individuals and businesses, and using such deposits to originate consumer and commercial loans or purchase residential real estate loans which are secured by property located primarily in Dallas and Collin counties Texas. Its income is primarily derived from interest received in connection with lending and investment activities. Interest on deposits and general administrative expenses are the Bank's major expense items.

     The Bank currently employs 20 full and part-time individuals and engages in general business of personal and commercial banking primarily in Dallas and Collin counties and the surrounding Dallas PMSA. For its primary source of funds, the Bank relies on personal and business deposits, money-market deposit accounts, and certificates of deposits. The Bank's primary source of income is interest earned on loans and investments. The Bank meets its commercial, industrial and financial customers' banking needs with a wide range of financial services. Commercial lending activities include short-term and medium-term loans, revolving credit arrangements, equipment financing and interim real estate lending, along with SBA and an accounts receivable purchase program for small businesses. Other commercial services include checking facilities, cash management services, certificates of deposit, federal tax depository, VISA and Master Card merchant accounts, night depository and letter of credit services. The Bank also provides a full range of consumer banking services, including savings, accounts, interest-bearing and non-interest-bearing checking accounts, certificates of deposit, student loans and installment and other personal loans for home improvements and for purchase of consumer goods, travelers checks and notary services.

     The Bank's current loan portfolio as of June 30, 1998 consists of 58.43% single family residential mortgage loans. These loans include fixed rate 15 and 30-year loans along with one, three and five year adjustable rate mortgages, five and seven year reset mortgages, and three-one, five-one, seven-one and ten-one adjustable rate mortgages underwritten to secondary market standards. Approximately 79.1% of the mortgage portfolio will reprice at least once by December 2003. The remainder of the Bank's loan portfolio (excluding business manager loans of $2.6 million) is split between fixed rate loans of $6.6 million and variable rate loans of $10.1 million.

MARKET AREA

     The Bank operates its business from two locations in the central business district of the city of Dallas, Texas. Major employers include electronics manufacturers (Texas Instruments, Fujitsu, and Tandy), defense contractors (Lockheed, Vought Aircraft, Bell-Textron, and Raytheon E-Systems), telecommunications companies (SBC Communications, GTE Telephone Operations, MCI, and Northern Telecom), computer services companies (EDS and Perot systems), energy companies (Exxon, Oryx, Fina), transportation companies (American Airlines, Delta Airlines, Southwest Airlines, Union Pacific Railroad, and Burlington Northern-Santa Fe Railroad), larger retailers (JC Penney, Southland Corporation, Frito Lay, and CompUSA), and numerous hospitals and universities (Baylor Medical School, University of Texas at Dallas, Southwestern Medical School, TCU, and SMU).

PROPERTIES

     The Bank's main office is located at 1999 Bryan Street, Dallas, Texas with the Bank leasing approximately 6,872 square feet. The Bank also leases approximately 4,971 square feet for its branch at 717 North Harwood Street, Dallas, Texas.

COMPETITION

     The Bank's deposits represent approximately 0.25% of total deposits in Dallas County. Total deposits held by financial institutions in Dallas County total $35.7 billion based on market share summaries of all FDIC insured institutions as of June 30, 1997.

     In the city of Dallas, the Bank's deposits represent a market share of .30%. Total deposits held by financial institutions in Dallas totaled $29.90 billion as of June 30, 1997.

     The market share leaders in Dallas County include NationsBank with a 37.8% market share, Banc One with a 15.0% market share, Chase Bank Texas with a 9.46% market share, Comerica Bank with a 4.71% market share, and Bank of America with a 3.43% market share.

     Total population in Dallas County is estimated at 2,004,200 as of 1997. Population projections for 2001 indicate 10% growth in Dallas County. The county's total population is estimated at 2,206,149 individuals by 2001.

YEAR 2000 COMPLIANCE

     Texas Bank has formulated and begun implementation of a plan to address issues related to its mission critical computer hardware, software, and applications impacted by anticipated problems of the date-field recognition in and after the year 2000. The Bank's strategy is to comply with all requirements mandated by the Federal Financial Institutions Examination Council and T B & T's primary regulatory agency. The Bank's plan includes a testing schedule and specific critical completion dates as provided under current guidelines.

     The Bank's internal desktop PC's are year 2000 compliant and each has been tested with a NSTL Y2K test program. The majority of the Bank's PC application programs are standard off-the-shelf software. Vendors have been contacted to verify year 2000 versions. The Bank has upgraded all critical and/or use important software to year 2000 compliant versions. The Bank's local area network uses the Windows NT operating system which also meets Year 2000 requirements.

     Since the Bank's core processing system was determined to be noncompliant, the Bank entered into an agreement with Hewlett Computer Services to outsource core processing and adopted their testing schedule for the mission critical data processing of the Bank. However, with the signing of the Agreement with BancGroup, T B & T exercised a cancellation clause in the Hewlett contract, and agreed to convert to FISERV which is used by numerous other BancGroup locations and which has already been deemed Year 2000 compliant.

PRINCIPAL HOLDERS OF COMMON STOCK

     T B & T's authorized capital stock consists of 10,000,000 shares of T B & T Common Stock, of which 1,950,000 shares were issued and 1,949,050 were outstanding as of the Record Date.

     The following table sets forth information as of the Record Date regarding the ownership of T B & T common stock by each person known to T B & T to be the beneficial owner of more than 5% of the T B & T Common Stock, by each director and executive officer and by all directors and executive officers as a group. Unless otherwise indicated, all persons shown in the table have sole voting and investment power with regard to the shares shown.

PRINCIPAL STOCKHOLDERS

                                                              SHARES BENEFICIALLY        PERCENTAGE
NAME AND ADDRESS                                                    OWNED(1)              OWNERSHIP
----------------                                              -------------------        ----------
Charles B. and Marcia Phillips..............................         456,103               23.40%
  c/o Texas Bank & Trust
  1999 Bryan Street
  Dallas, Texas 75201
John C. and Suzanne Sellers.................................         137,855(2)             7.07
  18512 FM 1253
  Lindale, Texas 75771
Jack D. and Margaret D. Sweet...............................         360,000               18.47
  7820 Glenshannon Circle
  Dallas, Texas 75225
Peter M. Tart...............................................         316,000               16.21
  9423 Alva Court
  Dallas, Texas 75220

MANAGEMENT

NAME AND POSITION                                             SHARES BENEFICIALLY        PERCENTAGE
OF BENEFICIAL OWNER                                                OWNED(1)              OWNERSHIP
-------------------                                           -------------------        ----------
Linda M. Bridges............................................          35,000(3)(4)          1.78%
  Senior VP, Cashier & COO
Carter R. Montgomery........................................           6,488                0.33
  Director
Philip Montgomery...........................................          10,488                0.54
  Vice Chairman and Director
Charles B. Phillips.........................................         456,103(3)            23.40
  Director, President and CEO
Kevin F. Smith..............................................          83,000(3)             4.21
  Senior Vice President
Jack D. Sweet...............................................         360,000(3)(5)         18.47
  Chairman and Director
Peter M. Tart...............................................         316,000               16.21
  Director
All Directors and executive officers as a group
  (7 persons, including those names above)..................       1,267,079               63.77

---------------

(1) The stock ownership information shown has been furnished to T B & T, Inc. by the named persons and group. Beneficial ownership as reported in the table and elsewhere in the Proxy Statement has been determined in accordance with Commission regulations and includes shares of T B & T Common Stock which may be acquired upon the exercise of outstanding stock options.
(2) Includes 43,000 registered in the name of MLFP&S Custodian for Sellmark, Inc. of which Mr. Sellers is the President and owner.
(3) Shares owned jointly with spouse.
(4) Includes 15,000 shares that may be purchased pursuant to the exercise of options within 60 days of the Record Date.
(5) Includes 23,000 shares that may be purchased pursuant to the exercise of options within 60 days of the Record Date.

                         ADJOURNMENT OF SPECIAL MEETING

     Approval of the Agreement by T B & T shareholders requires the affirmative vote of at least two-thirds of the outstanding shares of T B & T Common Stock. In the event there are an insufficient number of shares of T B & T Common Stock present in person or by proxy at the Special Meeting to approve the Agreement, T B & T's Board of Directors intends to adjourn the Special Meeting to a later date provided a majority of the shares present and voting on the motion have voted in favor of such adjournment. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting. Proxies voted against the Agreement and abstentions will not be voted to adjourn the Special Meeting. Abstentions and broker non-votes will not be voted on this matter but will not count as "no votes." If it is necessary to adjourn the Special Meeting and the adjournment is for a period of not more than 30 days from the original date of this Special Meeting, no notice of the time and place of the adjourned meeting need be given the shareholders, other than an announcement made at the Special Meeting.

     The affect of any such adjournment would be to permit T B & T to solicit additional proxies for approval of the Agreement. While such an adjournment would not invalidate any proxies previously filed as long as the record date for the adjourned meeting remained the same, including proxies filed by shareholders voting against the Agreement, an adjournment would afford T B & T the opportunity to solicit additional proxies in favor of the Agreement.

                                 OTHER MATTERS

     The Board of Directors of T B & T is not aware of any business to come before the Special Meeting other than those matters described above in this Prospectus. If, however, any other matters not now known should properly come before the Special Meeting, the proxy holders named in the accompany proxy will vote such proxy on such matters as determined by a majority of the Board of Directors of T B & T.

             DATE FOR SUBMISSION OF BANCGROUP SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in BancGroup's proxy solicitation materials for its 1999 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at BancGroup's main office at One Commerce Street Post Office Box 1108, Montgomery, Alabama 36101, no later than 120 calendar days in advance of the date of March 21, 1999.

                                 LEGAL MATTERS

     Certain legal matter regarding the shares of BancGroup Common Stock of BancGroup offered hereby are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, of which John C. H. Miller, Jr., a director of BancGroup, is a partner. Such firm received fees for legal services performed in 1997 of $1,659,399. John C. H. Miller, Jr., as of June 30, 1998, beneficially owned 76,704 shares of Common Stock. Mr. Miller also received employee-related compensation from BancGroup in 1997 of $43,485. Certain legal matters relating to the Merger are being passed upon for T B & T by the law firm of Housley Kantarian & Bronstein, P.C., Washington, D.C.

                                    EXPERTS

     PricewaterhouseCoopers LLP serves as the independent accountants for BancGroup. The consolidated financial statements of BancGroup as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997 are incorporated by reference in this Prospectus, from BancGroup's Form 8-K (dated June 2, 1998) in reliance upon the report of such firm, given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

     Belew Averitt, LLP serves as the independent accountants for T B & T. T B & T's consolidated financial statements as of December 31, 1997 and 1996 and for each of the two years ended December 31, 1997 are included in this Prospectus in reliance upon the report of such firm, given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

                                    CONTENTS

                                                              PAGE
                                                              ----
INDEPENDENT AUDITOR'S REPORT................................   F-2

FINANCIAL STATEMENTS
  Consolidated balance sheets at December 31, 1997 and
     1996...................................................   F-3
  Consolidated statements of income for the years ended
     December 31, 1997 and 1996.............................   F-4
  Consolidated statements of shareholders' equity for the
     years ended December 31, 1997 and 1996.................   F-5
  Consolidated statements of cash flows for the years ended
     December 31, 1997 and 1996.............................   F-6
  Notes to consolidated financial statements................   F-7
  Consolidated balance sheets at June 30, 1998 and 1997.....  F-17
  Consolidated statements of income for the six months ended
     June 30, 1998 and 1997.................................  F-18
  Consolidated statements of cash flows for the six months
     ended June 30, 1998 and 1997...........................  F-19

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders
T B & T, Inc.
Dallas, Texas

     We have audited the consolidated balance sheets of T B & T, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of T B & T, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          BELEW AVERITT LLP

January 22, 1998

                         T B & T, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                  1997           1996
                                                              ------------   ------------
                                         ASSETS
CASH AND DUE FROM BANKS.....................................  $ 15,187,337   $  9,857,727
FEDERAL FUNDS SOLD..........................................    38,700,000             --
                                                              ------------   ------------
                                                                53,887,337      9,857,727
SECURITIES
  Available for sale (Note 2)...............................    16,387,977     16,304,527
LOANS
  Commercial and consumer...................................    11,280,468     10,362,823
  Real estate...............................................    35,430,170     39,703,294
  Loans held for resale.....................................            --     38,308,529
                                                              ------------   ------------
                                                                46,710,638     88,374,646
  Allowance for loan losses (Note 3)........................      (320,770)      (320,770)
                                                              ------------   ------------
          Net loans.........................................    46,389,868     88,053,876
BANK PREMISES AND EQUIPMENT, net (Note 4)...................       560,704        673,458
ACCRUED INTEREST RECEIVABLE.................................       508,121        578,537
OTHER REAL ESTATE OWNED (Note 5)............................             3              3
DEFERRED TAX ASSET (Note 8).................................            --        296,591
OTHER ASSETS................................................        87,700         95,479
                                                              ------------   ------------
                                                              $117,821,710   $115,860,198
                                                              ============   ============
                          LIABILITIES AND SHAREHOLDERS' EQUITY
DEMAND DEPOSITS.............................................  $ 44,411,552   $ 27,565,425
INTEREST-BEARING DEMAND DEPOSITS............................    22,916,065     21,947,461
SAVINGS DEPOSITS............................................    18,733,947     18,009,679
TIME DEPOSITS, $100,000 and over (Note 6)...................     6,226,918      5,253,863
TIME DEPOSITS, other (Note 6)...............................    15,880,592     15,668,329
                                                              ------------   ------------
                                                               108,169,074     88,444,757
SHORT-TERM BORROWINGS (Note 7)..............................            --     18,700,000
ACCRUED INTEREST PAYABLE....................................       191,278        176,999
DEFERRED TAX LIABILITY, net (Note 8)........................       198,866             --
OTHER LIABILITIES...........................................       802,648        624,914
                                                              ------------   ------------
          Total liabilities.................................   109,361,866    107,946,670
COMMITMENTS AND CONTINGENCIES (Note 13).....................            --             --
SHAREHOLDERS' EQUITY
  Common stock; $1 par value, 10,000,000 shares authorized,
     1,850,000 shares issued and outstanding................     1,850,000      1,850,000
  Paid-in capital...........................................     5,237,597      5,237,597
  Retained earnings (since June 30, 1995) (Note 9)..........     1,334,518        817,556
  Unrealized gain on securities available for sale, net of
     tax....................................................        41,229          8,375
                                                              ------------   ------------
                                                                 8,463,344      7,913,528
  Less Treasury stock (Note 10).............................        (3,500)            --
                                                              ------------   ------------
          Total shareholders' equity........................     8,459,844      7,913,528
                                                              ------------   ------------
                                                              $117,821,710   $115,860,198
                                                              ============   ============

          See accompanying notes to consolidated financial statements.

                         T B & T, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997         1996
                                                              ----------   ----------
INTEREST INCOME
  Loans.....................................................  $4,237,173   $5,112,544
  Securities................................................   1,049,514    1,149,340
  Federal funds sold........................................     916,226       86,104
                                                              ----------   ----------
                                                               6,202,913    6,347,988
INTEREST EXPENSE
  Deposits..................................................   2,789,704    2,725,308
  Short-term borrowings.....................................     148,950      361,088
                                                              ----------   ----------
                                                               2,938,654    3,086,396
                                                              ----------   ----------
       Net interest income..................................   3,264,259    3,261,592
NON-INTEREST INCOME
  Service charges...........................................     116,477      111,192
  Other income..............................................     117,508      121,328
                                                              ----------   ----------
                                                                 233,985      232,520
NON-INTEREST EXPENSE
  Salaries and employee benefits............................     951,776      958,664
  Occupancy and equipment expense...........................     468,013      471,564
  Other operating expense...................................     603,845      548,358
                                                              ----------   ----------
                                                               2,023,634    1,978,586
                                                              ----------   ----------
INCOME BEFORE INCOME TAX....................................   1,474,610    1,515,526
INCOME TAX EXPENSE (Note 8).................................     495,253      501,000
                                                              ----------   ----------
NET INCOME..................................................  $  979,357   $1,014,526
                                                              ==========   ==========

          See accompanying notes to consolidated financial statements.

                         T B & T, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                          CHANGE IN NET
                                                                                         UNREALIZED GAIN
                                           COMMON STOCK                                   ON SECURITIES
                                      ----------------------    PAID-IN      RETAINED       AVAILABLE      TREASURY
                                       SHARES       AMOUNT      CAPITAL      EARNINGS       FOR SALE        STOCK       TOTAL
                                      ---------   ----------   ----------   ----------   ---------------   --------   ----------
BALANCE, DECEMBER 31, 1995..........  1,850,000   $1,850,000   $5,237,597   $  192,030      $ 125,896      $    --    $7,405,523
  Net income........................         --           --           --    1,014,526             --           --     1,014,526
  Cash dividends....................         --           --           --     (389,000)            --           --      (389,000)
  Change in unrealized gain on
    securities available for sale,
    net of tax......................         --           --           --           --       (117,521)          --      (117,521)
                                      ---------   ----------   ----------   ----------      ---------      -------    ----------
BALANCE, DECEMBER 31, 1996..........  1,850,000    1,850,000    5,237,597      817,556          8,375           --     7,913,528
  Net income........................         --           --           --      979,357             --           --       979,357
  Cash dividends....................         --           --           --     (462,395)            --           --      (462,395)
  Purchase of treasury stock........         --           --           --           --             --       (3,500)       (3,500)
  Change in unrealized gain on
    securities available for sale,
    net of tax......................         --           --           --           --         32,854           --        32,854
                                      ---------   ----------   ----------   ----------      ---------      -------    ----------
BALANCE, DECEMBER 31, 1997..........  1,850,000   $1,850,000   $5,237,597   $1,334,518      $  41,229      $(3,500)   $8,459,844
                                      =========   ==========   ==========   ==========      =========      =======    ==========

          See accompanying notes to consolidated financial statements.

                         T B & T, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                  1997           1996
                                                              ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $    979,357   $   1,014,526
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Gain on sale of equipment..............................        (3,000)        (10,927)
     Net realized gain on sale of securities................            --         (41,513)
     Loss (gain) on sale of other real estate owned.........       (21,503)          6,896
     Amortization of premiums and accretion of discounts on
       securities, net......................................       121,677         149,541
     Depreciation and amortization..........................       147,736         147,100
     FHLB stock dividends...................................      (115,700)       (108,100)
     Proceeds from sales of loans held for resale...........   113,266,420     389,884,985
     Purchases of loans held for resale.....................   (74,957,891)   (398,372,641)
     Deferred income taxes..................................       478,471         508,389
     Changes in assets and liabilities:
       Decrease (increase) in accrued interest receivable...        70,416         (32,669)
       Decrease (increase) in other assets..................         7,779          (7,848)
       Increase (decrease) in accrued interest payable......        14,279         (36,547)
       Increase in other liabilities........................       177,734         276,223
                                                              ------------   -------------
          Net cash provided by (used in) operating
            activities......................................    40,165,775      (6,622,585)
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities available for sale.................    (3,539,587)     (6,113,359)
  Proceeds from the sale of securities available for sale...            --       4,166,483
  Proceeds from the maturity of securities available for
     sale...................................................     3,500,000       3,500,000
  Net decrease (increase) in loans..........................     3,355,479     (11,594,645)
  Purchase of bank premises and equipment...................       (34,982)        (94,424)
  Proceeds from the sale of equipment.......................         3,000          17,200
  Proceeds from the sale of other real estate owned.........        21,503           7,104
                                                              ------------   -------------
          Net cash provided by (used in) investing
            activities......................................     3,305,413     (10,111,641)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand and savings deposit
     accounts...............................................    18,538,999        (547,537)
  Net increase (decrease) in time deposits..................     1,185,318      (4,228,847)
  Dividends paid............................................      (462,395)       (389,000)
  Purchase of treasury stock................................        (3,500)             --
  Net increase (decrease) in short-term borrowings..........   (18,700,000)     18,700,000
                                                              ------------   -------------
          Net cash provided by financing activities.........       558,422      13,534,616
                                                              ------------   -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........  $ 44,029,610   $  (3,199,610)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............     9,857,727      13,057,337
                                                              ------------   -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $ 53,887,337   $   9,857,727
                                                              ============   =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Interest...............................................  $  2,924,376   $   3,122,943
                                                              ============   =============
     Federal income taxes...................................  $     25,000   $      10,000
                                                              ============   =============
  Noncash investing activities --
     Loans originated for the sale of other real estate
       owned................................................  $         --   $      85,000
                                                              ============   =============
  Noncash financing activities --
     Dividends declared but not paid........................  $    184,930   $     185,000
                                                              ============   =============

          See accompanying notes to consolidated financial statements.

                         T B & T, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and basis of presentation

     T B & T, Inc. (the Company) is a bank holding company established in April 1986, under the laws of the State of Texas. The Company's wholly-owned subsidiary, T B & T Holdings, Inc. (Holdings), was incorporated in 1995 in the State of Delaware, and owns 100% of the outstanding shares of Texas Bank & Trust, N.A. (the Bank). Prior to the formation of Holdings, the Bank was a direct wholly-owned subsidiary of the Company.

     The Bank operates in downtown Dallas. Revenues are derived primarily from commercial, consumer and residential real estate loans and interest on investments.

     The consolidated financial statements include the accounts of the Company, Holdings and the Bank. All significant intercompany accounts have been eliminated.

  Quasi-reorganization

     The Company, with the approval of its Board of Directors, revalued its assets and liabilities to estimated fair values and implemented a quasi-reorganization effective July 1, 1995. As a result, the Company eliminated its retained deficit at June 30, 1996 by reducing paid-in capital, and its amortization of premiums and accretion of discounts for debt securities and depreciation expense for fixed assets is based on new carrying amounts. Use of the new carrying amounts did not have a material effect on income for the years ended December 31, 1997 and 1996.

  Management estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results may differ from management's estimates.

  Cash and cash equivalents

     The Company has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and due from banks" and "Federal funds sold." Generally, Federal funds are purchased and sold for one-day periods.

  Securities

     The Company classifies and accounts for debt and equity securities as follows:

          Held to Maturity: Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using a method that approximates a level yield over the estimated remaining term of the underlying security. At December 31, 1997 and 1996, the Company had no securities classified as held to maturity.

          Available for Sale: Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability or yield of alternative investments are classified as available for sale. These securities are carried at market value. Market value is determined using published quotes as of year-end. Unrealized gains and losses net of tax are reported as a separate component of shareholders' equity until realized.

                         T B & T, INC. AND SUBSIDIARIES

     The Company classifies its Federal Reserve Bank (FRB) and Federal Home Loan Bank (FHLB) stock as available for sale. The stock may be sold only to the issuer (FRB or FHLB), or to another member institution, and is carried at cost, which approximates market value.

     Gains and losses on the sale of securities are recognized in the year of sale based on the specific identification method.

  Loans

     Commercial and real estate loans are carried at their unpaid principal balance. Loans held for resale are carried at the lower of cost or estimated market value in the aggregate. All sales are made without recourse.

     During 1997, management chose to liquidate the Bank's portfolio of loans held for resale to increase liquidity for other types of loans.

     The allowance for loan losses is based on management's estimate of the amount required to adequately reflect the risks in the loan portfolio, giving consideration to existing economic conditions, the Bank's loss experience in relation to outstanding loans, changes in the loan portfolio, borrowers' performance in reducing loan principal, adequacy of loan collateral, recoveries from previously charged-off loans and other relevant factors. The Company considers the allowance for loan losses adequate to cover losses inherent in the loan portfolio, commercial and real estate loan commitments and standby letters-of-credit outstanding.

     Interest on loans is credited to income in the period in which it is earned based upon the principal amount outstanding. Generally, the accrual of interest is discontinued and any accrued and unpaid interest is reversed when the loan becomes delinquent greater than 90-days (nonaccrual). Payments ultimately collected on nonaccrual loans are applied to principal until the outstanding balance is fully recovered. Any subsequent payments collected are credited to income in the period received.

     Demand deposits which are overdrawn at year-end are reclassified as loans. For the years ended December 31, 1997 and 1996 approximately $8,500 and $4,000, respectively, in overdrafts were reclassified as loans.

  Bank premises and equipment

     Bank premises, including leasehold improvements and equipment, are stated at cost less accumulated depreciation and amortization. Gains and losses on sales and retirements of premises and equipment are reflected in current operations.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets. Amortization of leasehold improvements is provided on the straight-line basis over the estimated useful lives or lease terms, whichever is shorter.

  Other real estate owned

     Real estate acquired in the settlement of loans is recorded at the lower of the related principal balance upon foreclosure or its fair value less estimated selling costs. When the property is acquired, any excess of the loan balance over fair value of the property less estimated selling costs is charged to an allowance for losses. Any subsequent write-downs and gains and losses from dispositions of properties are included in noninterest expense.

                         T B & T, INC. AND SUBSIDIARIES

  Federal income taxes

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the tax and financial reporting bases of assets, liabilities and net operating loss carryforwards by applying enacted statutory tax rates.

  Reserve balances

     Under regulations of the Federal Reserve Board, the Bank is required to maintain average reserve balances with the FRB based on a percentage of deposits. The required reserve balances as of December 31, 1997 and 1996 were $2,058,000 and $1,990,000, respectively.

  Stock-based compensation plans

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The Company adopted the disclosure method of presentation effective January 1, 1996, as allowed under SFAS 123. Such adoption did not have a material effect on the 1996 financial statements.

  Reclassification

     Certain 1996 balances have been reclassified to conform to the 1997 presentation.

2. SECURITIES

     The amortized cost and aggregate market value of securities as of December 31, 1997 and 1996 were as follows:

                                                      GROSS        GROSS
                                       AMORTIZED    UNREALIZED   UNREALIZED    AGGREGATE
1997                                     COST         GAINS        LOSSES     FAIR VALUE
----                                  -----------   ----------   ----------   -----------
Securities available for sale:
  U.S. Treasury Notes...............  $14,100,749   $   62,839   $      311   $14,163,277
  FHLB stock........................    2,017,700           --           --     2,017,700
  FRB stock.........................      207,000           --           --       207,000
                                      -----------   ----------   ----------   -----------
                                      $16,325,449   $   62,839   $      311   $16,387,977
                                      ===========   ==========   ==========   ===========

                                                            GROSS        GROSS
                                             AMORTIZED    UNREALIZED   UNREALIZED    AGGREGATE
1996                                           COST         GAINS        LOSSES     FAIR VALUE
----                                        -----------   ----------   ----------   -----------
Securities available for sale:
  U.S. Treasury Notes.....................  $14,188,089    $12,688         $   --   $14,200,777
  FHLB stock..............................    1,902,000         --             --     1,902,000
  FRB stock...............................      201,750         --             --       201,750
                                            -----------    -------             --   -----------
                                            $16,291,839    $12,688         $   --   $16,304,527
                                            ===========    =======         ======   ===========

                         T B & T, INC. AND SUBSIDIARIES

     The amortized cost and estimated market value of securities available for sale at December 31, 1997, by contractual maturity, are shown below:

                                                               AMORTIZED     AGGREGATE
                                                                 COST       FAIR VALUE
                                                              -----------   -----------
1998........................................................  $ 7,545,000   $ 7,558,904
1999........................................................    6,555,749     6,604,373
                                                              -----------   -----------
                                                              $14,100,749   $14,163,277
                                                              ===========   ===========

     A treasury note with a market value of $513,281 and $525,625 as of December 31, 1997 and 1996, respectively, was pledged to collateralize public deposits as required by law. Treasury notes with an aggregate market value of $13,649,996 and $13,675,152 were pledged to secure short-term borrowings at December 31, 1997 and 1996, respectively. There were no short-term borrowings outstanding at December 31, 1997.

3. ALLOWANCE FOR LOAN LOSSES

     An analysis of the allowance for loan losses for the years ended December 31, 1997 and 1996 is as follows:

                                                                1997       1996
                                                              --------   --------
Balance, beginning of year..................................  $320,770   $320,770
  Provision for losses......................................        --         --
  Recoveries on loans previously charged-off................        --         --
                                                              --------   --------
Balance, end of year........................................  $320,770   $320,770
                                                              ========   ========

     Nonaccrual loans totaled approximately $86,000 and $124,000 at December 31, 1997 and 1996, respectively. At December 31, 1997, the Bank had no loan commitments outstanding to borrowers with reduced rate or nonaccrual loans.

4. BANK PREMISES AND EQUIPMENT

     Bank premises and equipment as of December 31, 1997 and 1996 consisted of:

                                                                1997        1996
                                                              ---------   ---------
Leasehold improvements......................................  $ 414,386   $ 414,386
Furniture and equipment.....................................    334,361     317,459
Automobiles.................................................     97,031      78,951
Software....................................................     65,714      65,714
                                                              ---------   ---------
                                                                911,492     876,510
Less accumulated depreciation and amortization..............   (350,788)   (203,052)
                                                              ---------   ---------
                                                              $ 560,704   $ 673,458
                                                              =========   =========

5. OTHER REAL ESTATE OWNED

     Other real estate owned (OREO) as of December 31, 1997 and 1996 consisted of:

                                                              1997   1996
                                                              ----   ----
Undeveloped commercial property.............................  $ 3    $ 3
Less valuation allowance for losses and anticipated selling
  costs.....................................................   --     --
                                                              ---    ---
                                                              $ 3    $ 3
                                                              ===    ===

                         T B & T, INC. AND SUBSIDIARIES

     An analysis of the valuation allowance for losses on OREO for the years ended December 31, 1997 and 1996 is as follows:

                                                                1997        1996
                                                              ---------   ---------
Balance, beginning of year:.................................  $      --   $ 390,899
  Provision for losses......................................         --          --
  Charge-offs, net of recoveries............................         --    (390,899)
                                                              ---------   ---------
Balance, end of year........................................  $      --   $      --
                                                              =========   =========

     There was no operating activity from OREO during the year ended December 31, 1997. Net income from OREO was approximately $17,000 for the year ended December 31, 1996.

6. DEPOSITS

          At December 31, 1997, the scheduled maturities of time deposits were as follows:

YEAR ENDING
DECEMBER 31,
------------
   1998.....................................................  $17,791,643
   1999.....................................................    1,853,219
   2000.....................................................      760,755
   2001.....................................................      351,892
   2002 and thereafter......................................    1,350,001
                                                              -----------
                                                              $22,107,510
                                                              ===========

7. SHORT-TERM BORROWINGS

     At December 31, 1997, the Company had no short-term borrowings outstanding.

     Short-term borrowings and related interest rates at December 31, 1996 consisted of the following:

                                                              INTEREST RATES     AMOUNT
                                                              --------------   -----------
FHLB short-term funding advance.............................       5.80%       $13,600,000
FHLB overnight liquidity advance............................       5.82%         5,100,000
                                                                   ----        -----------
          Total short-term borrowings.......................                   $18,700,000
                                                                   ====        ===========

     The FHLB overnight liquidity advance was collateralized by qualifying first mortgage loans under a blanket floating lien arrangement with the Federal Home Loan Bank of Dallas. Under the blanket floating lien, the Bank may use or dispose of its mortgage loan portfolio as long as the lesser of 65% of its mortgage loan portfolio, or 35% of its total assets exceeds the related balance outstanding. Additionally, the Bank pledged U.S. Treasury notes with a carrying value of $13,675,152 to collateralize the FHLB short-term funding advance.

8. FEDERAL INCOME TAXES

     The provision (benefit) for income taxes at December 31, 1997 and 1996 consisted of the following:

                                                                1997       1996
                                                              --------   --------
Current.....................................................  $ 16,782   $ (7,389)
Deferred....................................................   478,471    508,389
                                                              --------   --------
                                                              $495,253   $501,000
                                                              ========   ========

                         T B & T, INC. AND SUBSIDIARIES

     The provision for deferred income tax results from changes in the amounts of deferred tax liabilities and assets arising from the expected future tax consequences of temporary differences between the tax basis and financial reporting basis of assets and liabilities.

     The components of the net deferred tax assets and liabilities are summarized below:

                                                        1997                      1996
                                               -----------------------   ----------------------
                                                ASSETS     LIABILITIES    ASSETS    LIABILITIES
                                               ---------   -----------   --------   -----------
Net operating loss carryforward..............  $ 115,229    $     --     $583,403    $     --
Allowance for loan losses....................         --     226,707           --     226,707
FHLB stock dividends.........................         --     113,696           --      74,358
Premises and equipment.......................         --      84,310           --     103,645
Net unrealized gain on securities available
  for sale...................................         --      21,260           --       4,314
Other........................................    131,878          --      122,212          --
                                               ---------    --------     --------    --------
Gross deferred tax asset and liability.......    247,107    $445,973      705,615    $409,024
                                               ---------    --------     --------    --------
Net deferred tax asset (liability)...........  $(198,866)                $296,591
                                               =========                 ========

     At December 31, 1997, the Company had tax operating loss carryforwards of approximately $340,000. The tax loss carryforwards, if unused, expire in 2006.

     The Company also has investment tax credit carryforwards of approximately $48,000 expiring during the years 1998 through 2000.

9. RESTRICTIONS ON RETAINED EARNINGS

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1997, approximately $1,284,000 of retained earnings were available for dividend declaration without prior regulatory approval.

10. TREASURY STOCK

     Treasury stock is shown at cost and consisted of 700 shares of common stock in 1997. There was no treasury stock in 1996.

11. INCENTIVE STOCK OPTION PLAN

     The Company has a fixed employee stock-based compensation plan. Under the plan, the Company may grant options for up to 500,000 shares of common stock. The exercise price must be at least equal to the fair market value of the shares at the date of grant. The maximum term of the options is 10 years, and they vest at a rate of 20% per year.

     As of December 31, 1997, 138,000 options were outstanding, all of which are exercisable at an exercise price of $3.00 per share. In 1997 and 1996, no options were granted or exercised. During the year ended December 31, 1996, 2,000 options were canceled.

12. RELATED PARTY TRANSACTIONS

     Total loans to officers, directors and entities in which officers and directors are affiliated, amounted to approximately $1,600,000 and $1,620,000 at December 31, 1997 and 1996, respectively. During 1997, new loans to such related parties amounted to approximately $1,550,000 and repayments amounted to approximately $1,570,000.

                         T B & T, INC. AND SUBSIDIARIES

     During 1997 and 1996, the Bank purchased first lien single family residential mortgage loans from Guardian Mortgage Company (Guardian) which is owned jointly by a director of the Company and his spouse. Guardian services these loans under a sales and servicing agreement. At December 31, 1997 and 1996, the Bank owned mortgage loans serviced by Guardian of approximately $30,700,000 and $74,200,000, respectively. At December 31, 1997 these mortgage loans were included in real estate loans. At December 31, 1996, a portion of these mortgage loans was reflected as loans held for resale with the remaining balance included in real estate loans. Interest income on purchased mortgage loans approximated $2,800,000 and $4,000,000 for the years ended December 31, 1997 and 1996, respectively. Service costs related to these loans were approximately $103,000 and $123,000 during 1997 and 1996, respectively.

     At December 31, 1997 and 1996, the Bank had extended Guardian a line-of-credit of up to $1,150,000 and $1,600,000, respectively, collateralized by first lien residential mortgage notes and marketable securities, respectively. This credit facility had $1,097,850 and $1,140,000 outstanding as of December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, Guardian had approximately $34,800,000 and $21,400,000, respectively, in demand deposits at the Bank, and approximately $11,550,000 and $8,400,000, respectively, in savings deposits at the Bank.

13. COMMITMENTS AND CONTINGENCIES

     The Bank leases facilities under two separate long-term lease agreements. One lease expires on December 31, 2002 and has a 5-year renewal option. The other lease will expire on August 31, 2005. Total rental expense for Bank facilities was approximately $235,000 and $219,000 during 1997 and 1996, respectively.

     Future minimum lease payments for the above leases are as follows:

YEAR ENDING
DECEMBER 31,
------------
  1998......................................................  $  214,257
  1999......................................................     214,257
  2000......................................................     214,257
  2001......................................................     214,257
  2002......................................................     219,228
Thereafter..................................................     172,334
                                                              ----------
                                                              $1,248,590
                                                              ==========

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISKS

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters-of-credit, which are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the financial statements.

     In the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters-of-credit, the Bank's exposure to credit loss is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as its does for on-balance-sheet instruments. The Bank has no significant concentrations of credit risk with any individual counterparty to originate loans.

                         T B & T, INC. AND SUBSIDIARIES

     The Bank had outstanding unused commitments to extend credit of approximately $3,429,000 and $3,836,000 at December 31, 1997 and 1996,
respectively. Standby letters-of-credit as of December 31, 1997 and 1996, totaled $96,500 and $16,500, respectively.

     Since many of the loan commitments may expire without being drawn upon, the total contract amount does not necessarily represent future cash requirements. Rates on loan commitments range from 7% to 15% and expire on various dates. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on management's credit evaluation of the counterparty. Collateral held varies but may include marketable securities, real estate, equipment, accounts receivable and certificates of deposit.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Bank estimates the fair value of financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other estimation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Such techniques and assumptions, as they apply to individual categories of the Bank's financial instruments, are as follows:

          Cash and Federal funds sold: The carrying amounts for cash, due from banks, and Federal funds sold are reasonable estimates of those assets' fair value.

          Securities: Fair values for these securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices for similar securities.

          Loans: For adjustable rate loans that reprice frequently and with no significant change in credit risk, the carrying amounts are a reasonable estimate of fair value. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

          Deposit liabilities: The fair value of demand deposits, savings accounts and money market deposits are the amounts on demand at the reporting date, that is, the carrying value. Fair values for certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities.

          Letters-of-credit: The fair values of letters-of-credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.

                         T B & T, INC. AND SUBSIDIARIES

     The following table presents the Bank's financial assets, liabilities and unrecognized financial instruments at both their respective carrying amounts and fair values as of December 31, 1997 and 1996:

                                                      1997 IN (000'S)         1996 IN (000'S)
                                                   ---------------------   ---------------------
                                                   CARRYING                CARRYING
                                                    AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                   --------   ----------   --------   ----------
ASSETS
Cash and due from banks..........................  $15,187     $15,187     $ 9,858     $ 9,858
Federal funds sold...............................   38,700      38,700          --          --
Available for sale securities....................   16,388      16,388      16,305      16,305
Loans, net.......................................   46,390      48,259     $88,054      88,534
Accrued interest receivable......................      508         508         579         579
LIABILITIES
Demand deposits..................................  $44,412     $44,412     $27,565     $27,565
Interest-bearing demand deposits.................   41,650      41,650      39,957      39,957
Other time deposits..............................   22,108      22,493      20,922      20,253
Short-term borrowings............................       --          --      18,700      18,700
Accrued interest payable.........................      191         191         177         177
UNRECOGNIZED FINANCIAL INSTRUMENTS
Letters-of-credit................................  $    --     $    --     $    --     $    --

     The fair value estimate of financial instruments, for which quoted market prices are unavailable, is dependent upon the assumptions used. Consequently, those estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Accordingly, the aggregate fair value amounts presented in the above fair value table do not necessarily represent the underlying value of the Bank.

16. CONCENTRATION OF CREDIT RISK

     The Bank's loan portfolio consists of commercial and residential loans to customers primarily located in Dallas, Collin, Tarrant and Denton Counties. The majority of these loans are business, consumer or purchased residential mortgage loans, issued under government agency guidelines.

17. REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by various Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that the Bank met all capital adequacy requirements to which it was subject.

     As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective

                         T B & T, INC. AND SUBSIDIARIES
action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios, as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios as of December 31 are presented in the following table:

                                                                          TO BE WELL CAPITALIZED
                                                       FOR CAPITAL        UNDER PROMPT CORRECTIVE
                                   ACTUAL           ADEQUACY PURPOSES        ACTION PROVISIONS
                             ------------------    -------------------    -----------------------
                               AMOUNT     RATIO      AMOUNT      RATIO       AMOUNT       RATIO
                             ----------   -----    -----------   -----    ------------   --------
As of December 31, 1997:
  Total capital (to Risk
  Weighted Assets).........  $8,526,746    11.6%   $5,879,392     8.0%     $7,349,239      10.0%
  Tier I Capital (to Risk
  Weighted Assets).........   8,205,976    11.2     2,939,696     4.0       4,409,544       6.0
  Tier I Capital (to
  Average Assets)..........   8,205,976     7.0     4,712,540     4.0       5,890,675       5.0
As of December 31, 1996:
  Total capital (to Risk
  Weighted Assets).........  $7,853,009    14.6%   $4,294,931     8.0%     $5,368,664      10.0%
  Tier I Capital (to Risk
  Weighted Assets).........   7,532,239    14.0     2,147,466     4.0       3,221,198       6.0
  Tier I Capital (to
  Average Assets)..........   7,532,239     6.5     4,622,544     4.0       5,778,180       5.0

18. SUBSEQUENT EVENT

     Effective January 30, 1998, the Bank obtained approval from the State of Texas to convert its charter to that of a state chartered banking association. Management believes this will not have a significant impact on the Bank's future operations.

                         T B & T, INC. AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             JUNE 30, 1998 AND 1997

                                                                  1998          1997
                                                              ------------   -----------
                                         ASSETS
CASH AND DUE FROM BANKS.....................................  $ 12,910,140   $ 8,961,968
FEDERAL FUNDS SOLD..........................................    32,700,000    22,500,000
                                                              ------------   -----------
                                                                45,610,140    31,461,968
SECURITIES
  Available for sale........................................    11,219,443    19,846,483
LOANS
  Commercial and consumer...................................    20,892,315     8,648,390
  Real estate...............................................    25,549,920    37,157,645
                                                              ------------   -----------
                                                                46,442,235    45,086,035
  Allowance for loan losses.................................      (321,086)     (320,770)
                                                              ------------   -----------
          Net loans.........................................    46,121,149    45,485,265
BANK PREMISES AND EQUIPMENT, net............................       496,980       608,611
ACCRUED INTEREST RECEIVABLE.................................       457,619       551,761
OTHER REAL ESTATE OWNED.....................................             3             3
DEFERRED TAX ASSET..........................................            --        60,251
OTHER ASSETS................................................        82,815       119,761
                                                              ------------   -----------
                                                              $103,988,149   $98,134,103
                                                              ============   ===========
                          LIABILITIES AND SHAREHOLDERS' EQUITY
DEMAND DEPOSITS.............................................  $ 34,789,109   $26,233,882
INTEREST-BEARING DEMAND DEPOSITS............................    22,175,781    24,238,236
SAVINGS DEPOSITS............................................    14,405,771    17,633,261
TIME DEPOSITS, $100,000 and over............................     7,438,710     5,275,022
TIME DEPOSITS, other........................................    15,256,135    15,858,309
                                                              ------------   -----------
                                                                94,065,506    89,238,710
ACCRUED INTEREST PAYABLE....................................       193,120       177,804
DEFERRED TAX LIABILITY......................................       199,394            --
OTHER LIABILITIES...........................................       856,648       529,199
                                                              ------------   -----------
          Total liabilities.................................    95,314,668    89,945,713
SHAREHOLDERS' EQUITY
  Common stock; $1 par value, 10,000,000 shares authorized,
     1,850,000 shares issued and outstanding................     1,850,000     1,850,000
  Paid-in capital...........................................     5,237,597     5,237,597
  Retained earnings (since June 30, 1995)...................     1,575,794     1,099,708
  Unrealized gain on securities available for sale, net of
     tax....................................................        14,840         1,085
                                                              ------------   -----------
                                                                 8,678,231     8,188,390
  Less treasury stock.......................................        (4,750)           --
                                                              ------------   -----------
          Total shareholders' equity........................     8,673,481     8,188,390
                                                              ------------   -----------
                                                              $103,988,149   $98,134,103
                                                              ============   ===========

                         T B & T, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                                 1998         1997
                                                              ----------   ----------
INTEREST INCOME
  Loans.....................................................  $1,910,541   $2,364,705
  Securities................................................     431,847      509,498
  Federal funds sold........................................     760,358      271,737
                                                              ----------   ----------
                                                               3,102,746    3,145,940
INTEREST EXPENSE
  Deposits..................................................   1,461,534    1,411,322
  Short-term borrowings.....................................          --      137,215
                                                              ----------   ----------
                                                               1,461,534    1,548,537
                                                              ----------   ----------
          Net interest income...............................   1,641,212    1,597,403
NON-INTEREST INCOME
  Service charges...........................................      62,639       54,191
  Other income..............................................      50,482       48,917
                                                              ----------   ----------
                                                                 113,121      103,108
NON-INTEREST EXPENSE
  Salaries and employee benefits............................     564,298      466,836
  Occupancy and equipment expense...........................     227,300      230,950
  Other operating expense...................................     317,547      294,919
                                                              ----------   ----------
                                                               1,109,145      992,705
                                                              ----------   ----------
INCOME BEFORE INCOME TAX....................................     645,188      707,806
INCOME TAX EXPENSE..........................................     219,007      240,654
                                                              ----------   ----------
NET INCOME..................................................  $  426,181   $  467,152
                                                              ==========   ==========

                         T B & T, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                                  1998           1997
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $    426,181   $    467,152
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Amortization of premiums and accretion of discounts on
      securities, net.......................................        56,639         59,337
     Depreciation and amortization..........................        71,035         73,198
     Provision for possible loan losses.....................           316             --
     FHLB stock dividends...................................       (35,982)       (56,013)
     Proceeds from sales of loans held for resale...........            --    113,266,420
     Purchases of loans held for resale.....................            --    (74,957,891)
     Deferred income taxes..................................           528        236,340
     Changes in assets and liabilities:
       Decrease in accrued interest receivable..............        50,502         26,776
       Increase in other assets.............................        (3,333)       (24,282)
       Increase in accrued interest payable.................         1,842            805
       Increase in federal income tax payable...............         8,218             --
       Increase in other liabilities........................        54,000        (95,719)
                                                              ------------   ------------
          Net cash provided by operating activities.........       629,946     38,996,127
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities available for sale.................            --     (3,552,570)
  Proceeds from the maturity of securities available for
     sale...................................................     5,121,488             --
  Net decrease in loans.....................................       268,403      4,260,082
  Purchase of bank premises and equipment...................        (7,311)        (8,351)
                                                              ------------   ------------
          Net cash provided by investing activities.........     5,382,580        699,161
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand and savings deposit
     accounts...............................................   (14,690,903)       582,814
  Net increase in time deposits.............................       587,335        211,139
  Dividends paid............................................      (184,905)      (185,000)
  Purchase of treasury stock................................        (1,250)            --
  Net decrease in short-term borrowings.....................            --    (18,700,000)
                                                              ------------   ------------
          Net cash used in financing activities.............   (14,289,723)   (18,091,047)
                                                              ------------   ------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS..........................................  $  8,277,197   $(21,604,241)
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD.................................................    53,887,337      9,857,727
                                                              ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 45,610,140   $ 31,461,968
                                                              ============   ============

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         THE COLONIAL BANCGROUP, INC.,

                                      AND

                                 T B & T, INC.

                                  DATED AS OF

                                 AUGUST 6, 1998

                               TABLE OF CONTENTS

CAPTION                                                                         PAGE
-------                                                                         ----
ARTICLE 1 -- NAME
           1.1    Name........................................................   A-1

ARTICLE 2 -- MERGER -- TERMS AND CONDITIONS
           2.1    Applicable Law..............................................   A-1
           2.2    Corporate Existence.........................................   A-1
           2.3    Articles of Incorporation and Bylaws........................   A-2
           2.4    Resulting Corporation's Officers and Board..................   A-2
           2.5    Stockholder Approval........................................   A-2
           2.6    Further Acts................................................   A-2
           2.7    Effective Date and Closing..................................   A-2
           2.8    Subsidiary Bank Merger......................................   A-2

ARTICLE 3 -- CONVERSION OF ACQUIRED CORPORATION STOCK
           3.1    Conversion of Acquired Corporation Stock....................   A-3
           3.2    Surrender of Acquired Corporation Stock.....................   A-4
           3.3    Fractional Shares...........................................   A-4
           3.4    Adjustments.................................................   A-4
           3.5    BancGroup Stock.............................................   A-4
           3.6    Dissenting Rights...........................................   A-4

ARTICLE 4 -- REPRESENTATIONS, WARRANTIES AND
                 COVENANTS OF BANCGROUP
           4.1    Organization................................................   A-5
           4.2    Capital Stock...............................................   A-5
           4.3    Financial Statements; Taxes.................................   A-5
           4.4    No Conflict with Other Instrument...........................   A-6
           4.5    Absence of Material Adverse Change..........................   A-6
           4.6    Approval of Agreement.......................................   A-6
           4.7    Tax Treatment...............................................   A-6
           4.8    Title and Related Matters...................................   A-6
           4.9    Subsidiaries................................................   A-6
           4.10   Contracts...................................................   A-7
           4.11   Litigation..................................................   A-7
           4.12   Compliance..................................................   A-7
           4.13   Registration Statement......................................   A-7
           4.14   SEC Filings.................................................   A-7
           4.15   Form S-4....................................................   A-8
           4.16   Brokers.....................................................   A-8
           4.17   Government Authorization....................................   A-8
           4.18   Absence of Regulatory Communications........................   A-8
           4.19   Disclosure..................................................   A-8
           4.20   Computer Hardware and Software..............................   A-8

ARTICLE 5 -- REPRESENTATIONS, WARRANTIES AND
                 COVENANTS OF ACQUIRED CORPORATION
           5.1    Organization................................................   A-8
           5.2    Capital Stock...............................................   A-8

CAPTION                                                                         PAGE
-------                                                                         ----
           5.3    Subsidiaries................................................   A-8
           5.4    Financial Statements; Taxes.................................   A-9
           5.5    Absence of Certain Changes or Events........................  A-10
           5.6    Title and Related Matters...................................  A-11
           5.7    Commitments.................................................  A-11
           5.8    Charter and Bylaws..........................................  A-12
           5.9    Litigation..................................................  A-12
           5.10   Material Contract Defaults..................................  A-12
           5.11   No Conflict with Other Instrument...........................  A-12
           5.12   Governmental Authorization..................................  A-12
           5.13   Absence of Regulatory Communications........................  A-12
           5.14   Absence of Material Adverse Change..........................  A-12
           5.15   Insurance...................................................  A-12
           5.16   Pension and Employee Benefit Plans..........................  A-13
           5.17   Buy-Sell Agreements.........................................  A-13
           5.18   Brokers.....................................................  A-13
           5.19   Approval of Agreements......................................  A-13
           5.20   Disclosure..................................................  A-13
           5.21   Registration Statement......................................  A-14
           5.22   Loans; Adequacy of Allowance for Loan Losses................  A-14
           5.23   Environmental Matters.......................................  A-14
           5.24   Transfer of Shares..........................................  A-14
           5.25   Collective Bargaining.......................................  A-15
           5.26   Labor Disputes..............................................  A-15
           5.27   Derivative Contracts........................................  A-15
           5.28   Non-Terminable Contracts and Severance Agreements...........  A-15

ARTICLE 6 -- ADDITIONAL COVENANTS
           6.1    Additional Covenants of BancGroup...........................  A-15
           6.2    Additional Covenants of Acquired Corporation................  A-18

ARTICLE 7 -- MUTUAL COVENANTS AND AGREEMENTS
           7.1    Best Efforts; Cooperation...................................  A-20
           7.2    Press Release...............................................  A-20
           7.3    Mutual Disclosure...........................................  A-20
           7.4    Access to Properties and Records............................  A-20
           7.5    Notice of Adverse Changes...................................  A-21

ARTICLE 8 -- CONDITIONS TO OBLIGATIONS OF ALL PARTIES
           8.1    Approval by Shareholders....................................  A-21
           8.2    Regulatory Authority Approval...............................  A-21
           8.3    Litigation..................................................  A-21
           8.4    Registration Statement......................................  A-21
           8.5    Tax Opinion.................................................  A-22

ARTICLE 9 -- CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION
           9.1    Representations, Warranties and Covenants...................  A-22
           9.2    Adverse Changes.............................................  A-22
           9.3    Closing Certificate.........................................  A-23
           9.4    Opinion of Counsel..........................................  A-23

CAPTION                                                                         PAGE
-------                                                                         ----
           9.5    NYSE Listing................................................  A-23
           9.6    Other Matters...............................................  A-23
           9.7    Material Events.............................................  A-23

ARTICLE 10 -- CONDITIONS TO OBLIGATIONS OF BANCGROUP
           10.1   Representations, Warranties and Covenants...................  A-24
           10.2   Adverse Changes.............................................  A-24
           10.3   Closing Certificate.........................................  A-24
           10.4   Opinion of Counsel..........................................  A-25
           10.5   Controlling Shareholders....................................  A-25
           10.6   Other Matters...............................................  A-25
           10.7   Dissenters..................................................  A-25
           10.8   Material Events.............................................  A-25
           10.9   Pooling of Interest.........................................  A-25

ARTICLE 11 -- TERMINATION OF REPRESENTATIONS
                  AND WARRANTIES..............................................  A-25

ARTICLE 12 -- NOTICES.........................................................  A-26

ARTICLE 13 -- AMENDMENT OR TERMINATION
           13.1   Amendment...................................................  A-26
           13.2   Termination.................................................  A-26
           13.3   Damages.....................................................  A-27

ARTICLE 14 -- DEFINITIONS.....................................................  A-27

ARTICLE 15 -- MISCELLANEOUS
           15.1   Expenses....................................................  A-31
           15.2   Benefit and Assignment......................................  A-32
           15.3   Governing Law...............................................  A-32
           15.4   Counterparts................................................  A-32
           15.5   Headings....................................................  A-32
           15.6   Severability................................................  A-32
           15.7   Construction................................................  A-32
           15.8   Return of Information.......................................  A-32
           15.9   Equitable Remedies..........................................  A-32
           15.10  Attorneys' Fees.............................................  A-32
           15.11  No Waiver...................................................  A-33
           15.12  Remedies Cumulative.........................................  A-33
           15.13  Entire Contract.............................................  A-33

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 6th day of August, 1998, by and between T B & T, INC. ("Acquired Corporation"), a Texas corporation, and THE COLONIAL BANCGROUP, INC. ("BancGroup"), a Delaware corporation.

                                   WITNESSETH

     WHEREAS, Acquired Corporation operates as a bank holding company for its indirect 100% owned subsidiary, Texas Bank & Trust (the "Bank"), with its principal office in Dallas, Texas; and

     WHEREAS, BancGroup is a bank holding company with a Subsidiary bank, Colonial Bank, operating in Alabama, Florida, Georgia, Tennessee, and Nevada; and

     WHEREAS, both BancGroup and Acquired Corporation wish to merge (the "Merger") with each other; and

     WHEREAS, BancGroup and its wholly owned subsidiary, CBG Acquisition Corp. have entered into an Agreement and Plan of Merger with FirstBank, a Texas State Bank, whereby it is anticipated that FirstBank will become a wholly owned subsidiary by September 30, 1998; and

     WHEREAS, it is the intention of BancGroup and Acquired Corporation that such Merger shall qualify for federal income tax purposes as a "reorganization" within the meaning of section 368(a) of the Code, as defined herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE 1

                                      NAME

     1.1 Name. The name of the corporation resulting from the Merger shall be "The Colonial BancGroup, Inc."

                                   ARTICLE 2

                         MERGER -- TERMS AND CONDITIONS

     2.1 Applicable Law. On the Effective Date, Acquired Corporation shall be merged with and into BancGroup (herein referred to as the "Resulting Corporation" whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the Delaware General Corporation Law (the "DGCL") and, to the extent applicable, the Texas Business Corporation Act (the "TBCA"). The offices and facilities of Acquired Corporation and of BancGroup shall become the offices and facilities of the Resulting Corporation.

     2.2 Corporate Existence. On the Effective Date, the corporate existence of Acquired Corporation and of BancGroup shall, as provided in the DGCL and the TBCA, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Corporation and BancGroup. All rights, franchises and interests of Acquired Corporation and BancGroup, respectively, in and to every type of property (real, personal and mixed) and chooses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Corporation and BancGroup, respectively, on the Effective Date. At and after the Effective Date, the Merger shall also have the effects set forth in Section 5.06 of the TBCA.

     2.3 Certificate of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the restated certificate of incorporation and bylaws of BancGroup as they exist immediately before the Effective Date.

     2.4 Resulting Corporation's Officers and Board. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of BancGroup as of the Effective Date.

     2.5 Stockholder Approval. This Agreement shall be submitted to the shareholders of Acquired Corporation at the Stockholders Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Acquired Corporation as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in section
2.7 hereof.

     2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Corporation or BancGroup, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, BancGroup and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Acquired Corporation or BancGroup, or otherwise, to take any and all such action.

     2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Certificate of Merger to be filed with the Secretary of State of the State of Delaware (such time being herein called the "Effective Date"), which shall be the date of the Closing unless the parties otherwise agree. Assuming all other conditions stated in this Agreement have been or will be satisfied as of the Closing, the Closing shall take place at the offices of BancGroup, in Montgomery, Alabama, at 5:00 p.m. on a date agreed to by Acquired Corporation and BancGroup that shall be as soon as reasonably practicable after the later to occur of (i) the Shareholder Meeting, (ii) receipt of all required regulatory approvals under Section 8.2, and satisfaction of all other conditions precedent set forth in Articles 8 and 9, which are required to be satisfied prior to Closing, or at such other place and time that the Parties may mutually agree. If these conditions are all met in the fourth quarter of 1998, then BancGroup may postpone Closing until the first full week of January 1999.

     2.8 Subsidiary Bank Merger. BancGroup and Acquired Corporation anticipate that on the Effective Date the Bank will merge with and into either Colonial Bank or a Texas state bank which may be wholly owned by BancGroup on the Effective Date ("FirstBank") ("the Bank Merger"). The exact timing and structure of the Bank Merger have not been finalized at this time, and BancGroup in its sole discretion will finalize such timing and structure at a later date, including whether the Bank shall be merged into Colonial Bank or alternatively FirstBank ("Resulting Bank"). Acquired Corporation, as sole shareholder of TB& T Holdings, Inc., which is the sole shareholder of Bank, will cause all necessary steps be taken to consummate the Bank Merger, including the calling of any special meetings of the board of directors or shareholders of the Bank, voting its shares of stock of the Bank in favor of the Bank Merger and the filing of any regulatory applications.

                                   ARTICLE 3

                    CONVERSION OF ACQUIRED CORPORATION STOCK

     3.1 Conversion of Acquired Corporation Stock. (a) On the Effective Date, and subject to Section 3.3, each share of common stock of Acquired Corporation outstanding and held of record by Acquired Corporation's shareholders, other than shares held by any Acquired Corporation Company or BancGroup other than in a fiduciary capacity (the "Acquired Corporation Stock"), shall be converted by operation of law and without any action by any holder thereof into .3203 shares (.6406 shares after giving effect to the Stock Split as defined in Article 14 hereof) of BancGroup Common Stock (the "Merger Consideration").

     (b) (i) On the Effective Date, and subject to section 3.1(c) below, BancGroup shall assume all Acquired Corporation Options outstanding in accordance with the terms of the Acquired Corporation Stock Option plan pursuant to when it was issued and the stock option agreement by which it is evidenced, and each such option shall cease to represent a right to acquire Acquired Corporation common stock and shall, instead, represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Acquired Corporation Options except as specified below in this section. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Acquired Corporation common stock subject to such Acquired Corporation Options multiplied by the Exchange Ratio, provided that no fractions of shares of BancGroup Common Stock shall be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Acquired Corporation Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or by paying for such fraction in cash, based upon the Market Value. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Acquired Corporation common stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. It is intended that the assumption by BancGroup of the Acquired Corporation Options shall be undertaken in a manner that will not constitute a "modification", "extension", or "renewal" as defined in Section 424 of the Internal Revenue Code of 1986, as amended (the "Code") as to any stock option which is an "incentive stock option." Schedule
3.1 hereto sets forth the names of all persons holding Acquired Corporation Options, the number of shares of Acquired Corporation common stock subject to such options, the exercise price and the expiration date of such options. As soon as reasonably practicable after the Effective Date, BancGroup shall deliver to each shareholder an appropriate notice setting forth such person's rights and the number of shares and the exercise price thereof of BancGroup common stock applicable to such option. Schedule 3.1 also contains complete and accurate copies of all Acquired Corporation's Stock Option Plans and forms of Stock Option Agreements used, and the most recent prospectus sent to stock option holders, if applicable.

     (ii) Prior to Effective Date, BancGroup shall file at its expense a registration statement with the SEC on Form S-8 or such other appropriate form (including the Form S-4 to be filed in connection with the Merger) with respect to the shares of BancGroup Common Stock to be issued pursuant to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. Such shares shall also be registered or qualified for sale under the securities laws of any state in which registration or qualification is necessary.

     (c) In lieu of the conversion specified in paragraph (b)(i) of Section 3, no later than five days prior to the Effective Date, each holder of outstanding Acquired Corporation Options should provide written notice to Acquired Corporation (in form and substance reasonably satisfactory to BancGroup) that he or she wishes to exchange his or her Acquired Corporation Options, as of the Effective Date, and, to receive an amount of BancGroup Common Stock in exchange therefor determined by calculating the difference between (i) the number obtained by multiplying the number of shares of Acquired Corporation Common Stock issuable pursuant to his or her Acquired Corporation Options times the Exchange Ratio times "Market Value" and (ii) the number obtained by multiplying the number of shares of Acquired Corporation Common Stock issuable pursuant to his or her Acquired Corporation Options, times exercise price per share (as determined pursuant to the applicable stock option plan of the Acquired Corporation). The dollar amount so determined shall then be divided by "Market Value" to determine the number of shares of BancGroup Common Stock to be received. In the event that the exercise prices of all Acquired Corporation Options is not the same, the above calculation shall be made for each series of options and the number of shares of BancGroup Common Stock issued shall be totaled to obtain the aggregate number of shares to be received by that individual. No fractions of shares shall be issued and fractions shall be paid in cash at the market value.

     3.2 Surrender of Acquired Corporation Stock. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Corporation Stock who is entitled to receive BancGroup Common Stock shall be entitled, upon surrender to BancGroup, or an exchange agent appointed by BancGroup, of their certificate or certificates representing shares of Acquired Corporation Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as BancGroup may reasonably require and, if BancGroup reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as BancGroup may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of BancGroup Common Stock into and for which the shares of Acquired Corporation Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Such holder shall receive cash for fractional shares. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Corporation Stock and which is to be converted into BancGroup Common Stock shall for all purposes evidence ownership of the BancGroup Common Stock into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such BancGroup Common Stock shall be made until the certificates previously representing shares of Acquired Corporation Stock shall have been properly tendered, but upon surrender such dividends and distributions shall be paid. Within a reasonable time after the Effective Date, the Exchange Agent shall send a notice and transmittal form to each Acquired Corporation shareholder advising as to the effectiveness of the Merger and the procedure for exchange of stock certificates.

     3.3 Fractional Shares. No fractional shares of BancGroup Common Stock shall be issued, and each holder of shares of Acquired Corporation Stock having a fractional interest arising upon the conversion of such shares into shares of BancGroup Common Stock shall, at the time of surrender of the certificates previously representing Acquired Corporation Stock, be paid by BancGroup an amount in cash equal to the Market Value of such fractional share.

     3.4 Adjustments. In the event that prior to the Effective Date BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, or changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock (or such other company the shares of BancGroup Common Stock shall have been changed or exchanged for) into which the Acquired Corporation Stock shall be converted.

     3.5 BancGroup Stock. The shares of Common Stock of BancGroup issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.

     3.6 Dissenting Rights. Any shareholder of Acquired Corporation who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the TBCA, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Acquired Corporation Stock. If after the Effective Date a dissenting shareholder of Acquired Corporation fails to perfect, or effectively withdraws or loses his right to appraisal and payment for his shares of Acquired Corporation Stock, BancGroup shall issue and deliver the consideration to which such holder of shares of Acquired Corporation Stock is entitled under Section 3.1 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Acquired Corporation Stock held by him or her.

                                   ARTICLE 4

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

     BancGroup represents, warrants and covenants to and with Acquired Corporation as follows:

     4.1 Organization. BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.

     4.2 Capital Stock. (a) The authorized capital stock of BancGroup consists of (A) 200,000,000 shares of Common Stock, $2.50 par value per share, of which as of June 30, 1998, 49,116,133 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (not counting additional shares subject to issue pursuant to stock option and other plans and convertible debentures), and (B) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of BancGroup Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Corporation. The common stock of BancGroup is not subject to preemptive rights.

     (b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancGroup.

     4.3 Financial Statements; Taxes. (a) BancGroup has delivered to Acquired Corporation copies of the following financial statements of BancGroup:

          (i) Consolidated balance sheets as of December 31, 1996, December 31, 1997, and March 31, 1998;

          (ii) Consolidated statements of operations for each of the three years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1998;

          (iii) Consolidated statements of cash flows for each of the three years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1998;

          (iv) Consolidated statements of changes in shareholders' equity for the three years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1998.

All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, shareholders' equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancGroup for the three months ended March 31, 1998, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) All Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

     4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

     4.5 Absence of Material Adverse Change. Since the date of the most recent balance sheet provided under section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

     4.6 Approval of Agreement. The board of directors of BancGroup has, or will have prior to the Effective Date, approved this Agreement and the transactions contemplated by it and has, or will have prior to the Effective Date, authorized the execution and delivery by BancGroup of this Agreement. This Agreement constitutes the legal, valid and binding obligation of BancGroup, enforceable against it in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable Law. Subject to the matters referred to in section 8.2, BancGroup has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

     4.7 Tax Treatment. BancGroup has no present plan to sell or otherwise dispose of any of the Assets of Acquired Corporation, subsequent to the Merger, and BancGroup intends to continue the historic business of Acquired Corporation.

     4.8 Title and Related Matters. BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, that are material to the business of BancGroup, reflected in the most recent balance sheet referred to in section 4.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

     4.9 Subsidiaries. Each Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Subsidiaries considered as one enterprise; each of the banking Subsidiaries of BancGroup has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the

Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted to subsidiaries of registered bank holding companies.

     4.10 Contracts. Neither BancGroup nor any of its Subsidiaries is in violation of its respective certificate of incorporation or bylaws or in Default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound.

     4.11 Litigation. Except as disclosed in BancGroup's SEC filings or reserved for in BancGroup's financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which is likely to have any Material Adverse Effect or prospective Material Adverse Effect, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented.

     4.12 Compliance. BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses.

     4.13 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders' Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Acquired Corporation or any of its representatives expressly for use in the Proxy Statement or information included in the Proxy Statement regarding the business of Acquired Corporation, its operations, Assets and capital.

     4.14 SEC Filings. (a) BancGroup has heretofore delivered to Acquired Corporation copies of BancGroup's: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) 1997 Annual Report to Shareholders; (iii) the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998; and
(iv) any reports on Form 8-K, filed by BancGroup with the SEC since December 31, 1997. Since December 31, 1997, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act and the 1934 Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The documents incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Stockholders Meeting.

     4.15 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement.

     4.16 Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Acquired Corporation and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fees, brokerage commissions or other like payments.

     4.17 Government Authorization. BancGroup and its Subsidiaries have all Permits that, to the Knowledge of BancGroup and its Subsidiaries, are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

     4.18 Absence of Regulatory Communications. Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

     4.19 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Corporation by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

     4.20 Computer Hardware and Software. BancGroup has formulated and begun execution of a plan that complies with FFIEC Year 2000 compliance guidelines as promulgated by the principal regulatory agencies of BancGroup and Colonial Bank. To date, BancGroup and Colonial Bank have met all regulatory deadlines and are executing the plan.

                                   ARTICLE 5

       REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED CORPORATION

     Acquired Corporation represents, warrants and covenants to and with BancGroup, as follows:

     5.1 Organization. Acquired Corporation is a Texas corporation, and the Bank is a Texas chartered bank. Acquired Corporation wholly owns T B & T Holdings, Inc. ("Holdings"), a Delaware corporation, and Holdings is the sole shareholder of the Bank. Each Acquired Corporation Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

     5.2 Capital Stock. As of the date of this Agreement, the authorized capital stock of Acquired Corporation consisted of 10,000,000 shares of common stock, $1.00 par value, 1,850,000 shares of which are issued and 1,849,050 shares of which are outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Acquired Corporation has 138,000 shares of its common stock subject to exercise pursuant to stock options under its stock option plans. Except for the foregoing and the Stock Option Agreement, Acquired Corporation does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

     5.3 Subsidiaries. Except for Holdings, Acquired Corporation has no direct Subsidiaries. Holdings owns all of the issued and outstanding shares of the Bank, and there are no Subsidiaries of the Bank. Acquired Corporation owns all of the issued and outstanding capital stock of the Bank free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of the Subsidiaries have been validly issued and are fully paid and non-assessable. As of the date of this Agreement, there were 750,000 shares of the common stock, $5.00 par value, authorized by the Bank, and 690,000 of which are issued and outstanding. The Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. As of the date of this Agreement, there were 1,000 shares of the common stock, $1.00 par value, authorized by Holdings, and 1,000 of which are issued and outstanding. Holdings has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

     5.4 Financial Statements; Taxes (a) Acquired Corporation has delivered to BancGroup copies of the following financial statements of Acquired Corporation:

          (i) Consolidated balance sheet as of December 31, 1996, and December 31, 1997;

          (ii) Consolidated statements of income for each of the three years ended December 31, 1995, 1996 and 1997;

          (iii) Consolidated statements of shareholders' equity for each of the three years ended December 31, 1995, 1996, and 1997; and

          (iv) An unconsolidated balance sheet, statement of income, and statement of shareholders' equity as of and for the six-month period ended June 30, 1998.

     All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Corporation and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Acquired Corporation. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Acquired Corporation did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, shareholders' equity and cash flows present fairly the results of operation, changes in shareholders equity and cash flows of Acquired Corporation for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of Acquired Corporation for the six months ended June 30, 1998, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) Except as set forth on Schedule 5.4(b), all Tax returns required to be filed by or on behalf of Acquired Corporation have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Acquired Corporation, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Corporation accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Corporation may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Corporation, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Corporation. Acquired Corporation has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) Each Acquired Corporation Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired Corporation Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

     5.5 Absence of Certain Changes or Events. Except as set forth on Schedule 5.5, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Acquired Corporation Company has

     (a) issued, delivered or agreed to issue or deliver any stock or other corporate equity securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing Acquired Corporation Options, the stock option agreement, and shares issued as director's qualifying shares;

     (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

     (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

     (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities. In no event shall the shareholders of Acquired Corporation be entitled to both an Acquired Corporation dividend and to BancGroup's regular dividend during the quarter in which the Effective Date occurs.

     (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

     (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

     (g) suffered any Losses or waived any rights of value which in either event in the aggregate would have a Material Adverse Effect on Acquired Corporation considering its business as a whole;

     (h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination would have a Material Adverse Effect on Acquired Corporation considering its business as a whole;

     (i) except as set forth in Schedule 5.5(i) or in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

     (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

     (k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;

     (l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

     (m) other than this Agreement and the stock option agreement, entered into any material transaction other than in the ordinary course of business; or

     (n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

     Between the date hereof and the Effective Date, no Acquired Corporation Company, without the express written approval of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 5.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Corporation Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of BancGroup.

     5.6 Title and Related Matters. (a) Title. Each Acquired Corporation Company has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of such Acquired Corporation Company, reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Corporation, the material structures and equipment of each Acquired Corporation Company comply in all material respects with the requirements of all applicable Laws.

     (b) Leases. Schedule 5.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Corporation Company, either as lessor or lessee. Complete and accurate copies of all such leases are attached to Schedule 5.6(b).

     (c) Personal Property. Schedule 5.6(c) sets forth a depreciation schedule of each Acquired Corporation Company's fixed Assets as of the latest practicable date.

     (d) (i) Computer Hardware and Software. Schedule 5.6(d) contains a listing of all agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Corporation Company. Except as set forth in Schedule 5.6(d), Acquired Corporation is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed have been attached to Schedule 5.6(d).

     (ii) Year 2000 Compliance. Except as disclosed in Schedule 5.6(d), Acquired Corporation has formulated and begun execution of a plan that complies with FFIEC Year 2000 compliance guidelines as promulgated by the principal regulatory agencies of Acquired Corporation and the Bank. To date, Acquired Corporation and the Bank have met all regulatory deadlines and are executing the plan.

     5.7 Commitments. Except as set forth in Schedule 5.7, no Acquired Corporation Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days' (or less) notice, (ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement,
(iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed have been made available to BancGroup for inspection.

     5.8 Charter and Bylaws. Schedule 5.8 contains true and correct copies of the articles of incorporation and bylaws of each Acquired Corporation Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of BancGroup.

     5.9 Litigation. Except as set out in Schedule 5.9, there is no Litigation (whether or not purportedly on behalf of Acquired Corporation) pending or, to the Knowledge of Acquired Corporation, threatened against or affecting any Acquired Corporation Company (nor does Acquired Corporation have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Acquired Corporation, and no Acquired Corporation Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Acquired Corporation. Except as set out in Schedule 5.9, to the Knowledge of Acquired Corporation, each Acquired Corporation Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Acquired Corporation.

     5.10 Material Contract Defaults. Except as disclosed on Schedule 5.10, no Acquired Corporation Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Acquired Corporation, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     5.11 No Conflict with Other Instrument. Except as disclosed in Schedule 5.11, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Acquired Corporation Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Corporation Company.

     5.12 Governmental Authorization. Each Acquired Corporation Company has all Permits that, to the Knowledge of Acquired Corporation, are or will be legally required to enable any Acquired Corporation Company to conduct its business in all material respects as now conducted by each Acquired Corporation Company.

     5.13 Absence of Regulatory Communications. Except as disclosed in Schedule 5.13, no Acquired Corporation Company is subject to, nor has any Acquired Corporation Company received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

     5.14 Absence of Material Adverse Change. Except as disclosed in Schedule 5.14, to the Knowledge of Acquired Corporation, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Corporation Company.

     5.15 Insurance. Each Acquired Corporation Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Corporation reasonably believes to be adequate for the type of business conducted by such company. No Acquired Corporation Company is liable for any material retroactive premium adjustment. All insurance policies and

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bonds are valid, enforceable and in full force and effect, and no Acquired
Corporation Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no Acquired Corporation Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Corporation Company at all times from the date hereof to the Effective Date.

     5.16 Pension and Employee Benefit Plans. (a) To the Knowledge of Acquired Corporation, all employee benefit plans of each Acquired Corporation Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Schedule 5.16, no Acquired Corporation Company sponsors or otherwise maintains a "pension plan" within the meaning of section 3(2) of ERISA or any other retirement plan that is intended to qualify under section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Acquired Corporation, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Acquired Corporation Company.

     (b) To the Knowledge of Acquired Corporation, no amounts payable to any employee of any Acquired Corporation Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

     5.17 Buy-Sell Agreements. To the Knowledge of Acquired Corporation, there are no agreements among any shareholder of any Acquired Corporation Company granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Corporation Company, any similar agreement or any voting agreement or voting trust in respect of any such shares.

     5.18 Brokers. Except with respect to payment of fees for issuance of a fairness opinion, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Corporation directly with BancGroup and without the intervention of any other person, either as a result of any act of Acquired Corporation, or otherwise, in such manner as to give rise to any valid claim against Acquired Corporation for a finder's fee, brokerage commission or other like payment. However, Acquired Corporation will pay fees to a financial advisor for the issuance of a fairness opinion as described on Schedule 5.18.

     5.19 Approval of Agreements. The board of directors of Acquired Corporation has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Corporation of this Agreement. Subject to the matters referred to in section 8.2, Acquired Corporation has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Corporation in accordance with this Agreement, Acquired Corporation shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

     5.20 Disclosure. (a) No representation or warranty, nor any statement or certificate furnished or to be furnished to BancGroup by Acquired Corporation, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

     (b) On or before the date hereof the Acquired Corporation has delivered to BancGroup its Disclosure Schedules setting forth, among other things, exceptions to any and all of its representations and warranties in Article 5. While Acquired Corporation has used its best efforts to identify in the Disclosure Schedule the particular representation or warranty to which each such disclosure or exception relates, each such disclosure or exception shall be deemed disclosed for purposes of all representations and warranties in Article 5 and the Disclosure Schedule. The mere inclusion of an exception in the Disclosure Schedule shall not be deemed an admission by Acquired Corporation that such exception represents a material fact, event, or circumstance.

     5.21 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of Acquired Corporation, its Assets, properties, operations, and capital stock or to information furnished in writing by Acquired Corporation or its representatives expressly for inclusion in the Proxy Statement.

     5.22 Loans; Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on the most recent financial statements furnished by Acquired Corporation have been calculated in accordance with prudent and customary banking practices and are adequate in all material respects to reflect all known and reasonably anticipated risk inherent in the loans of Acquired Corporation to the Knowledge of Acquired Corporation. Acquired Corporation has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. Each loan reflected as an Asset on the financial statements of Acquired Corporation is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles and complies with all Laws to which it is subject. Acquired Corporation does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22, Acquired Corporation has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

     5.23 Environmental Matters. Except as provided in Schedule 5.23, to the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the "Environmental Laws"), and Acquired Corporation has no Knowledge that any Acquired Corporation Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company. To the Knowledge of Acquired Corporation, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Acquired Corporation, with respect to Assets of any Acquired Corporation Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (iii) there are no underground storage tanks on any premises now or previously owned or leased by any Acquired Corporation Company. Acquired Corporation has no Knowledge of any facts which might suggest that any Acquired Corporation Company has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject any Acquired Corporation Company to any Liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990) or any similar principles. Moreover, to the Knowledge of Acquired Corporation, no Acquired Corporation Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained. Acquired Corporation has not inquired of its residential loan customers with regard to environmental liabilities affecting those customers' home sites.

     5.24 Transfer of Shares. Acquired Corporation has no Knowledge of any plan or intention on the part of any affiliate of Acquired Corporation to sell or otherwise dispose of any of Acquired Corporation Common Stock, or the BancGroup Common Stock to be received by them in the Merger, that could cause the Merger

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

to fail to qualify for the pooling of interests method of accounting under generally accepted accounting principles.

     5.25 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Corporation Company and any union or labor organization covering any Acquired Corporation Company's employees and none of said employees are represented by any union or labor organization.

     5.26 Labor Disputes. To the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Corporation Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Corporation, no unfair labor practice complaint against any Acquired Corporation Company is pending before the National Labor Relations Board. Relations between management of each Acquired Corporation Company and the employees are amicable and there have not been, nor to the Knowledge of Acquired Corporation, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Corporation, are there plans for any such attempts.

     5.27 Derivative Contracts. Except for the Stock Option Agreements, no Acquired Corporation Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Acquired Corporation's financial statements delivered under section
5.4 hereof which is a financial derivative contract (including various combinations thereof).

     5.28 Non-Terminable Contracts or Severance Agreements.  Except as listed in
Schedule 5.28, no Acquired Corporation Company is a party to or has agreed to enter into an employment or vendor contract that is not terminable without penalty within 90 days or contains an extraordinary buyout. With the exception of certain agreements otherwise referenced in this Agreement, no Acquired Corporation Company is a party to or has agreed to enter into any employment agreement, non-competition agreement, salary continuation plan or severance agreement or similar arrangement with any Acquired Corporation Company employee. Complete and accurate copies to all contracts or agreements listed in Schedule
5.28 are attached thereto.

                                   ARTICLE 6

                              ADDITIONAL COVENANTS

     6.1 Additional Covenants of BancGroup. BancGroup covenants to and with Acquired Corporation as follows:

          (a) Registration Statement and Other Filings. As soon as reasonably practicable after the execution of this Agreement, BancGroup shall prepare, with the assistance of Acquired Corporation, and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, which filing shall include the prospectus and proxy statement for the Shareholders Meeting, in form reasonably satisfactory to Acquired Corporation and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement and the matters to be considered at the Shareholders Meeting. BancGroup shall, as soon as practicable, prepare, with the assistance of Acquired Corporation, all necessary filings with any Federal or State banking Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement and shall use its reasonable efforts to secure all such approvals as soon as practicable, and shall also use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under other applicable securities Laws in connection with the issuance of the shares of BancGroup Common Stock upon consummation of the Merger. A first draft of all filings with any Federal or State agencies shall be furnished a reasonable time in advance to Acquired Corporation and its counsel, unless otherwise agreed by counsel for Acquired Corporation. BancGroup shall provide Acquired Corporation with any correspondence with any Agency (including the SEC) relating to this transaction.
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

          (b) Blue Sky Permits. BancGroup shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or "blue sky" Permits and approvals required to carry out the transactions contemplated by this Agreement.

          (c) Financial Statements.  BancGroup shall furnish to Acquired
     Corporation:

             (i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

             (iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

             (iv) With reasonable promptness, such additional financial data as Acquired Corporation may reasonably request.

          (d) No Control of Acquired Corporation by BancGroup. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Corporation shall continue to reside solely in Acquired Corporation's officers and board of directors.

          (e) Listing. Prior to the Effective Date, BancGroup shall use its reasonable efforts to list the shares of BancGroup Common Stock to be issued in the Merger on the NYSE or other quotations system on which such shares are primarily traded.

          (f) Employee Benefit Matters. On the Effective Date, all employees of any Acquired Corporation Company shall, at BancGroup's option, either become employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of this Agreement. All employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank to the same extent as Colonial Bank employees, except as stated otherwise in this section. Employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of Colonial Bank as employees of Colonial Bank, and the time of employment of such employees who are employed at least 30 hours per week with any Acquired Corporation Company as of the Effective Date shall be counted as employment under such dental and medical plans of Colonial Bank for purposes of calculating any 30 day waiting period and pre-existing condition limitations. To the extent permitted by applicable Law, the period of service with the appropriate Acquired Corporation Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized only for vesting and eligibility purposes under Colonial Bank's benefit plans. In addition, if the Effective Date falls within an annual period of coverage under the medical plan of the Resulting Corporation and its Subsidiaries, each such Acquired Corporation Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Corporation Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the Resulting Corporation and its Subsidiaries.

          (g) Indemnification. (i) Subject to the conditions set forth in the succeeding paragraph, for a period of six (6) years after the Effective Date, BancGroup shall, and shall cause Resulting Bank to, indemnify, defend, and hold harmless (including advancement of expenses consistent with Texas Law) each director and officer of each Acquired Corporation Company (each being an "Indemnified Party") against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Date (including without limitation the transactions contemplated by this Agreement) to the extent authorized under the articles of incorporation and bylaws of the applicable Acquired Corporation Company and Texas Law.

          (ii) Any Indemnified Party wishing to claim indemnification under this subsection (g), upon learning of any such liability or Litigation, shall promptly notify BancGroup thereof. In the event of any such Litigation (whether arising before or after the Effective Date) (i) BancGroup or Resulting Bank shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, BancGroup shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancGroup or Resulting Bank elects not to assume such defense, or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup or Resulting Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that BancGroup shall be obligated pursuant to this subsection to pay for only one firm or counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) BancGroup shall not be liable for any settlement effected without its prior consent; and provided further that BancGroup and Resulting Bank shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (iii) In consideration of and as a condition precedent to the effectiveness of the indemnification obligations provided by BancGroup in this section to a director or officer of any Acquired Corporation Company, such director or officer of the Acquired Corporation Company shall have delivered to BancGroup on or prior to the Effective Date a letter in form reasonably satisfactory to BancGroup concerning claims such directors or officers may have against Acquired Corporation Company. In the letter, the directors or officers shall (i) acknowledge the assumption by BancGroup as of the Effective Date of all Liability (to the extent Acquired Corporation Company is so liable) for claims for indemnification arising under Section 6.1(g) hereof; (ii) affirm that they do not have nor are they aware of any claims they might have (other than those referred to in the following clause (iii)) against Acquired Corporation Company; (iii) identify any claims or any facts or circumstances of which they are aware that could give rise to a claim for indemnification under section 6.1(g)(i) hereof; and (iv) release as of the Effective Date any and all claims that they may have against any Acquired Corporation Company other than (A) those referred to in the foregoing clause (iii) and disclosed in the letter of the director or officer, (B) claims by third parties which have not yet been asserted against such director or officer (other than claims arising from facts and circumstances of which such director or officer is aware but which are not disclosed in such director or executive officer's letter),
     (C) claims by third parties arising from any transaction contemplated by this Agreement or disclosed in any schedule to this Agreement, and (D) claims by third parties arising in the ordinary course of business of any Acquired Corporation Company after the date of the letter.

          (iv) Acquired Company hereby represents and warrants to BancGroup that it has no knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by BancGroup to provide the indemnification required by this Section 6.1(g) other than as disclosed in the letters of the directors and executive officers referred to in Section 6.1(g)(iii) hereof or described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

          (v) The obligations of BancGroup under this Section 6.1(g) are intended to be enforceable against BancGroup directly by the Indemnified Parties and shall be binding on all respective successors and assigns of BancGroup.

     6.2 Additional Covenants of Acquired Corporation. Acquired Corporation covenants to and with BancGroup as follows:

          (a) Operations. (i) Acquired Corporation will conduct its business and the business of each Acquired Corporation Company in a proper and prudent manner and will use its best efforts to maintain its relationships with its depositors, customers and employees. No Acquired Corporation Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Corporation permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date. Acquired Corporation shall contact any person who may be required to execute an undertaking under Section 10.5 hereof to request such undertaking and shall take all such reasonable steps as are necessary to obtain such undertaking. Acquired Corporation will take no action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or
     (ii) as a tax-free reorganization within the meaning of Section 368 of the Code.

             (ii) If requested by BancGroup, Acquired Corporation shall use its best efforts to cause all officers and directors that own any stock of Acquired Corporation and all other shareholders of Acquired Corporation who own more than five percent (5%) of Acquired Corporation Stock, to execute an acknowledgment that such person has no plan, intention, or binding commitment to sell or otherwise dispose Acquired Corporation Common Stock or of the BancGroup Common Stock to be received in the Merger from the date of this Agreement to financial results concerning at least 30 days of Post-Merger combined operations have been published by BancGroup within the meaning of Section 201.01 of the SEC's codification of Financial Reporting Policies.

          (b) Stockholders Meeting; Best Efforts. Acquired Corporation will cooperate with BancGroup in the preparation of the Registration Statement (which shall include the prospectus/proxy statement for the Shareholder Meeting) and any regulatory filings and will cause the Stockholders Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement, and will use its best efforts (subject to compliance with their fiduciary duties) to bring about the transactions contemplated by this Agreement, including stockholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

          (c) Prohibited Negotiations. Except with respect to this Agreement and the transactions contemplated hereby, no Acquired Corporation Company nor any affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by an Acquired Corporation Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Acquired Corporation's Board of Directors as advised in writing by counsel to such Board of Directors, no Acquired Corporation Company or any Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and each Acquired Corporation Company shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Acquired Corporation may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised in writing by counsel to such Board of Directors. Acquired Corporation shall promptly notify BancGroup orally and in writing in the event that any Acquired Corporation Company receives any inquiry or proposal relating to any such Acquisition Proposal. Acquired Corporation shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than BancGroup conducted heretofore with respect to any of the foregoing. Acquired Corporation shall enter into the Stock Option Agreement with BancGroup dated as of the date of this Agreement.

          (d) Director Recommendation. The members of the Board of Directors of Acquired Corporation agree to publicly support the Merger subject to compliance with their fiduciary duties upon written advice of counsel.

          (e) Shareholder Voting. Acquired Corporation shall, on or before the date of execution of this Agreement, obtain and submit to BancGroup an agreement from certain of its directors, executive officers and affiliates substantially in the form set forth in Exhibit A.

          (f) Financial Statements and Monthly Status Reports. Acquired Corporation shall furnish to BancGroup:

             (i) As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period in which event the period shall be ninety (90) days) in each fiscal year, consolidated statements of operations of Acquired Corporation for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Corporation as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Corporation by independent auditors in connection with each annual, interim or special audit of the books of Acquired Corporation made by such accountants;

             (iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Acquired Corporation may file with the SEC or any other Agency;

             (iv) With reasonable promptness, such additional financial data as BancGroup may reasonably request; and

             (v) Within 10 calendar days after the end of each month (or, if the financial statements referred to in clause (d) are not then available, as soon as possible thereafter) commencing with the next calendar month following the date of this Agreement and ending at the Effective Date, a written description of (a) any non-compliance with the terms of this Agreement, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable in connection with the transactions contemplated by this Agreement; (b) the status, as of the date of the report, of all existing or threatened litigation against any Acquired Corporation Company; (c) copies of minutes of any meeting of the board of directors of any Acquired Corporation Company and any committee thereof occurring in the month for which such report is made, including all documents presented to the directors at such meetings; and
        (d) monthly financial statements, including a balance sheet and income statement.

          (g) Fiduciary Duties. Except as set out in Schedule 6.2(g), prior to the Effective Date, (i) no director or officer (each an "Executive") of any Acquired Corporation Company shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of any Acquired Corporation Company, (ii) all Executives, at all times, shall satisfy their fiduciary duties to Acquired Corporation and its Subsidiaries, and (iii) such Executives shall not (except as required in the course of his or her employment with any Acquired Corporation Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Acquired Corporation, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Corporation Company or confidential information belonging to third parties which any Acquired Corporation Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Corporation Company.

          (h) Certain Practices. At the request of BancGroup, (i) Acquired Corporation shall consult with BancGroup and advise BancGroup of all of the Bank's loan requests over $100,000 that are not single-family residential loan requests or of any other loan request outside the normal course of business, and (ii) Acquired Corporation will consult with BancGroup to coordinate various business issues on a basis mutually satisfactory to Acquired Corporation and BancGroup. Acquired Corporation and the Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.

                                   ARTICLE 7

                        MUTUAL COVENANTS AND AGREEMENTS

     7.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, BancGroup and Acquired Corporation each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party. No Acquired Corporation Company shall take any action which would cause the merger to either (i) fail to qualify as a reorganization within the meaning of Section 368 of the Code, or (ii) fail to qualify to be treated as a "pooling-of-interests" under Generally Accepted Accounting Principles. BancGroup agrees to use reasonable efforts to cause the Merger to qualify to be treated as a pooling-of-interests under Generally Accepted Accounting Principles. No Acquired Corporation Company shall take any action which would materially affect or delay receipt of the approval contemplated in
Section 8.2 herein or materially delay performance of its covenants under this Agreement.

     7.2 Press Release. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion and as advised by counsel, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

     7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-8 registration statements and similar documents.

     7.4 Access to Properties and Records. Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement and the July 21, 1998, Confidentiality

Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein.

     7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                                   ARTICLE 8

                    CONDITIONS TO OBLIGATIONS OF ALL PARTIES

     The obligations of BancGroup and Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party or Parties relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Party or Parties may waive such conditions in writing:

     8.1 Approval by Shareholders. At the Stockholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Corporation as is required by applicable Law and Acquired Corporation's articles of incorporation and bylaws.

     8.2 Regulatory Authority Approval. (a) Orders, consents, and approvals, in form and substance reasonably satisfactory to BancGroup and Acquired Corporation, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the Merger, and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of BancGroup would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (b) Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of BancGroup would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     8.3 Litigation. None of the Parties shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Merger. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

     8.4 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

     8.5 Tax Opinion. An opinion of PricewaterhouseCoopers LLP, shall have been received in form and substance reasonably satisfactory to the Acquired Corporation and BancGroup to the effect that (i) the Merger will constitute a "reorganization" within the meaning of section 368 of the Code; (ii) no gain or loss will be recognized by BancGroup or Acquired Corporation; (iii) no gain or loss will be recognized by the shareholders of Acquired Corporation who receive shares of BancGroup Common Stock except to the extent of any taxable "boot" received by such persons from BancGroup, and except to the extent of any dividends received from Acquired Corporation prior to the Effective Date; (iv) the basis of the BancGroup Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Corporation common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Corporation shareholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such shareholder in the Merger; (v) the holding period of the BancGroup Common Stock will include the holding period of the shares of Acquired Corporation common stock exchanged therefor if such shares of Acquired Corporation common stock were capital assets in the hands of the exchanging Acquired Corporation shareholder; and (vi) cash received by an Acquired Corporation shareholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Corporation common stock was a capital asset in his or her hands as of the Effective Date). BancGroup shall pay the fees of PricewaterhouseCoopers LLP incurred in preparing and issuing the above mentioned opinion.

                                   ARTICLE 9

               CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION

     The obligations of Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Corporation may waive such conditions in writing:

     9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Acquired Corporation, all representations and warranties of BancGroup contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, except to the extent that the failure to be true shall not either individually or in the aggregate have a Material Adverse Effect on BancGroup and its subsidiaries, taken as a whole, and BancGroup shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date, except to the extent that the failure to perform shall not have a Material Adverse Effect either individually or in the aggregate on BancGroup and its subsidiaries as a whole.

     9.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup which would impair the rights of Acquired Corporation or its shareholders pursuant to this Agreement.

     9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Acquired Corporation shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

          (a) the Board of Directors of BancGroup has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (c) the certificate of incorporation and bylaws of BancGroup referenced in section 4.4 hereof remain in full force and effect;

          (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 9 insofar as they relate to BancGroup have been satisfied.

          (g) BancGroup has authorized sufficient shares of its common stock for issuance to satisfy its obligations under this Agreement.

     9.4 Opinion of Counsel. Acquired Corporation shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, substantially in the form set forth in Exhibit B hereto.

     9.5 NYSE Listing. The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

     9.6 Other Matters. There shall have been furnished to such counsel for Acquired Corporation certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose. All documents required to be executed and delivered by BancGroup as provided in this Agreement shall have been so executed and delivered.

     9.7 Material Events. There shall have been no determination by the board of directors of Acquired Corporation that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

                                   ARTICLE 10

                     CONDITIONS TO OBLIGATIONS OF BANCGROUP

     The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as BancGroup may waive such conditions in writing:

     10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Acquired Corporation contained in this Agreement shall be true in all material respects on and as of the Effective Date, except to the extent that the failure to be true shall not, either individually or in the aggregate, have a Material Adverse Effect on Acquired Corporation and its subsidiaries taken as a whole, as if such representations and warranties were made on and as of the Effective Date, and Acquired Corporation shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date, except to the extent that the failure to perform shall not have a Material Adverse Effect on Acquired Corporation and its subsidiaries, either individually or in the aggregate taken as a whole.

     10.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Acquired Corporation which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Acquired Corporation which would impair BancGroup's rights pursuant to this Agreement.

     10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from Acquired Corporation executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Corporation dated as of the Closing certifying that:

          (a) the Board of Directors of Acquired Corporation has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the Merger and such resolutions have not been amended or modified and remain in full force and effect;

          (b) the shareholders of Acquired Corporation have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

          (c) each person executing this Agreement on behalf of Acquired Corporation is an officer of Acquired Corporation holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (d) the articles of incorporation and bylaws of Acquired Corporation and the Bank referenced in section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 10 insofar as they relate to Acquired Corporation have been satisfied.

     10.4 Opinion of Counsel. BancGroup shall have received the opinions of Housley, Kantarian & Bronstein, P.C., counsel to Acquired Corporation, and Peter
M. Tart, Esquire, dated as of the Closing, substantially as set forth in Exhibits C-1 and C-2 hereto.

     10.5 Controlling Shareholders. Each shareholder of Acquired Corporation who may be an "affiliate" of Acquired Corporation, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a "distribution" (within the meaning of Rule 145) of the Common Stock which he receives upon the Effective Date except in compliance with the 1933 Act and the rules and regulations of the SEC thereunder, and that such person will not sell or otherwise reduce risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Acquired Corporation recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

     10.6 Other Matters. There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Acquired Corporation and copies of such other documents as such counsel may reasonably have requested for such purpose.

     10.7 Dissenters. The number of shares as to which shareholders of Acquired Corporation have exercised dissenters rights of appraisal under section 3.6 does not exceed 10% of the outstanding shares of common stock of Acquired Corporation.

     10.8 Material Events. There shall have been no determination by the board of directors of BancGroup that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NYSE or any exchange on which BancGroup Common Stock may be traded.

     10.9 Pooling of Interest. BancGroup shall have received the written opinion of PricewaterhouseCoopers LLP, that the Merger will qualify for the pooling of interests method of accounting under generally accepted accounting principles.

                                   ARTICLE 11

                 TERMINATION OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the last sentences of Section 7.4 and 6.2(c), and Sections 7.2, 13.3, Article 11, Article 12, Article 15, any applicable definitions of Article 14 shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

                                   ARTICLE 12

                                    NOTICES

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

          (a) If to Acquired Corporation, to Charles B. Phillips, President, Texas Bank & Trust, 1999 Bryan Street, Suite 100, Dallas, Texas 75201, facsimile (214) 855-5447, and Harry K. Kantarian, Housley, Kantarian & Bronstein, P.C., 1220 19th Street NW; Suite 700, Washington, DC 20036, facsimile (202) 822-0140, or as may otherwise be specified by Acquired Corporation in writing to BancGroup.

          (b) If to BancGroup, to W. Flake Oakley, IV, One Commerce Street, Suite 803, Montgomery, Alabama, 36104, facsimile (334) 240-5069, with copies to William A. McCrary, Esquire, One Commerce Street, Suite 303, Montgomery, Alabama 36104, facsimile (334) 240-5326, and Willard H. Henson, Miller, Hamilton, Snider & Odom, L.L.C., One Commerce Street, Suite 305, Montgomery, Alabama 36104, facsimile (334) 265-4533, or as may otherwise be specified in writing by BancGroup to Acquired Corporation.

                                   ARTICLE 13

                            AMENDMENT OR TERMINATION

     13.1 Amendment. This Agreement may be amended by the mutual consent of BancGroup and Acquired Corporation before or after approval of the transactions contemplated herein by the shareholders of Acquired Corporation, provided that after any such approval by the shareholders of Acquired Corporation, no amendment shall be made that modifies in any material respect the consideration to be received by the shareholders of Acquired Corporation without the further approval of such shareholders.

     13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Corporation, as follows:

          (a) by the mutual consent of the respective boards of directors of Acquired Corporation and BancGroup;

          (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 10.1 of this Agreement in the case of BancGroup and section 9.1 of this Agreement in the case of Acquired Corporation;

          (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in
     Section 10.1 of this Agreement in the case of BancGroup, and Section 9.1 of this Agreement in the case of Acquired Corporation, or if any of the conditions to the obligations of such Party contained in this Agreement in
     Article 9 as to Acquired Corporation or Article 10 as to BancGroup shall not have been satisfied in full;

          (d) by the board of directors of either BancGroup or Acquired Corporation if all transactions contemplated by this Agreement shall not have been consummated on or prior to February 28, 1999, if
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

     the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this section 13.2(d);

          (e) without further action by either Party, upon the execution by Acquired Corporation of an agreement which is legally binding on Acquired Corporation with any third party (other than BancGroup or its Subsidiaries) with respect to an Acquisition Proposal if, in connection therewith, BancGroup will have the right to demand Acquired Corporations' performance under the Stock Option Agreement.

     13.3 Damages. In the event of termination pursuant to section 13.2, this Agreement shall become void and have no effect except as provided in Article 11, and except that Acquired Corporation and BancGroup shall be liable for damages for any wilful breach of warranty, representation, covenant or other agreement contained in this Agreement.

                                   ARTICLE 14

                                  DEFINITIONS

     The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Corporation.......  T B & T, Inc.

Acquired Corporation
Company....................  Shall mean Acquired Corporation, the Bank, any
                             Subsidiary of Acquired Corporation or the Bank, or any person or entity acquired as a Subsidiary of Acquired Corporation, or the Bank in the future and owned by Acquired Corporation or the Bank at the Effective Date.

Acquired Corporation
Options....................  Options respecting the issuance of a maximum of
                             138,000 shares of Acquired Corporation common stock pursuant to Acquired Corporation's stock option plans.

Acquired Corporation
Stock......................  Shares of common stock, $1.00 par value, of
                             Acquired Corporation.

Acquisition Proposal.......  Shall mean, with respect to a Party, any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

Agencies...................  Shall mean, collectively, the Federal Trade
                             Commission, the United States Department of
                             Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies (including those of the States of Texas and Alabama) having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement..................  Shall mean this Agreement and Plan of Merger and the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets.....................  Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

BancGroup..................  The Colonial BancGroup, Inc., a Delaware
                             corporation with its principal offices in Montgomery, Alabama.

Bank.......................  Texas Bank & Trust.

Bank Merger................  The merger of Bank into Resulting Bank, as described in Section 2.8.

Closing....................  The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the Merger in accordance with this Agreement.

Code.......................  The Internal Revenue Code of 1986, as amended.

Common Stock...............  BancGroup's Common Stock authorized and defined in the restated certificate of incorporation of BancGroup, as amended.

Confidentiality
Agreement..................  Confidentiality Agreement executed by BancGroup and
                             Acquired Corporation on or around July 21, 1998.

Consent....................  Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract...................  Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default....................  Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

DGCL.......................  The Delaware General Corporation Law.

Effective Date.............  Means the date and time at which the Merger becomes effective as defined in section 2.7 hereof.

Environmental Laws.........  Means the laws, regulations and governmental requirements referred to in section 5.23 hereof.

ERISA......................  The Employee Retirement Income Security Act of
                             1974, as amended.

Exchange Ratio.............  The ratio used to calculate the Merger
                             Consideration as set forth in section 3.1(a).

Exhibits...................  A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

FFIEC......................  The Federal Financial Institutions Examination
                             Council.

GAAP.......................  Means generally accepted accounting principles applicable to banks and bank holding companies consistently applied during the periods involved.

Guardian...................  Guardian Mortgage Company

Knowledge..................  Means the actual knowledge (or the knowledge which should have been obtained) after due investigation and inquiry of the Chairman, President, Chief Financial Officer, or any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup. In the case of Acquired Corporation it means the actual knowledge (or the knowledge which should have been obtained) after due investigation and inquiry by the Chairman, President, Chief Financial Officer, or any other Executive Officer of Acquired Corporation.

Law........................  Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Agency, or any interpretations thereof by courts and/or governmental authorities.

Liability..................  Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien.......................  Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Litigation.................  Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions con templated by this Agreement. relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

Loan Property..............  Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss.......................  Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys' fees and expenses, and consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

Market Value...............  Shall represent the per share market value of the
                             BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten (10) consecutive trading days ending on the trading day five trading days preceding the Effective Date.

material...................  For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect....  On a Party shall mean an event, change or occurrence which has a material adverse impact on
                             (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (w) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies,
                             (x) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (y) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger.....................  The merger of Acquired Corporation with BancGroup as contemplated in this Agreement.

Merger Consideration.......  The distribution of BancGroup Common Stock for each share of Acquired Corporation Stock (and cash for fractional shares) as provided in section 3.1(a) hereof.

Net Income.................  Net income in accordance with GAAP.

NYSE.......................  The New York Stock Exchange.

Order......................  Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party......................  Shall mean Acquired Corporation or BancGroup, and
                             "Parties" shall mean both Acquired Corporation and BancGroup.

Permit.....................  Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person.....................  A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement............  The proxy statement used by Acquired Corporation to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to the shareholders of Acquired Corporation.

Registration Statement.....  The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Acquired Corporation, to register the shares of BancGroup Common Stock offered to stockholders of the Bank pursuant to this Agreement, including the Proxy Statement.

Resulting Bank.............  Either Colonial Bank or FirstBank, as provided in
                             Section 2.8.

Resulting Corporation......  BancGroup, as the surviving corporation resulting from the Merger.

SEC........................  United States Securities and Exchange Commission.

Shareholders...............  Meeting The special meeting of shareholders of
                             Acquired Corporation called to approve the transactions contemplated by this Agreement.

Stock Option Agreement.....  The agreement dated as of the date hereof between
                             BancGroup and Acquired Corporation granting to BancGroup the right to acquire up to 19.9% of Acquired Corporation common stock.

Stock Split................  Shall mean that stock split declared by BancGroup on July 15, 1998, to be effective in the form of a 100% stock dividend to be distributed on August 14, 1998, to shareholders of record at the close of business on July 31, 1998.

Subsidiaries...............  Shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

TBCA.......................  Texas Business Corporation Act

Tax or Taxes...............  Means any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

1933 Act...................  The Securities Act of 1933, as amended.

1934 Act...................  The Securities Exchange Act of 1934, as amended.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1 Expenses. (a) Except as otherwise provided in this Section 15.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that BancGroup shall bear and pay the filing fees payable in connection with the Registration Statement and printing costs incurred in connection with the printing of the Registration Statement.

          (b) Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     15.2 Benefit and Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     15.3 Governing Law. Except to the extent the Laws of the State of Delaware and the State of Texas apply to the Merger, this Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama without regard to any conflict of Laws.

     15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

     15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

     15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

     15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

     15.8 Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

     15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

     15.10 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including reasonable fees, disbursements and expenses of attorneys and costs of investigation).

     15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

     15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

     15.13 Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, Acquired Corporation and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


ATTEST:                                                T B & T, INC.

              By: /s/ LINDA M. BRIDGES                              By: /s/ CHARLES B. PHILLIPS
 --------------------------------------------------     --------------------------------------------------
              Its: Assistant Secretary                      Its: President and Chief Financial Officer
(CORPORATE SEAL)

ATTEST:                                                THE COLONIAL BANCGROUP, INC.

                By: /s/ GLENDA ALLRED                               By: /s/ W. FLAKE OAKLEY, IV
 --------------------------------------------------     --------------------------------------------------
              Its: Assistant Secretary                                  W. Flake Oakley, IV
                                                               Its: Executive Vice President, Chief
                                                                 Financial Officer, and Secretary
                   (CORPORATE SEAL)

                                                                      APPENDIX B

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares or a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

             (a) listed on a national securities exchange;

             (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

             (c) held of record by not less than 2,000 holders;

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

             (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                (iii) held of record by not less than 2,000 holders;

             (b) cash in lieu of fractional shares otherwise entitled to be received; or

             (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ART. 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
     (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          3. If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date of which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking of a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13. PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                                                      APPENDIX C

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of August 6, 1998 (the "Agreement"), by and between T B & T, Inc., a Texas corporation ("Issuer"), and The Colonial BancGroup, Inc., a Delaware corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger dated as of August 6, 1998 (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into Grantee, with Grantee as the surviving corporation; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase from time to time up to 368,150 shares (as adjusted as set forth herein) (the "Option Shares"), of Common Stock, without par value ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") equal to $11.05; provided, however, that in no event shall the number of shares for which this option is exercisable exceed 19.9% of the outstanding shares of Issuer Common Stock, prior to exercise of the Option.

     3. Exercise of Option. (a) Provided that (i) Grantee shall not be in material breach of the agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Date, or (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event, (C) termination of the Merger Agreement in accordance with the terms thereof after the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee due to a material breach by Issuer in accordance with Section 13.2(b) of the Merger Agreement or a termination due to the failure to fulfill conditions set forth in Sections 8.1, 10.1, 10.3, 10.4, 10.5, 10.6,10.7, or 10.9 (but only if such failure was not due to an act of Grantee), of the Merger Agreement, or (D) eighteen (18) months after termination of the Merger Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event, provided that the termination of the Merger Agreement was due to one of the reasons listed in the parenthetical of Clause (C) above; and provided further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

     (b) As used herein, a "Purchase Event" means any of the following events:

          (i) Without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed, or publicly announced an intention to authorize, recommend, or propose, or shall have entered into any agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation, or other business combination involving Issuer, (B) the disposition, by sale, lease, exchange, or otherwise, of assets of Issuer or any of its subsidiaries representing in either case all or substantially all of the consolidated assets of Issuer, or (C) the issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 25% or more of the voting power of Issuer; or

          (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "1934 Act")) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of Issuer Common Stock.

     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

          (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the 1934 Act), or shall have filed a registration statement under the 1933 Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

          (ii) (1) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, (2) such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, (3) the Issuer's Board of Directors or any person representing such Board shall have commenced negotiations with any person other than Grantee regarding an Acquisition Transaction, or (4) Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced (or otherwise disclosed to the Issuer prior to such public announcement) that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed to Issuer an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the 1933 Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under the BHC Act, the Bank Merger Act, or the Change in Bank Control Act of 1978, or other appropriate banking agency, for approval to engage in an Acquisition Transaction.

     As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the 1934 Act.

     (d) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with Grantee in the filing of the required notice or application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods).

     4. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 11(f) hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE STOCK REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE LAW AND THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF AUGUST 6, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that: (i) the reference to restrictions arising under the 1933 Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the United States Securities and Exchange Commission ("SEC"), or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the 1933 Act; and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of a substitute certificate without such reference if the Option Shares evidenced by such certificate containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue (and at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance), upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any statutory preemptive rights of any stockholder of Issuer.

     6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

     7. Adjustment upon Changes in Capitalization, etc. (a) In the event of a change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, subject to the limitation set forth in Section 2 hereof, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a) or a sale of the Issuer Common Stock for cash at its fair market value), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, the shares of Issuer Common Stock subject to the Option, together with any shares of Issuer Common Stock previously issued pursuant hereto, equal 19.9% of the number of shares of Issuer Common Stock then issued and outstanding.

     (b) In the event that Issuer shall enter into an agreement: (I) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of the Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), the Issuer (in each case, such person being referred to as the "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with the Issuer (if other than the Issuer), (y) the Issuer in a merger in which the Issuer is the continuing or surviving person, and (z) the transferee of all or substantially all of the Issuer's assets.

          (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the highest of (x) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person after the date hereof (other than Grantee), (y) the price per share of the Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with the Issuer, or (z) the highest closing sales price per share of Issuer Common Stock quoted on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS") (or if Issuer Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee or, if there is no such information available, the value of such shares as determined by a nationally recognized investment banking firm compensated and selected by Grantee) within the six-month period immediately preceding the Agreement; provided, however, that in the event of a sale of all or substantially all of the Issuers' assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Issuer as determined by a nationally recognized investment banking firm selected by Grantee (or by a majority in interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale.

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event-higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger, or sale, provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the Issuer, the person merging into the Issuer or by any company which controls or is controlled by such merger person, as Grantee may elect, and provided further that if there is no such trading information available, the price of such shares shall be determined by a nationally recognized investment banking firm selected by Grantee.

     (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (I) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

     (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assumes in writing all the obligations of Issuer hereunder and takes all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer) (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities as defined in Rule 144 under the 1933 Act or any successor provision).

     (h) The provisions of Sections 8, 9, and 10 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer," "Option," "Purchase Price," and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price," and "Substitute Common Stock," respectively.

     8. Repurchase at the Option of Grantee. (a) Subject to the last sentence of Section 3(a), at the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 30 days immediately thereafter, Issuer shall, to the extent permitted by applicable law, repurchase from Grantee the Option and all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its right under this
Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

          (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

          (ii) The excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

          (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

     (b) If Grantee exercises its right under this Section 8, Issuer shall, to the extent permitted by applicable law, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Board of Governors of the Federal Reserve System or other regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to this Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Board of Governors of the Federal Reserve System or any other regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee. If the Board of Governors of the Federal Reserve System or other agency prohibits the repurchase in part but not in whole, then Grantee shall have the right (I) to revoke the repurchase request, or (ii) to the extent permitted by the Board of Governors of the Federal Reserve System or other agency, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Options Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to
Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Grantee shall notify Issuer of its determination under the preceding sentence within five (5) days of receipt of notice of disapproval of the repurchase.

     Notwithstanding anything herein to the contrary, all of the Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (I) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(I); (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(I), 7(b)(ii) or 7(b)(iii); or (iii) the highest closing sales per share of Issuer Common Stock quoted on the NASDAQ/NMS (or if Issuer Common Stock is not quoted on the market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (I) or
(ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of the Agreement.

     (d) As used herein, "Repurchase Event" shall occur if (I) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the 1934
Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right the acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(I), 7(b)(ii), or 7(b)(iii) shall be consummated.

     (e) In connection with the application of the provisions of this Section 8, Grantee acknowledges that Issuer's ability to fund the Section 8 Repurchase Consideration in accordance with the provisions of this Section 8 may be dependant upon the ability of Issuer to obtain the prior approval of the Board of Governors of the Federal Reserve System and applicable provisions of Texas law and that, unless there has been an agreement of the type described in
Section 7(b), Issuer's obligations under this Section 8 do not impose on the Issuer an obligation to otherwise finance the payment of the Section 8 Repurchase Consideration through the incurrence of indebtedness or the issuance of capital instruments or securities by Issuer in either case sufficient in amount to satisfy the payment of the Section 8 Repurchase Consideration. Accordingly, Issuer shall not be deemed to be in breach of this Section 8 if, after making its best efforts to obtain regulatory authorization for a capital distribution required to pay the Section 8 Repurchase Consideration, it is unable to do so.

     9. Quotation: Listing. If the Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the NASDAQ/NMS or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     10. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the Option of the Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of the Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     11. Miscellaneous. (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendments. Any provision of this Agreement may be waived at any time in writing by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement: No Third-Party Beneficiary: Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferee of the Option Shares or any permitted transferee of this Agreement pursuant to Section 11(h)) any rights or remedies hereunder. If any terms, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to Acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Grantee to Acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Alabama without regard to any applicable conflicts of law rules.

     (e) Descriptive Headings. The description headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Issuer to:            T B & T, Inc.
                            Texas Bank & Trust
                            1999 Bryan Street; Suite 100
                            Dallas, Texas 75201
                            Telecopy Number: 214/855-5447

                            Attention: Charles B. Phillips

with a copy to:             Housley Kantarian & Bronstein, PC
                            1220 19th Street NW; Suite 700
                            Washington, DC 20036
                            Telecopy Number: 202/822-0140

                            Attention: Harry W. Kantarian

If to Grantee to:           The Colonial BancGroup, Inc.
                            P.O. Box 1108
                            Montgomery, Alabama 36101
                            Telecopy Number: (334) 240-5069

                            Attention:  W. Flake Oakley, IV
                                     Chief Financial Officer

with a copy to:             William A. McCrary
                            Vice President & Legal Counsel
                            One Commerce Street; Third Floor
                            Montgomery, Alabama 36104
                            Telecopy Number: (334) 240-5326

     (g) Counterparts. This Agreement and all amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief, and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

ATTEST:                                            T B & T, INC.

          By: /s/ LINDA M. BRIDGES                         By: /s/ CHARLES B. PHILLIPS
--------------------------------------------       --------------------------------------------
            Assistant Secretary                                President and Chief
                                                                Executive Officer
[CORPORATE SEAL]
ATTEST:                                            THE COLONIAL BANCGROUP, INC.

           By: /s/ GLENDA ALLRED                           By: /s/ W. FLAKE OAKLEY, IV
--------------------------------------------       --------------------------------------------
            Assistant Secretary                                W. Flake Oakley, IV
                                                             Chief Financial Officer
[CORPORATE SEAL]

                                                                      APPENDIX D

                             HOVDE FINANCIAL, INC.
                    INVESTMENT BANKERS & FINANCIAL ADVISORS

                                October 27, 1998

Board of Directors
TB&T, Inc.
1999 Bryan Street
Dallas, TX 75201

Members of the Board:

     We have reviewed the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 6, 1998 between The Colonial BancGroup ("BancGroup") and TB&T, Inc. (the "TB&T") pursuant to which, among other things, Acquired Corporation shall be merged with and into BancGroup. As is set forth in the Merger Agreement, each share of Acquired Corporation shall be converted into the right to receive .3203 shares of BancGroup (.6406 shares after giving effect to the "Stock Split," as defined in the Merger Agreement"), the "Exchange Ratio."

     Hovde Financial, Inc. ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. Pursuant to a Consulting Agreement dated July 30, 1998 between Acquired Corporation and Hovde, Hovde was engaged to provide its opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the common shareholders of the Acquired Corporation.

     During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of BancGroup and Acquired Corporation, and material prepared in connection with the proposed transaction, including the following: the Merger Agreement; certain publicly available information concerning BancGroup and Acquired Corporation, including consolidated financial statements for each of the three years ended December 31, 1997, as well as available information filed for the two quarterly periods ended March 31, and June 30, 1998 with various regulatory agencies, including the Securities and Exchange Commission and Federal Deposit Insurance Corporation; the nature and terms of recent sale and merger transactions involving banks and bank holding companies that we consider relevant; historical and current market data for the common shares of BancGroup and Acquired Corporation, as appropriate; and financial and any other information provided to us by the management of either BancGroup or Acquired Corporation.

     We also took into account our assessment of general economic, market and financial conditions and our experience in other similar transactions as well as our overall knowledge of the banking industry and our general experience in securities valuations. In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us BancGroup and Acquired Corporation.

     Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Exchange Ratio to be received by the shareholders of Acquired Corporation as described in the Merger Agreement is fair from a financial point of view.

                                          Sincerely,

                                          /s/ HOVDE FINANCIAL, INC.

                                          --------------------------------------
                                          HOVDE FINANCIAL, INC.

              PROXY FOR SPECIAL SHAREHOLDERS MEETING OF TB&T, INC.

    KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned shareholder of TB&T, Inc. ("TB&T"), do hereby nominate, constitute, and appoint, Jack D. Sweet, Charles B. Phillips and Kevin F. Smith, or any one of them (with full power and substitution for me and in my name, place and stead) to vote all the common stock of TB&T standing in my name on its books at the close of business on October 20, 1998 at the Special Meeting of its shareholders to be held at the offices of Texas Bank & Trust, 717 North Harwood Street, Dallas, Texas, on Friday, November 27, 1998 at 8:00 a.m., local time, or any adjournments thereof with all the powers the undersigned would possess if personally present as follows:

    1. To ratify, confirm, approve and adopt an Agreement and Plan of Merger dated as of August 6, 1998 (the "Agreement"), by and between TB&T and The Colonial BancGroup, Inc. ("BancGroup"), with such agreement providing for, among other things, the merger of TB&T with and into BancGroup, with BancGroup to be the surviving corporation. Each outstanding share of TB&T common stock will be converted into common shares of BancGroup in accordance with the terms of the Agreement.

        [ ] FOR                  [ ] AGAINST                  [ ] ABSTAIN

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    This proxy confers authority to vote "FOR" the propositions listed above unless "AGAINST" or "ABSTAIN" is indicated. If any business is presented at said meeting, this proxy shall be voted in accordance with the recommendations of management. All shares represented by properly-executed proxies will be voted as directed.

    The Board of Directors recommends a vote "FOR" the propositions. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and may be revoked prior to its exercise by either written notice or personally at the meeting or by a subsequently-dated proxy.

                                           Date:                          , 1998
                                                --------------------------

                                           -------------------------------

                                           -------------------------------
                                            (Signature of Shareholder(s))
                                           (When signing as Attorney,
                                           Executor, Administrator, Trustee
                                           or Guardian, please give full
                                           title. If more than one Trustee,
                                           all should sign. All joint
                                           owners must sign.)